As filed with the Securities and Exchange Commission on June  26, 2006

Registration No. 333-131937

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 8 TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WINTEGRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	74-2943320
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6850 Austin Center Blvd., Suite 215
Austin, TX 78731
(512) 345-3808

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jacob (Kobi) Ben-Zvi
President and Chief Executive Officer
6850 Austin Center Blvd., Suite 215
Austin, TX 78731
(512) 345-3808

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper, Esq.	Ayal Shenhav, Adv.	Bruce A. Mann, Esq.	Dan Shamgar, Adv.
Allison B. Spinner, Esq.	Noma Floom, Adv.	Craig S. Mordock, Esq.	Michael J. Rimon, Adv.
Wilson Sonsini Goodrich &	Danziger, Klagsbald & Co.	Morrison & Foerster LLP	Meitar Liquornik Geva &
Rosati, P.C.	7 Menahem Begin Street	425 Market Street	Leshem Brandwein
650 Page Mill Road	Ramat Gan, Israel 52521	San Francisco, CA 94105	16 Abba Hillel Rd.
Palo Alto, CA 94304	(972-3) 611-0700	(415) 268-7000	Ramat Gan, Israel 52506
(650) 493-9300			(972-3) 610-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.001 par value	$80,500,000	$8,614

——————

(1)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)

Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 26, 2006.

5,000,000 Shares

Wintegra, Inc.

Common Stock

This is an initial public offering of shares of common stock of Wintegra, Inc.

Wintegra is offering 3,170,000 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 1,830,000 shares. Wintegra will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $12.00 and $14.00. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol “WNTG.”

See “Risk Factors” on page 6 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Wintegra	$	$
Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than 5,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 613,531 shares from Wintegra and an additional 136,469 shares from certain of the selling stockholders at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on             , 2006.

Goldman, Sachs & Co.	JPMorgan
CIBC World Markets	Thomas Weisel Partners LLC

Prospectus dated             , 2006.

Wintegra®

Wintegra's access processor solutions provide essential intelligence for access infrastructure equipment and support the convergence of voice, video, data and wireless services

Voice
Video
Data
Wireless
Radio Access Control Site
Wireless
3G Base Sites
WiMAX Base Sites
VoIP
Core Network
DSL
Central Office
Multi-Service Access
Remote Office
Residential Building
Optical Access
Central Office
Access Routers
Office Building
Customer Premises

The key benefits of our solution are as follows:

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision.  Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Wintegra is a leading provider of access processing semiconductors which enable the delivery of new services in the evolving communications network infrastructure. We integrate our access processors with our networking software to deliver proprietary solutions that provide the essential intelligence, or critical processing functions, for access infrastructure equipment. Our customers use our access processor solutions to rapidly bring to market feature-rich products that meet existing networking requirements as well as support the convergence of voice, video, data and wireless services. We target access infrastructure equipment used in markets such as wireless infrastructure, digital subscriber line, or DSL, optical access, multi-service access, voice over Internet Protocol, or VoIP, and access routers. Our solutions are designed into equipment for many leading communications original equipment manufacturers, or OEMs, such as Carrier Access Corporation, Cisco Systems, Inc., Corecess, Inc., ECI Telecom, Ltd., Fujitsu Limited, Lucent Technologies, Inc., Motorola, Inc., RAD Data Communications, Ltd., Siemens AG, Tellabs, Inc., Zhone Technologies, Inc. (formerly Paradyne Networks, Inc.) and ZyXel Communications Corp.

Changes in the communications industry are creating opportunities for our access processor solutions. Global deregulation is promoting competition to incumbent telecommunications service providers from both new entrants and operators in adjacent industries, such as wireless, satellite and cable television service providers. In addition, end users are increasingly demanding high-speed access services, including voice, video, data and wireless. To address these changes, many service providers are bundling multiple services over converged broadband and wireless connections. This creates the need to manage different types of network traffic and multiple standards, or protocols, while leveraging existing infrastructure. Given the importance of the access network in the implementation of new services, service providers are spending a greater proportion of their capital budgets on their access networks.

The need for OEMs to quickly bring to market access infrastructure solutions that satisfy increasing demand for new services has created an opportunity for semiconductor suppliers that can provide complete, flexible and scalable solutions. We enable OEMs, subsystem manufacturers and ODMs to meet service provider requirements by offering products specifically designed and optimized for access infrastructure equipment. Our access processor solutions integrate our proprietary processor architecture and networking software into a single chip to provide intelligence for access infrastructure equipment. By supporting over 50 communications protocols, our solutions address the requirements of traditional and emerging access network technologies and can be deployed across multiple end markets in the access network.

Since our inception, we have taken an innovative approach to product development by closely coupling our hardware and software development efforts. We believe this approach provides many benefits over conventional solutions used in access infrastructure equipment, such as application-specific standard products, or ASSPs, field programmable gate arrays, or FPGAs, and microprocessors. Below are the key attributes and benefits of our solutions.

•

Proprietary access processor architecture reduces system complexity. By integrating traditionally separate semiconductor devices with our networking software into a single high-performance chip, our solutions aim to reduce design and manufacturing complexity, power consumption, physical space requirements and development, testing and support costs for our customers.

•

Extensive networking software portfolio facilitates migration from traditional to emerging networks. We have developed a portfolio of networking software supporting over 50 traditional and emerging communications protocols. This software enables our customers to offer products that extend the capabilities of service providers’ existing infrastructure, while also addressing the requirements of emerging technologies.

•

Comprehensive access processor solutions enable faster time to market. By combining our highly-integrated access processor architecture, our networking software and our common software interface into a comprehensive solution, we believe we enable our customers to achieve faster time to market relative to conventional solutions such as FPGAs and microprocessors which often require the development of additional networking functions.

•

Common hardware and software platform reduces development costs. Our common hardware and software platform allows our customers to reduce the resources required to develop new products for existing or adjacent markets. We have also designed our platform to be scalable and flexible, enabling customers to upgrade functionality and performance as needed.

Our solutions have some limitations. For example, because our solutions are flexible in nature and are designed to work in many different applications, our solutions may require more external memory devices than competing products serving a more limited set of applications. While we believe our solutions still compare favorably to competing products in terms of overall cost, space and power, in some cases this may limit the extent of our competitive advantage. In addition, the architecture that supports our portfolio of networking software, while flexible, is not always able to support every emerging protocol required. In such cases, we must modify our silicon, which delays how quickly we can meet our customers’ needs.

Our goal is to be the leading supplier of access processor solutions to the communications infrastructure market. To accomplish this goal, we intend to:

•

drive technology leadership through focused development efforts;

•

broaden our presence with existing customers and expand our customer base;

•

increase penetration of existing markets and expand into new markets within access infrastructure;

•

continue to provide differentiated technical support and customer service; and

•

focus on strategic relationships.

We outsource all of our manufacturing, assembly and test functions, enabling us to focus on the design, development, sales and marketing of our solutions.

Our business is subject to numerous risks, which are highlighted in the section entitled “Risk Factors” immediately following this prospectus summary.

As of March 31, 2006, we had 107 employees located in the United States, Israel, Canada and Scotland. Of these employees, approximately 66% were dedicated to research and development.

We were incorporated in Delaware in January 2000. Our principal executive offices in the U.S. are located at 6850 Austin Center Blvd., Suite 215, Austin, TX 78731. Our telephone number is (512) 345-3808. Our website is www.wintegra.com. Information contained in our website is not a part of this prospectus.

Wintegra® and WinPath® are our registered trademarks. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of the respective holders.

The Offering

Shares of common stock offered: By us By the selling stockholders Total	Shares 3,170,000 Shares 1,830,000 Shares 5,000,000

Common stock to be outstanding after this offering	Shares 22,371,973

Use of proceeds

We intend to use the net proceeds from this offering primarily for general corporate purposes, including working capital, sales and marketing and research and development expenditures and, to a lesser extent, capital expenditures. We may also use a portion of the net proceeds to acquire complementary technologies or businesses. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Nasdaq National Market symbol	WNTG

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in our shares of common stock.

The number of shares of common stock to be outstanding after this offering is based on 19,201,973 shares outstanding as of March 31, 2006 after giving effect to the exercise of warrants and the conversion of all outstanding preferred stock into common stock, and including shares of restricted stock for which voting proxies will terminate upon the completion of this offering, and excludes:

•

2,835,308 shares of common stock issuable upon the exercise of outstanding options with exercise prices ranging from $0.20 to $6.28 and a weighted average exercise price of $1.44 per share; and

•

114,887 shares of common stock reserved for future issuance under our 2003 Share Option Plan, and 649,315 additional shares, plus annual increases, reserved for future issuance under our 2006 Equity Incentive Plan.

Except as otherwise indicated, all information in this prospectus assumes or takes into account, as applicable:

•

a one-for-two reverse stock split effected June 23, 2006;

•

no exercise by the underwriters of their option to purchase additional shares of common stock to cover over-allotments;

•

the filing of our amended and restated certificate of incorporation upon completion of this offering;

•

the issuance of 1,308,814 shares of Series C preferred stock upon exercise of warrants that will terminate if not exercised prior to the closing of this offering;

•

the issuance of 108,831 shares of Series B preferred stock upon exercise of warrants that will terminate if not exercised prior to the closing of this offering. These shares of Series B preferred stock convert into 181,812 shares of common stock pursuant to anti-dilution adjustments for price protection;

•

the conversion of 3,850,206 shares of our Series B preferred stock into 6,432,125 shares of common stock pursuant to anti-dilution adjustments for price protection; and

•

the conversion of all outstanding shares of our preferred stock into 13,261,542 shares of our common stock (taking into account the anti-dilution adjustments referenced above) upon completion of this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated statement of operations data for each of the three years in the period ended December 31, 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The actual summary consolidated balance sheet data as of March 31, 2006 and the summary consolidated statement of operations data for the three months ended March 31, 2005 and 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
	(in thousands, except per share data)
				Unaudited	Unaudited
Consolidated Statement of Operations Data:
Revenues:
Products	$3,739	$7,850	$18,789	$3,265	$7,082
Services	737	1,479	805	179	98
Total revenues	4,476	9,329	19,594	3,444	7,180
Cost of revenues:
Products	602	1,444	3,960	768	1,519
Services	322	684	338	70	34
Total cost of revenues	924	2,128	4,298	838	1,553
Gross profit	3,552	7,201	15,296	2,606	5,627
Operating expenses:
Research and development (including stock-based compensation expense of $704, $0, $0, $0 and $49 for the years ended December 31, 2003, 2004 and 2005 and for the three months ended March 31, 2005 and 2006, respectively)	9,027	8,065	8,659	2,122	2,678
Sales and marketing (including stock-based compensation expense of $0, $0, $31, $0 and $21 for the years ended December 31, 2003, 2004 and 2005 and for the three months ended March 31, 2005 and 2006, respectively)	2,730	2,929	4,294	923	1,164
General and administrative (including no stock-based compensation expense for the years ended December 31, 2003, 2004, 2005 and for the three months ended March 31, 2005 and $12 stock-based compensation expense for the three months ended March 31, 2006).	581	688	807	200	264
Total operating cost and expenses	12,338	11,682	13,760	3,245	4,106

Operating income (loss)	(8,786)	(4,481)	1,536	(639)	1,521
Financial expenses, net	361	162	171	66	14
Change in fair value of puttable warrants	—	172	1,171	(32)	745

Net income (loss)	$(9,147)	$(4,815)	$194	$(673)	$762
Net income attributable to preferred stockholders	$—	$—	$(194)	$—	$(762)
Net loss attributable to common stockholders	$(9,147)	$(4,815)	$—	$(673)	$—
Basic and diluted net loss per share of common stock	$(2.33)	$(1.17)	$—	$(0.16)	$—

The following table presents a summary of our consolidated balance sheet data as of March 31, 2006:

•

on an actual basis;

•

on a pro forma basis as adjusted to give effect to (i) the issuance of 1,417,645 shares of Series B and Series C preferred stock upon exercise of warrants that will terminate if not exercised prior to the closing of this offering, (ii) 2,654,900 additional shares issuable pursuant to anti-dilution adjustments, (iii) the conversion of all outstanding shares of our preferred stock into shares of common stock, (iv) the treatment of shares of restricted stock as outstanding shares upon the termination of voting proxies for these shares upon the closing of this offering, and (v) our receipt of net proceeds from our sale of 3,170,000 shares of common stock at an assumed initial public offering price of $13.00 per share, the mid-point of the range on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	As of March 31, 2006
	Actual	Pro Forma As Adjusted
	(in thousands)
	Unaudited
Consolidated Balance Sheet Data:
Cash and cash equivalents	$9,669	$51,198
Short term deposits	2,200	2,200
Working capital	8,868	50,397
Total assets	19,612	61,141
Total liabilities	10,190	10,190
Total stockholders’ equity	9,422	50,951

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment in our common stock, you should carefully consider the following risk factors, in addition to the other information included in this prospectus. If any of the following risks occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business

We incurred operating losses in the past and may not sustain or increase our profitability.

We incurred net losses of approximately $9.1 million and $4.8 million for the years ended December 31, 2003 and 2004, respectively, and net income of $0.2 million and $0.8 million for the year ended December 31, 2005 and for the three months ended March 31, 2006. Despite realizing net income in 2005 and the first quarter of 2006, we may incur losses in the future. For example, we may experience losses in the future as we expand and increase our research and development and sales and marketing activities. The future success of our business will depend on our ability to increase sales of our existing solutions and to continue to develop new technologies. We have a limited record of profitability and we may not continue to be profitable in the future.

The demand for our solutions depends in large part on continued capital spending in the communications equipment industry. A decline in demand, or a decrease or delay in capital spending by service providers, could have a material adverse effect on our results of operations.

Capital spending in the communications equipment industry has in the past, and may in the future, fluctuate significantly based on numerous factors, including:

•

capital spending levels of service providers;

•

competition among service providers;

•

pricing pressures in the communications equipment market;

•

end user demand for new services;

•

service providers’ emphasis on generating revenues from traditional infrastructure instead of migrating to emerging networks and technologies;

•

lack of or evolving industry standards;

•

changes in regulation of communications services; and

•

general economic conditions.

We cannot assure you of the rate, or extent to which, the communications equipment industry will grow, if at all. Demand for our solutions will depend on the magnitude and timing of capital spending by service providers as they extend and migrate their networks. Furthermore, industry growth rates may not be as forecast, resulting in spending on product development well ahead of market requirements. The communications equipment industry from time to time has experienced and may again experience a pronounced downturn. To respond to a downturn, many service providers may be required to slow their capital expenditures, cancel or delay new developments, reduce their workforces and inventories and take a cautious approach to acquiring new equipment and technologies from OEMs, which would have a negative impact on our business. For example, the communications equipment industry experienced a general decline in growth rates in the second half of 2004 as service providers and OEMs utilized excess inventory, which affected our revenue growth during that period. In the future, a failure of the communications industry to grow as anticipated, a decrease or delay in capital spending or a downturn in the communications industry may cause our operating results to fluctuate from period to period, which also may tend to increase the volatility of the price of our common stock and harm our business.

Because we currently derive substantially all of our revenues from sales of our access processor solutions, any decline in demand for these solutions could severely harm our ability to generate revenues.

We currently derive substantially all of our revenues from sales of our access processor solutions. As a result, we are particularly vulnerable to fluctuations in demand for our solutions, whether as a result of competition, product obsolescence, consumer preferences, technological changes or other factors. If demand for our access processor solutions were to decline significantly or fail to increase, it would harm our ability to generate revenues, and we could incur substantial losses.

Sales of solutions to the DSL market have represented a significant portion of our revenues to date, and any deterioration in demand for DSL solutions would adversely affect our results of operations.

We currently sell our access processor solutions for deployment in the wireless infrastructure, DSL, optical access, multi-service access, VoIP and access router markets. Sales to the DSL market represented 37% of our revenues in 2003, 45% of our revenues in 2004, 58% of our revenues in 2005 and 45% for the first quarter of 2006. We anticipate that sales to the DSL market will decline as a percentage of revenues from 2005 to 2006 but that this market will continue to be our largest end market in 2006. As a result, any significant deterioration in demand for our DSL solutions would adversely affect our results of operations.

Our efforts to expand our sales to other access infrastructure markets may not result in significant revenues and may cause our profit margins to decline.

Part of our business strategy is to expand into new areas and increase our sales to the wireless infrastructure, optical access, multi-service access, VoIP and access router markets. We may expand through internal development efforts, through acquisitions of companies or technologies, or a combination of these methods. Our efforts may not result in sales that are sufficient for us to recoup our investment, and we may experience higher costs than we anticipated. For example, we may not be able to manufacture our solutions at a competitive cost, may need to rely on new suppliers or may find that the development efforts are more costly or time consuming than we had anticipated. Our solutions may support technologies that are not widely adopted. If we choose to enhance capabilities by acquiring another company, we may not be able to integrate the other company successfully into our operations, which may mean that we have difficulty retaining employees from the acquired company or integrating its technology into our products. We may have difficulties entering markets where competitors have strong market positions. We may be unsuccessful in having our solutions designed into products for these markets or we may need to lower our prices to win new business, which could lower our gross margins.

Our limited operating history makes evaluation of our business difficult.

We were incorporated in January 2000 and began shipping prototypes of our products in the fourth quarter of 2001. We initiated commercial shipment of our solutions in the third quarter of 2002. Our limited operating history will make it difficult for investors to evaluate our business and future operating results. You must consider our business and prospects in light of the risks and difficulties we may face as an early stage company with a limited operating history. These risks and difficulties include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to develop and sell our solutions and evaluate our business strategies compared to companies with longer operating histories. If our operating results do not meet the expectations of securities analysts or investors for any quarter or other reporting period, the market price of our common stock may decline. Fluctuations in our operating results may be due to a number of factors, including, but not limited to, those identified throughout this “Risk Factors” section. As a result, you should not rely on quarter to quarter comparisons of our operating results as an indicator of future performance.

Our sales are subject to a competitive selection process that can be lengthy and requires us to incur significant expense, and we ultimately may not be selected.

We compete in bid selection processes to achieve “design wins,” which refer to the inclusion of our access processor solutions in our customers’ products under development. These selection processes can be lengthy and can require us to incur significant design and development expenditures. We may not win competitive selection processes and may not generate revenue despite incurring significant design and development expenditures. Because the life cycles for our customers’ products can last several years and changing suppliers involves significant cost, time, effort and risk, our failure to win a competitive bid can result in our foregoing revenues from a given customer’s product line for the life of that product. In addition, design opportunities may be infrequent or may be delayed based on a number of factors, including delays in service providers’ migration from traditional to emerging networks. For example, design opportunities in the 3G wireless infrastructure market were delayed significantly in 2002 and 2003. Failure to achieve design wins could result in lost sales and hurt our prospects for future competitive selection processes because we may not be perceived as a technology leader.

Even after we achieve a design win, a customer may decide to cancel or change its product plans, or may fail to commercialize its products, either of which could cause us to fail to generate sales from a particular solution and adversely affect our results of operations.

Even after we receive a design win, our customers frequently place considerable pressure on us to meet their often compressed development schedules. Accordingly, we may have to devote a substantial amount of our limited resources to these relationships, which could detract from or delay our completion of other important projects. Our customer may not release into full production its product incorporating our solution until it has been validated by its service provider customer. After we secure a design win, our customers and the service providers typically require twelve to eighteen months to develop and test our customers’ products and commence production. However, these processes can sometimes last up to three years. The length of these processes can vary and is affected by a number of factors, including customer priorities, customer budgets, regulatory issues affecting communication equipment providers and unforeseen technical issues associated with the customer’s product design.

Due to this lengthy sales cycle, we may experience significant delays from the time we increase our operating expenses and make investments in inventory until the time that we generate revenue from these solutions. A delay or cancellation of a customer’s plans could significantly adversely affect our financial results, as we may have incurred significant expense and generated no revenue. From time to time, we have experienced changes and cancellations in the purchase plans of our customers. These changes and cancellations may be influenced by a number of factors, including market conditions and changes in a customer’s strategic focus due to an acquisition by or sale of the customer. Finally, if our customers fail to successfully market and sell their products, it could materially adversely affect our business, financial condition and results of operations as the demand for our solutions declines.

If we do not successfully negotiate additional agreements for the development of our next-generation access processor solutions, our future growth and results of operations could suffer.

We are in the process of developing our next-generation access processor solutions, WinPath2. Texas Instruments currently provides us with certain engineering services relating to the design and implementation of these solutions. We are in the process of negotiating a definitive agreement with Texas Instruments in accordance with a binding proposal that we accepted in June 2005. This agreement is expected to set forth the obligations of Texas Instruments and provide us with sub-licenses to third party technologies necessary for the development of WinPath2. If we do not enter into this agreement with Texas Instruments in a timely manner or on terms favorable to us, our revenues may not grow as anticipated and our results of operations may be harmed.

Because we depend on a relatively small number of customers for a substantial portion of our revenues, a significant decline in shipments to or loss of a key customer or our failure to attract new significant customers could adversely impact our revenues and harm our business.

To date, we have derived a substantial portion of our revenues from a relatively small number of customers. Sales to our top five customers represented 57% of our revenues in 2005. A number of factors could cause our customers to cancel or defer purchases of our solutions, including interruptions in their operations due to a downturn in the communications equipment industry or delays in manufacturing their own product offerings into which our solutions are incorporated. Our customers could cease purchasing our solutions with little or no notice to us without significant penalty. The loss of any significant customer, a decline in business with any significant customer or the cancellation or deferral of purchases of our solutions by a significant customer would cause our revenues to decline materially if we are unable to increase our revenues from other customers.

We base orders for inventory on our forecasts of our customers’ demand. If our forecasts are inaccurate, our financial condition and results of operations will suffer.

We place orders with our suppliers based on our forecasts of our customers’ demand, which is difficult to predict. An increasing number of our customers rely on contract manufacturers, which decreases our visibility into the inventory positions of our customers and makes it more difficult to predict demand for our solutions.

Our forecasts are based on multiple assumptions, each of which may introduce errors into our estimates. Because our solutions are designed for particular markets, we must estimate customer demand for each market. If we underestimate customer demand, we may forego revenue opportunities, lose market share and damage our customer relationships. In the past, we have underestimated demand for some of our customer programs, which required us to carefully manage our production schedules. Conversely, if we overestimate customer demand, we may incur manufacturing costs for devices that we may not be able to sell when we expect to or at all. As a result, we would have excess or obsolete inventory, resulting in a decline in the value of our inventory, which would increase our cost of revenue. Our failure to accurately manage inventory against demand would adversely affect our financial condition and results of operations.

The average selling prices for our access processor solutions have declined and are likely to continue to decline, which could harm our results of operations.

The average selling prices of our access processor solutions have declined, and, consistent with industry trends, we anticipate that they will continue to decline. We cannot predict the timing of, or the amount of, any decline in the average selling prices. Our limited operating history makes forecasting average selling prices more difficult. If we are unable to decrease per unit manufacturing costs faster than the rate at which average selling prices continue to decline, or if we are unable to introduce new products, our business, financial condition and results of operations will be seriously harmed.

We rely on Taiwan Semiconductor Manufacturing Company, Ltd., or TSMC, to manufacture and Advanced Semiconductor Engineering, Inc., or ASE, to assemble and test our current solutions. If we fail to secure and maintain sufficient capacity with these subcontractors and fail to secure alternative sources, we may be unable to meet our customers’ demand on a timely basis, which would negatively impact our market share and operating results.

We are a fabless semiconductor company in that we do not own or operate a fabrication or manufacturing facility. TSMC manufactures and ASE assembles and tests all of our access processor solutions currently in production. We do not have agreements with TSMC or ASE that provide for guaranteed capacity. If the semiconductor market enters a period of high demand, these subcontractors may reduce capacity allocated to us. In addition, we may experience similar delays due to technical and quality control problems or any damage, power outages, financial difficulties or any other disruptions at our contractors’ facilities or those of their suppliers. For example, in 2005, a fire at a company that supplies substrates to ASE required us to carefully manage our production schedules to prevent direct impact to our customers. In the future, if any of these events occurs, we may be unable to meet our customer demand on a timely basis, or at all, and may need to successfully qualify an alternative facility in a timely manner in order to not disrupt our business. We expect it could require several months or more to qualify a new facility or process before we can begin shipping solutions. If we cannot accomplish this qualification in a timely manner, we would experience a significant interruption in supply to our customers. If we are unable to secure sufficient capacity at our subcontractors’ existing facilities, or in the event of a closure or significant delay at any of these facilities, our relationships with our customers would be harmed and our market share and operating results could suffer as a result.

We do not have long-term pricing agreements with our subcontractors. Our pricing terms are typically determined on an annual basis. If our subcontractors’ pricing increases, or does not decrease relative to our average selling prices, and we are unable to pass along such costs to our customers, our operating results would be adversely affected.

If we cannot maintain our strategic relationships, or if our strategic relationships do not enable us to develop more effective solutions, our revenue may fail to increase.

We have strategic development and marketing relationships with companies such as Texas Instruments Incorporated, PMC-Sierra, Inc., Ikanos Communications, Inc. and picoChip Designs Limited. Our joint development and other activities with these companies are generally intended to enable us to offer a more complete system solution. For example, we are working with Texas Instruments and PMC-Sierra to provide reference platforms in our various markets. We have agreements with Texas Instruments and PMC-Sierra but we have not entered into agreements with Ikanos or picoChip. Even though we have strategic relationships with these companies, they are not obligated to continue to work with us. If our strategic relationships do not accomplish our intended goals, we may be unable to compete effectively and our revenue may fail to increase. For a description of our agreements with Texas Instruments see “Certain Relationships and Related Party Transactions—Agreements with Texas Instruments” and for a description of our agreement with PMC-Sierra see “Business—Intellectual Property.”

We face intense competition in the semiconductor industry, which could negatively impact our revenue.

The markets in which we compete are highly competitive and are characterized by rapid technological change, evolving industry standards, often lengthy product life cycles and price erosion.

We face competition from many semiconductor companies in the markets we serve. We compete with application-specific standard products, or ASSPs, which include network processors, application-specific integrated circuits, or ASICs, field programmable gate arrays, or FPGAs, microprocessors and combinations of the above, which has resulted and may continue to result in declining average selling prices for our solutions. We believe we primarily compete with Agere Systems, Inc. and Freescale Semiconductor, Inc. We also face competition from Applied Micro Circuits Corp., Broadcom Corp., Conexant Systems, Inc., Infineon Technologies AG, Intel Corp. and Mindspeed Technologies, Inc. In addition, we compete with the in-house capabilities of communications OEMs who develop ASICs and FPGAs which are often used in combination with third party microprocessors.

We expect competition to continue to increase in all of our markets, and new competitors may emerge over time as these markets mature. To remain competitive, our access processor solutions must, among other things:

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enable our customers to reduce time to market;

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achieve optimal product performance;

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provide flexibility to respond to changing system requirements;

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be cost-effective; and

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be supported by a high level of customer service and technical support.

Some of our competitors operate their own fabrication facilities, have longer operating histories and presence in key markets, greater name recognition, larger installed customer bases and greater financial resources than we have. They may be able to introduce new technologies, respond more quickly to changing customer requirements or devote greater resources to the development, marketing and sale of their products than we can. Furthermore, in the event of a manufacturing capacity shortage, these competitors may be able to manufacture products when we are unable to do so. We cannot assure you that we will be able to compete successfully against current or new competitors, in which case we may lose market share in our existing markets and our revenue may fail to increase or may decline.

Due to the cyclical nature of the semiconductor industry, our operating results may fluctuate significantly, which could adversely affect our business and the market price of our common stock.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, product obsolescence and price erosion, evolving technical standards, short product life cycles and wide fluctuations in product supply and demand. The industry has experienced significant downturns which are often characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. These factors could cause substantial fluctuations in our revenues and in our operating results. Any downturns in the semiconductor industry may be severe and prolonged, and any failure of the market to fully recover from downturns could harm our business. The semiconductor industry also periodically experiences unforeseen increases in demand, often resulting in production capacity constraints. If we are unable to secure sufficient manufacturing capacity to respond to any increase in demand, we may not be able to fulfill our customers’ orders, which could adversely affect our revenues and customer relationships. Accordingly, our operating results may vary significantly as a result of the general conditions in the semiconductor industry, which could cause our stock price to decline.

We have experienced rapid growth, and if we cannot adequately manage our growth, our results of operations will suffer.

Our business has grown very rapidly. We were incorporated in January 2000 and initiated commercial shipments of our access processor solutions into production in the fourth quarter of 2002. Our revenues increased from $4.5 million in 2003 to $9.3 million in 2004 and to $19.6 million in 2005. Our growth has strained our management, operational and financial resources. In order to meet anticipated demand for our solutions, we will need to continue to add personnel, including additional sales and marketing, research and development and technical support personnel. We expect to continue to grow, which is likely to place continued strain on our resources and will require us to incur additional expenses before experiencing a commensurate increase in revenues. Failure to effectively manage our future growth could harm our results of operations.

If we fail to secure or protect our intellectual property rights, other persons or entities may be able to use our technologies, which could weaken our competitive position, reduce our revenue or increase our costs.

Our success will depend, in part, on our ability to protect our intellectual property. We rely on a combination of patent, copyright, trademark, trade secret and other intellectual property laws and confidentiality, non-disclosure and assignment of inventions agreements, as appropriate, with our employees, consultants and customers, to protect and otherwise seek to control access to, and distribution of, our intellectual property and proprietary information. As of March 31, 2006, we had filed three patent applications in the United States and had one granted patent in Taiwan. It is possible that other persons or entities may have been issued patents or filed patent applications with respect to components of our access processor technology. The process of seeking patent protection can be long and expensive and there can be no assurance that existing or future patent applications will result in patents being issued, or that existing patents or any patents that may be issued as a result of existing or future applications will provide meaningful protection or commercial advantage to us. Patent applications are often published as part of the patent application process, even if such applications do not issue as patents. When published, such applications will become publicly available and proprietary information disclosed in the application will become available to others. In addition, we do not know whether any patents will be upheld as valid or proven enforceable against alleged infringers or if they will prevent the development of competitive products or services. As a result, we may not be able to prevent others from entering the access processor market.

While we are not currently aware of misappropriation of our existing technology, policing misappropriation of our technology is difficult and the steps we have taken may not prevent misappropriation or unauthorized use of our technologies, particularly in foreign countries where we have not applied for patent protections and, even if such protections were available, the laws may not protect our proprietary rights as fully as U.S. or Israeli law. For example, we may sell our solutions in countries such as China whose laws do not provide for strong protection of intellectual property rights. If competitors misappropriate our technology and we are not adequately protected, our competitive position could be harmed and our legal costs could increase.

We have also developed technical knowledge, which, although not patented, we consider to be significant in enabling us to compete. However, the proprietary nature of such knowledge may be difficult to protect. We generally enter into agreements with our employees and consultants who are involved in our research and development activities or who have access to any of our proprietary information prohibiting these individuals from disclosing such proprietary information. These agreements may not provide meaningful protection of our proprietary information in the event of unauthorized use or disclosure of this information, nor in the event of a competing claim to this technology by a previous employer of any of our employees or consultants. Furthermore, in the absence of patent protection, we may be exposed to competitors who independently develop the same or similar technology or gain access to our knowledge.

We, like other companies in the semiconductor industry, may aggressively protect and pursue our intellectual property rights. To protect our rights, we may file suit against parties whom we believe are infringing or misappropriating our intellectual property rights. These measures may not be adequate to protect our technology from third party infringement or misappropriation. These lawsuits, moreover, may be costly and may divert management’s attention away from day to day operations. In addition, we may not prevail in these lawsuits. If any party infringes upon or misappropriates our intellectual property rights, this infringement or misappropriation could materially adversely affect our competitive position.

We may be subject to claims of infringement of third party intellectual property rights or demands that we license third party technology or claims for indemnification, which could result in significant expense and loss of our intellectual property rights.

The semiconductor industry is characterized by the vigorous pursuit and protection of intellectual property rights. We have not undertaken a comprehensive review of the rights of third parties in our field. From time to time, third parties may assert against us their patent, copyright, trademark, trade secret and other intellectual property rights. Any claims that our access processor solutions infringe the rights of third parties, regardless of their merit or resolution, could be costly and divert the efforts and attention of our management and technical personnel. We may not prevail in such proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If such proceedings result in an adverse outcome, we could be required to:

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pay substantial damages including treble damages if we were held to have willfully infringed;

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cease the manufacture, use, importation, offering for sale or sale of the infringing technology or processes;

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expend significant resources to develop non-infringing technology or processes;

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obtain a license from a third party, which may not be available on commercially reasonable terms, or may not be available at all; or

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lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property against others.

In addition, any claims that our access processor solutions infringe the rights of third parties, regardless of their merit or resolution, could also include a claim against our manufacturing subcontractors and customers, which could trigger certain indemnification obligations. In any potential dispute involving intellectual property, our manufacturing subcontractors and customers could also become the target of intellectual property litigation. It is also possible that these or any other relevant patent holder may file claims against certain of our customers which may lead these customers to seek indemnification from us. As is standard practice in our industry, we often indemnify our customers for intellectual property claims made against them for products incorporating our technology. Accordingly, any litigation could trigger technical support and indemnification obligations in some of our agreements.

In this regard, on June 21, 2005, QPSX Developments 5 PTY LTD sued Juniper Networks, Inc., Nortel Networks, Inc., Lucent Technologies, Inc., Cisco Systems, Inc. and Alcatel USA, Inc. in the Eastern District of Texas, Marshall Division. QPSX has alleged that each of the defendants infringe U.S. Patent No. 5,689,499, referred to as the ’499 Patent, entitled “Method and Apparatus for Managing the Statistical Multiplexing of Data in Digital Communications Networks.” On May 25, 2006, we received a letter from Cisco informing us that some of Cisco’s accused products incorporate one of our ATM networking products, and requesting that we indemnify Cisco for any accused Cisco product which incorporates this product. At this time, we have not agreed to indemnify Cisco with regard to this litigation. However, there can be no assurances that we will not be required to indemnify Cisco for any judgment of infringement against it and for its legal fees in defending the action brought by QPSX nor can there be any assurance that Cisco will not sue us for indemnification or for breach of express or implied warranties that products sold by us do not infringe any third party’s intellectual property rights. In addition, there can be no assurance that QPSX will not assert claims of infringement of the ’499 patent or other patents against us or our other customers. We have not received a request for indemnification from any of the other defendants in the QPSX litigation, although Nortel, Lucent and Alcatel have purchased our ATM networking products. However, there can be no assurance that these customers will not seek indemnification from us or claim a breach of warranty. The results of any litigation matter are inherently uncertain and there can be no assurance that some or all of our products will not ultimately be determined to infringe the ’499 patent. We may be required to devote significant management time and resources in connection with claims of infringement or for indemnification or breach of warranty, and our relationships with our customers may be adversely affected, whether or not any such claims are resolved in our favor. An adverse outcome with respect to any such claim of infringement, indemnification or breach of warranty could have a material adverse impact on our business, operating results and financial condition.

Our products also contain technology provided to us by third parties, such as microprocessor cores from MIPS Technologies International AG, or MIPS Technologies, I2C and UART technologies from Palmchip Corporation, Ethernet logic technology from Mentor Graphics Corporation, and memory modules from Virage Logic Corporation. Because we did not develop such technology ourselves, we may have little or no ability to determine in advance whether such technology infringes the intellectual property rights of a third party. The third parties who have provided this technology to us may not be required to indemnify us in the event that a claim of infringement is asserted against us, or they may be required to indemnify us only up to a maximum amount, above which we would be responsible for any further costs or damages.

Any of the foregoing results could have a material adverse effect on our business, financial condition and results of operations.

Any claims that our access processor solutions infringe the rights of third parties, regardless of their merit or resolution, could also include a claim against our manufacturing subcontractors and customers, which could trigger certain indemnification obligations.

In any potential dispute involving intellectual property, our manufacturing subcontractors and customers could also become the target of intellectual property litigation. It is also possible that these or any other relevant patent holder may file claims against certain of our customers which may lead these customers to seek indemnification from us. As is standard practice in our industry, we often indemnify our customers for intellectual property claims made against them for products incorporating our technology. Accordingly, any litigation could trigger technical support and indemnification obligations in some of our agreements. To date, except for Cisco’s claim for indemnification under the provisions of an existing customer agreement described in the preceding risk factor (for which we have not conceded any liability to date), none of our other customers has made an indemnification claim against us. Any indemnification claim could result in substantial costs to us and could adversely affect our relationships with our customers.

If we fail to keep pace with technological advances in our industry or if we pursue technologies that do not become commercially accepted, our business, financial condition and results of operations may be adversely affected.

The communications equipment industry into which our solutions are sold is characterized by intense competition, rapid technological change, frequent product introductions and improvements, evolving industry standards and changes in customer and end user requirements. Technology is an important component of our business and growth strategy, and our success depends to a significant extent on the development, implementation and acceptance of new designs and improvements. Our ability to develop solutions and related technologies to meet evolving industry requirements and at prices acceptable to our customers will be significant factors in determining our competitiveness in our target markets.

We are currently developing our next-generation access processor solutions. Delays in completing the development and introduction of solutions that address new customer requirements and markets could cause our revenues to fail to increase as anticipated or to decline. In order to successfully design, develop and introduce new solutions on a timely basis, we must maintain a close dialogue with our customers in order to anticipate their needs and ensure interoperability of our solutions and the products of our customers into which our solutions will be incorporated. We also must rely heavily on the judgment of our management to anticipate future market trends. Other access technologies not addressed by our solutions may become more widely accepted. If we fail to adequately predict our customers’ needs and technological advances, we may invest heavily in research and development of solutions that do not lead to significant revenue, or we may fail to invest in technology necessary to meet our customers’ demands.

Sales mix may adversely affect our profitability over time.

Our solutions range in terms of the margins they generate. A change in sales mix could materially impact our operating results. Increased sales of our lower margin products may cause our margins to decrease and adversely affect our profitability.

We rely on third party technologies for the development of our access processor solutions and our inability to use such technologies in the future would harm our ability to remain competitive.

We rely on third parties for technologies that are integrated into our access processor solutions, such as a microprocessor core from MIPS Technologies, I2C and UART technologies from Palmchip Corporation, Ethernet logic technology from Mentor Graphics Corporation, and memory modules from Virage Logic Corporation. If we are unable to continue to use or license these technologies on reasonable terms, or if these technologies fail to operate properly, we may not be able to secure alternatives in a timely manner and our ability to remain competitive would be harmed. In addition, if we are unable to successfully license technology from third parties to develop future solutions, we may not be able to develop such solutions in a timely manner or at all.

Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business, fluctuations in currency exchange rates and other factors related to our international operations.

Our sales to the EMEA region, mainly in Europe and in Israel, accounted for approximately 31%, 40%, 32% and 52% of our revenues in 2003, 2004, 2005 and in the three months ended March 31, 2006, respectively. Our sales in Israel, included in the EMEA region, accounted for approximately 14%, 22%, 12% and 15% of our revenue in 2003, 2004, 2005 and in the three months ended March 31, 2006, respectively. We anticipate that a significant amount of our revenue will continue to be represented by sales to customers in the EMEA region. Our largest office and research and development facilities are located in Israel, and all of our sales are generated through our wholly owned subsidiary in Israel, Wintegra Ltd. Operations in Israel accounted for a majority of our operating expenses in each of the last three years. Our sales to the Asia Pacific region accounted for approximately 24%, 15%, 11% and 5% of our revenue in 2003, 2004, 2005 and in the three months ended March 31, 2006, respectively. We anticipate that a significant amount of our revenue will continue to be represented by sales to customers in this region. Increased instability in the Middle East or Asia Pacific region may adversely impact the desire of our employees and customers to travel, as well as the reliability and cost of transportation, which in turn would harm our business. Risks we face in conducting business internationally include:

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political, social and economic instability, including terrorist acts;

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exposure to different legal standards, particularly with respect to intellectual property in countries such as China;

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less favorable payment terms and practices in some of the countries in the Asia Pacific region;

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natural disasters and public health emergencies;

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fluctuations in currency exchange rates;

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trade and travel restrictions;

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the imposition of governmental controls and restrictions or unexpected changes in regulatory requirements;

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burdens of complying with a variety of foreign laws;

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import and export license requirements and restrictions of the United States and other countries in which we operate;

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evolving foreign technical standards;

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changes in tariffs;

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difficulties in staffing and managing international operations;

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difficulties in collecting receivables from foreign entities or delayed revenue recognition;

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periods of seasonal slowness during the summer months when many of our European customers are less active; and

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potentially adverse tax consequences.

Specifically, in Israel, we face risks related to the political, economic and military conditions. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel, could adversely affect our operations and product development, cause our revenues to decrease and adversely affect the share price of publicly traded companies having operations in Israel, such as us. In addition, we may not be able to do business with companies in countries that do not have diplomatic relationships with Israel or impose other legal restrictions on business with Israeli entities.

In addition, we face risks associated with political tensions between countries in the Asia Pacific region, potentially reduced protection for intellectual property rights, government-fixed foreign exchange rates, relatively uncertain legal systems and developing telecommunications infrastructures. In addition, some countries in this region, such as China, have adopted laws, regulations and policies which impose additional restrictions on the ability of foreign companies to conduct business in that country or otherwise place them at a competitive disadvantage in relation to domestic companies.

We prepare our financial statements in U.S. dollars. Substantially all of our revenues and a majority of our cost of revenues are denominated in U.S. dollars but we pay a majority of our operating expenses in New Israeli Shekels, or NIS, and other currencies. Changes in exchange rates will result in increases or decreases in our costs and earnings and may also affect the book value of our assets. To the extent we sell our products in foreign markets, currency fluctuations may cause our solutions to become too expensive for foreign customers. For example, some of our customers in Europe pay us in U.S. dollars but then sell their products for euros. If the euro is devalued against the U.S. dollar, our solutions will become more expensive for these customers.

The facilities that manufacture, assemble and test our products, and many of our customers and their service provider customers, are located in regions that are subject to earthquakes and other natural disasters.

The subcontractors’ facilities that currently manufacture, assemble and test our products are located in Taiwan. Many of our customers also operate manufacturing facilities in the Asia-Pacific region, and many of their service provider customers are also located in this region. The Asia-Pacific region has experienced significant earthquakes in the past and could be subject to additional seismic activities. Any earthquake or other natural disaster in these areas could significantly disrupt these companies’ production capabilities, impact prices and result in our experiencing a significant delay in delivery, or substantial shortage of wafers for our solutions. In addition, any disruption in the operations of our customers and their service provider customers could also decrease demand for our solutions.

We rely on third party sales representatives to assist in selling our solutions, and the failure of these representatives to perform successfully could reduce our future sales.

Third party sales representatives enhance our sales and marketing efforts by sourcing sales opportunities and assisting our internal sales and marketing teams in competing for design wins. Third party sales representatives also assist in the sales forecasting and relationship management processes. We are unable to predict the extent to which our third party sales representatives will be successful in marketing and selling our solutions. Our third party sales representatives may terminate their relationships with us at any time and could commence the marketing and sale of competing products. Our future performance will also depend, in part, on our ability to attract additional third party sales representatives that will be able to market and support our solutions effectively, especially in markets in which we have not previously distributed our solutions extensively. If we cannot retain our current third party sales representatives or recruit additional or replacement third party sales representatives, our sales and operating results could be harmed.

Because many of our current and planned solutions are highly complex, they may contain defects or errors that are detected only after deployment in commercial applications. Moreover, our customers may bundle our solutions with the products of other providers that contain defects that are wholly unrelated to our solutions. In either instance, if this occurs, it could harm our reputation and result in reduced revenues or increased expenses.

Our solutions are highly complex and may contain undetected defects, errors or failures. These solutions can only be fully tested when deployed in commercial applications and other equipment. Consequently, our customers may discover errors after the solutions have been shipped. The occurrence of any defects, errors or failures could result in:

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product returns, repairs or replacements;

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cancellation of orders;

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diversion of our resources;

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legal actions by our customers or our customers’ end users;

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increased insurance costs; and

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other losses to us or to our customers or end users.

Any of these occurrences could also result in the loss of or delay in market acceptance of our solutions and loss of sales, which would harm our business and adversely affect our results of operations. We have from time to time experienced defects in our solutions and expect to experience defects in the future. We may in the future incur costs associated with warranty claims. Because the trend in our industry is moving toward even more complex solutions in the future, this risk will intensify over time and may result in increased expenses.

In addition, our customers may bundle or incorporate our solutions into complex systems that contain errors or defects that are wholly unrelated to our solution. Such occurrences may result in undue delays or cancellations of the implementation of our customers’ bundled products and services. In such cases, our reputation could be harmed and our results of operations could be adversely affected, which could result in reduced revenues or increased expenses.

We may be unable to attract, retain and motivate key senior management and technical personnel, which could harm our development of technology and ability to be competitive.

Our future success depends to a significant extent upon the continued service of our key personnel, including Jacob (Kobi) Ben-Zvi, our co-founder and Chief Executive Officer, Robert O’Dell, our co-founder and Executive Vice President of Marketing and Business Development, and our other senior executives and key technical personnel. We do not have long-term employment agreements with these executives or any other key employees. The loss of the services of Mr. Ben-Zvi, Mr. O’Dell or other senior management or technical personnel could harm our business. If our business continues to grow, we will need to hire additional qualified research and development, sales and marketing and managerial personnel to succeed. The process of hiring, training and successfully integrating qualified personnel into our operations is a lengthy one. The market for the qualified personnel we require is very competitive because of the limited number of people available with the necessary technical and sales skills and understanding of our solutions and technology. Our failure to hire and retain qualified employees could cause our revenues to decline and impair our ability to meet our research and development and sales objectives. Stock options generally comprise a significant portion of our compensation packages for all employees, and the expected volatility in the price of our common stock may make it more difficult for us to attract and retain key employees, which could harm our ability to increase sales of our solutions and continue to develop competitive solutions.

We may be materially affected by the RoHS directives.

The European Union has finalized the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, or RoHS directive, which bans the use of certain hazardous materials including lead, mercury, cadmium, chromium, and halogenated flame-retardants. Certain of our access processor solutions include components that contain lead. Under the RoHS directive, our components which are placed on the market in the European Union after July 1, 2006 will have to meet the required standards and any products which do not meet the standards may be prohibited from sale. We cannot assure you that compliance with RoHS will not have a material adverse effect on our financial condition or results of operations.

Unanticipated changes to our tax rates or exposure to additional income and other tax liabilities could affect our future operating results.

Our future effective tax rates could be favorably or unfavorably affected by unanticipated changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws or their interpretation. We regularly assess the potential outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. There can be no assurance that the outcomes from such examinations will not have an effect on our operating results and financial condition.

Under current U.S. and Israeli law, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We have entered into non-competition agreements with all of our employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. Under current U.S. and Israeli law, we may be unable to enforce these agreements, and it may be difficult for us to restrict our competitors from gaining the expertise our former employees gained while working for us. For example, Israeli courts have recently required employers seeking to enforce non-competition agreements of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or its intellectual property. If we cannot demonstrate that harm would be caused to us, we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

We may acquire complementary businesses or technologies or engage in joint ventures or other transactions that may expand our business. These transactions could divert our resources, cause dilution to our stockholders and adversely affect our results of operations.

We may acquire additional complementary businesses or technologies or engage in joint ventures or other transactions in an effort to expand our business. We have not made any acquisitions to date and our management has not had any experience making acquisitions or integrating acquired businesses. Negotiating potential acquisitions or integrating newly acquired businesses, products or technologies into our business could divert our management’s attention from other business concerns and could be expensive and time consuming. Acquisitions could expose our business to unforeseen liabilities or risks associated with entering new markets. In addition, we might lose key employees while integrating new businesses. Consequently, we might not be successful in integrating any acquired businesses, products or technologies, and might not achieve anticipated sales and cost benefits. In addition, future acquisitions could result in customer dissatisfaction, performance problems with an acquired company, or issuances of equity securities that cause dilution to our existing stockholders. Furthermore, we may incur contingent liability or possible impairment charges related to goodwill or other intangible assets or other unanticipated events or circumstances, any of which could harm our results of operations.

Risks Related to Our Operations in Israel

Potential political, economic and military instability in Israel, where the majority of our senior management and our research and development facilities are located, may adversely affect our results of operations.

Our largest office and research and development facilities are located in Israel, and all of our sales are generated through our wholly owned subsidiary in Israel, Wintegra Ltd. Operations in Israel accounted for a majority of our operating expenses in each of the last three years. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel, could adversely affect our operations and product development, cause our revenues to decrease and adversely affect the share price of publicly traded companies having operations in Israel, such as us. Although Israel has entered into various agreements with Egypt, Jordan and the Palestinian Authority, there has been an increase in unrest and terrorist activity, which began in September 2000 and has continued with varying levels of severity into 2006. The recent election of representatives of the Hamas movement to a majority of seats in the Palestinian Legislative Council may create additional unrest and uncertainty. Furthermore, several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel increase. These restrictions may limit materially our ability to sell our solutions to companies in these countries.

Our operations may be disrupted by the obligations of our personnel to perform military service.

Many of our male employees in Israel, including two members of senior management, are obligated to perform up to one month (in some cases more) of annual military reserve duty until they reach age 45 and, in emergency circumstances, could be called to active duty. In response to the increase in terrorist activity and the Palestinian uprising, there have been since September 2000 occasional call-ups of military reservists, and it is possible that there will be additional call-ups in the future. Our operations could be disrupted by the absence of a significant number of our employees related to military service or the absence for extended periods of one or more of our key employees for military service. Such disruption could materially adversely affect our business and results of operations.

Because a majority of our revenues and cost of revenues are denominated in U.S. dollars but a substantial portion of our operating expenses are incurred in New Israeli Shekels, or NIS, our results of operations may be seriously harmed by currency fluctuations.

A majority of our revenues and cost of revenues are denominated in U.S. dollars but a substantial portion of our expenses are incurred in NIS. As a result, we are exposed to risk to the extent that the inflation rate in Israel exceeds the rate of devaluation of the NIS in relation to the U.S. dollar or if the timing of these devaluations lags behind inflation in Israel. In that event, the U.S. dollar cost of our operations in Israel will increase and our U.S. dollar-measured results of operations will be adversely affected. To the extent that the value of the NIS increases against the dollar, our expenses on a dollar cost basis increase. We cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation of the NIS against the U.S. dollar. The Israeli rate of inflation (deflation) amounted to (1.9)%, 1.2% and 2.4% for the years ended December 31, 2003, 2004 and 2005. If the U.S. dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected. Our operations also could be adversely affected if we are unable to guard against currency fluctuations in the future. The NIS revaluation (devaluation) in relation to the U.S. dollar amounted to (7.6)%, (1.6)% and 6.8% for the years ended December 31, 2003, 2004 and 2005. To date, we have not engaged in hedging transactions. In the future, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the U.S. dollar against the NIS. These measures, however, may not adequately protect us from material adverse effects due to the impact of inflation in Israel.

The tax benefits available to us require us to meet several conditions and may be terminated or reduced in the future, which would increase our taxes.

We hope to be able to take advantage of tax exemptions and reductions resulting from the “Approved Enterprise” status of the facilities of our Israeli subsidiary under the Israeli Law for Encouragement of Capital Investments, 1959, referred to as the Investment Law. To remain eligible for these tax benefits, we must continue to meet conditions, including making specified investments in property and equipment, and financing a percentage of investments with share capital. If we fail to meet these conditions in the future, the tax benefits would be canceled. There is no assurance that these tax benefits will be continued in the future at their current levels or at any level. The termination or reduction of these tax benefits or our inability to qualify for “Approved Enterprise” status in the future may increase our tax expenses in the future, which would reduce our expected after-tax profits. Additionally, if we increase our activities outside of Israel, for example, by future acquisitions, our increased activities may not be eligible for inclusion in Israeli tax benefit programs. For a discussion of the tax implications of these programs, see “Israeli Government Programs—Law for the Encouragement of Capital Investments, 1959.”

You may have difficulties pursuing an action in the U.S. or enforcing a U.S. judgment, including actions or judgments based upon the civil liability provisions of the U.S. federal securities laws, against us, our executive officers and directors and the experts named in this prospectus, or asserting U.S. securities laws claims in Israel.

Some of our directors and officers, and the experts named herein, are not residents of the United States and some of their assets and our assets are located outside the United States. While directors and officers of Delaware corporations may be deemed to have consented to U.S. jurisdiction for breach of fiduciary claims, such consent may not apply equally to claims for the civil liability provisions of U.S. federal securities laws. Without a consent to service of process, additional procedures may be necessary to serve individuals who are not U.S. residents. Therefore, it may be difficult to serve process on those directors, officers and experts who are not U.S. residents, in order to commence any lawsuit against them before a U.S. court, including an action based on the civil liability provisions of U.S. federal securities laws.

An investor also may find it difficult to enforce a U.S. court judgment in an Israeli court, including a judgment based on federal securities laws. In accordance with the Israeli Law on Enforcement of Foreign Judgments, 5718-1958, and subject to certain time limitations, an Israeli court may declare a foreign civil judgment enforceable only if it finds that:

•

the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•

the judgment may no longer be appealed;

•

the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•

the judgment is executory in the state in which it was given.

Even if these conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. The term “prejudice the sovereignty or security of the State of Israel” as used in the Israeli Law on Enforcement of Foreign Judgments has not been interpreted by Israeli courts. Furthermore, other authority under Israeli law with respect to such term is very limited, and does not provide guidance as to what criteria will be considered by an Israeli court in determining whether the enforcement of a foreign judgment would prejudice the sovereignty or security of the State of Israel.

An Israeli court also will not declare a foreign judgment enforceable if:

•

the judgment was obtained by fraud;

•

there is a finding of lack of due process;

•

the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel;

•

the judgment is in conflict with another judgment that was given in the same matter between the same parties and that is still valid; or

•

at the time the action was instituted in the foreign court, a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

An investor may also find it difficult to bring an original action in an Israeli court to enforce liabilities based upon the U.S. federal securities laws against us, or against our directors, officers, or the experts named herein. Israeli courts may refuse to hear a claim based on a violation of U.S.

securities laws and rule that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear such a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process.

Risks Related to This Offering

Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid.

Prior to this offering, our common stock has not been traded in a public market. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price may not be indicative of prices that will prevail in the trading market. The trading price of our common stock following this offering is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•

quarterly variations in our results of operations or those of our competitors;

•

general economic conditions and slow or negative growth of related markets;

•

announcements by us or our competitors of acquisitions, design wins, new solutions, significant contracts, commercial relationships or capital commitments;

•

our ability to develop and market new and enhanced solutions on a timely basis;

•

commencement of, or our involvement in, litigation;

•

disruption to our operations;

•

the emergence of new sales channels in which we are unable to compete effectively;

•

any major change in our board or management;

•

changes in financial estimates including our ability to meet our future revenue and operating profit or loss projections;

•

changes in governmental regulations or in the status of our regulatory approvals; and

•

changes in earnings estimates or recommendations by securities analysts.

In addition, the stock market in general, and the market for semiconductor and other technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Such fluctuations may be even more pronounced in the trading market shortly following this offering. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. These trading price fluctuations may also make it more difficult for us to use our common stock as a means to make acquisitions or to use options to purchase our common stock to attract and retain employees. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Substantial future sales of our common stock in the public market could cause our stock price to fall.

Additional sales of our common stock in the public market after the offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. Upon completion of the offering, we will have 22,371,973 shares of common stock outstanding. Of the outstanding shares after completion of the offering, all of the 5,000,000 shares sold in the offering will be freely tradable immediately without further registration under the Securities Act of 1933, as amended, or the Securities Act, except that any shares held by our “affiliates” (as that term is defined under Rule 144 of the Securities Act) may be sold only in compliance with the limitations under Rule 144. The remaining outstanding shares after completion of the offering will be “restricted securities” and generally will be available for sale in the public market as follows:

•

no shares will be eligible for immediate sale on the date of this prospectus; and

•

17,171,565 shares, which are subject to lock-up agreements, will be eligible for sale at various times beginning 180 days (subject to an extension of up to 18 days) after the date of this prospectus pursuant to Rules 144, 144(k) and 701 of the Securities Act.

The underwriters may, however, release all or a portion of the shares subject to lock-up agreements at any time without notice. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our common stock could decline.

In addition, after the offering, the holders of 12,296,386 shares of common stock will be entitled to rights to cause us to register the sale of those shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares, other than shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

See the information under the caption “Shares Eligible for Future Sale” for a more detailed description of the shares that will be available for future sales upon completion of the offering.

Because of their significant stock ownership, our officers, directors and principal stockholders will be able to exert significant influence over our future direction.

Executive officers, directors, and entities affiliated with them will, in the aggregate, beneficially own approximately 18.93% of our outstanding common stock following the completion of this offering. In addition, five other stockholders and entities affiliated with them will, in the aggregate, own approximately 43.50% of our outstanding common stock following the completion of this offering. Two of our executive officers and principal stockholders, Messrs. Ben-Zvi and O’Dell, also serve as members of our board of directors. These stockholders, if acting together, would be able to control all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. For more detailed information, see “Principal and Selling Stockholders.”

We may apply the proceeds of this offering to uses that do not improve our operating results or increase the value of your investment.

We intend to use the net proceeds from the shares of common stock sold by us in this offering for general corporate purposes, including working capital. We expect to use the remaining amount of the net proceeds of this offering for general corporate purposes, including sales and marketing activities, research and development activities, general and administrative matters and on capital expenditures. We may also use a portion of our net proceeds to acquire or invest in complementary businesses or products or to obtain rights to such complementary technologies. However, we do not have more specific plans for the net proceeds from this offering and will have broad discretion in how we use the net proceeds of this offering. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $10.72 in net tangible book value per share from the price you paid, based on the initial offering price of $13.00 per share. The exercise of outstanding options and warrants will result in further dilution. For a further description of the dilution that you will experience immediately after this offering, please see “Dilution.”

Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

We have never declared or paid any cash dividends on our capital stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the board of directors deems relevant. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as rules implemented by the Securities and Exchange Commission and the NASD. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which could adversely affect our operating results, our ability to operate our business and investors’ views of us.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to help ensure that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. We need to commence the process of documenting, reviewing and improving our internal controls and procedures in connection with Section 404 of the Sarbanes-Oxley Act. Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. Both we and our independent auditors will be testing our internal controls in connection with the Section 404 requirements and could, as part of that documentation and testing, identify areas for further attention or improvement. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements may seriously affect our stock price.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws, as amended and restated upon the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•

Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•

The establishment of a classified board of directors requiring that only a subset of the members of the Company’s board of directors be elected at each annual meeting of its stockholders;

•

The prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•

Stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company;

•

Our board of directors may issue, without stockholder approval, shares of undesignated preferred stock with terms set by the board of directors, which rights could be senior to those of our common stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us;

•

The ability of our board of directors to alter our bylaws without obtaining stockholder approval;

•

The elimination of the rights of stockholders to call a special meeting of stockholders and to take action by written consent in lieu of a meeting;

•

The required approval of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend, or repeal our bylaws, or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action by written consent in lieu of a meeting; and

•

The required approval of at least a majority of the shares entitled to vote at an election of directors to remove directors without cause.

As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us. For a description of our capital stock, see “Description of Capital Stock.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, particularly in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described under the caption “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

•

levels of capital spending in the communications equipment industry, in general, and of the market for access infrastructure equipment, specifically;

•

our ability to achieve new design wins;

•

competition and competitive factors;

•

our dependence on a relatively small number of customers;

•

our ability to expand our current solutions to address other access infrastructure markets;

•

our ability to protect our intellectual property; and

•

future costs and expenses.

These risks are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Before investing in our common stock, investors should be aware that the occurrence of the events described under the caption “Risk Factors” and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

This prospectus contains statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe the publications are reliable, we have not independently verified their data.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, that we have filed with the SEC with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds of $36.6 million from our sale of the 3,170,000 shares of common stock offered by us in this offering, based on an assumed initial public offering price of $13.00 per share, the mid-point of the range on the cover of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $43.9 million. We will not receive any of the net proceeds from the sale of shares by the selling stockholders.

The principal purposes for this offering are to increase our working capital, create a public market for our common stock, provide liquidity for our existing stockholders, and to increase our ability to access the capital markets in the future. We intend to use the net proceeds from this offering primarily for general corporate purposes, including working capital, research and development expenditures, sales and marketing expenditures and, to a lesser extent, capital expenditures. We intend to invest approximately $7 million to $9 million of the net proceeds of this offering in research and development activities, approximately $5 million to $7 million to expand our sales and marketing operations and approximately $1 million to $2 million for capital expenditures. Prior to the completion of this offering, we intend to use our existing cash to repay currently outstanding bank debt in the amount of approximately $4.0 million, maturing on June 30, 2006. We may also use a portion of the net proceeds to acquire complementary technologies or businesses. We have no commitments with respect to any such acquisitions or investments, and we are not involved in any negotiations with respect to any such transactions.

The amounts and timing of our actual expenditures will depend on numerous factors, including the cash used or generated in our operations, the status of our product development efforts, sales and marketing activities, technological advances and competitive pressures. We therefore cannot estimate the amount of net proceeds to be used for all of the purposes described above. We may find it necessary or advisable to use our net proceeds for other purposes, and we will have broad discretion in the application of our net proceeds. Pending the uses described above, we intend to invest the net proceeds from the shares of common stock sold by us in this offering in short-term, interest bearing, investment grade securities. We have implemented and maintain a prescribed investment policy in regards to our cash investments.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and we do not currently intend to pay any cash dividends on our common stock. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2006:

•

on an actual basis;

•

on a pro forma basis to reflect (i) 2,581,919 additional shares issuable pursuant to anti-dilution adjustments, (ii) the conversion of all outstanding shares of our preferred stock into shares of common stock and (iii) the treatment of shares of restricted stock as outstanding shares upon the termination of voting proxies for these shares upon completion of this offering; and

•

on a pro forma as adjusted basis to reflect (i) the issuance of 1,417,645 common stock upon exercise of warrants that will terminate upon the closing of this offering or twelve months after the closing of this offering, (ii) 72,981 additional shares issuable pursuant to anti-dilution adjustment, (iii) our receipt of the estimated net proceeds from this offering, based on an assumed initial public offering price of $13.00 per share, the mid-point of the range on the cover of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of March 31, 2006
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share data)
Stockholders’ equity:
Preferred stock, $0.001 par value; 24,304,563 shares authorized, 10,679,623 shares issued and outstanding, actual; 10,000,000 shares authorized, none issued and outstanding, pro forma and pro forma as adjusted	11	—	—
Common stock, $0.001 par value; 44,500,000 shares authorized, 4,449,805 shares issued and 4,378,488 shares outstanding, actual; 50,000,000 shares authorized, 17,711,347 shares issued and outstanding, pro forma; 50,000,000 shares authorized, 22,371,973 shares issued and outstanding, pro forma as adjusted	4	18	22
Additional paid-in capital	44,525	44,522	86,047
Accumulated deficit	(35,118)	(35,118)	(35,118)
Total stockholders’ equity	9,422	9,422	50,951
Total capitalization	$9,422	$9,422	$50,951

The number of issued and outstanding shares as of March 31, 2006 in the table excludes:

•

2,835,308 shares of common stock issuable upon the exercise of outstanding options with exercise prices ranging from $0.20 to $6.28 and a weighted average exercise price of $1.44 per share; and

•

114,887 shares of common stock reserved for future issuance under our 2003 Share Option Plan, and 649,315 additional shares, plus annual increases, reserved for future issuance under our 2006 Equity Incentive Plan.

If the warrant holders referred to above exercise their warrants on a cashless basis based on an assumed initial public offering price of $13.00 per share, the aggregate shares of Series B and Series C preferred stock we will issue will be reduced from 1,417,645 shares to 1,039,244 shares and our cash and cash equivalents will be reduced by $4.9 million on a pro forma as adjusted basis.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. As of March 31, 2006, our pro forma net tangible book value was $9.4 million, or $0.63 per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of March 31, 2006, after giving effect to (i) the conversion of our preferred stock into common stock upon completion of this offering including 2,654,900 shares issuable pursuant to anti-dilution adjustments, 1,417,645 shares of Series B and Series C preferred stock issuable upon exercise of warrants that will terminate if not exercised prior to the closing of this offering and (ii) the treatment of shares of restricted stock as outstanding shares upon the termination of voting proxies for these shares upon the closing of this offering. After giving effect to our sale in this offering of 3,170,000 shares of our common stock at an assumed initial public offering price of $13.00 per share, the mid-point of the range on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2006 would have been $51.0 million, or $2.28 per share of our common stock. This represents an immediate increase of net tangible book value of $41.5 million to our existing stockholders and an immediate dilution of $10.72 per share to investors purchasing shares in this offering. The following table illustrates this per share dilution:

Initial public offering price per share		$13.00
Pro forma net tangible book value per share as of March 31, 2006, before giving effect to this offering	$0.63
Increase in pro forma net tangible book value per share attributable to investors purchasing shares in this offering	$1.65
Pro forma net tangible book value per share after giving effect to this offering		$2.28
Dilution in pro forma net tangible book value per share to investors in this offering		$10.72

If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value per share after giving effect to this offering would be $2.54 per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $10.46 per share.

The following table summarizes, as of March 31, 2006, the differences between the number of shares of common stock purchased from us, after giving effect to (i) the conversion of our preferred stock into common stock including 2,654,900 shares issuable pursuant to anti-dilution adjustments and 1,417,645 shares of Series B and Series C preferred stock issuable upon exercise of warrants that will terminate if not exercised prior to the closing of this offering and (ii) the treatment of shares of restricted stock as outstanding shares upon the termination of voting proxies for these shares upon completion of this offering; and the total cash consideration paid and the average price per share paid by our existing stockholders and by our new investors purchasing stock in this offering at an assumed initial public offering price of $13.00 per share, the mid-point of the range on the cover of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	19,201,973	86%	$45,993,000	53%	$2.40
New investors	3,170,000	14	41,210,000	47	$13.00
Total	22,371,973	100.0%	$87,203,000	100.0%

The above information assumes no exercise by the underwriters of their option to purchase additional shares of common stock to cover over-allotments.

If the underwriters exercise their over-allotment option in full, our existing stockholders would own 84% and our new investors would own 16% of the total number of shares of our common stock outstanding after this offering.

The above information assumes no exercise of stock options outstanding as of March 31, 2006. As of March 31, 2006, there were:

•

2,835,308 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2006 at a weighted average exercise price of $1.44 per share; and

•

114,887 shares of common stock reserved for future issuance under our 2003 Share Option Plan, and 649,315 additional shares, plus annual increases, reserved for future issuance under our 2006 Equity Incentive Plan.

To the extent these options are exercised, there will be further dilution to new investors. After this offering and assuming the exercise in full of all of the foregoing outstanding options, our pro forma net tangible book value per share as of March 31, 2006 would have been $2.18 per share, representing an immediate increase in net tangible book value of $1.55 per share to existing stockholders and an immediate dilution to net tangible book value of $10.82 per share to new investors.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated statement of operations data for each of the three years in the period ended December 31, 2003, 2004, and 2005, and the selected consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2001 and 2002 and the selected consolidated balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from our audited consolidated financial statements that are not included in this prospectus. The selected consolidated statement of operations data for the three months ended March 31, 2005 and 2006 and the selected consolidated balance sheet data as of March 31, 2006 are derived from the unaudited consolidated financial statements included elsewhere in this prospectus, all of which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements, and reflect all adjustments, necessary for the fair presentation of results for the interim periods have been made. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended December 31,					Three Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands, except per share data)
						Unaudited
Consolidated Statement of Operations Data:
Revenues:
Products	$87	$660	$3,739	$7,850	$18,789	$3,265	$7,082
Services	—	148	737	1,479	805	179	98
Total revenues	87	808	4,476	9,329	19,594	3,444	7,180
Cost of revenues:
Products	35	152	602	1,444	3,960	768	1,519
Services	—	61	322	684	338	70	34
Total cost of revenues	35	213	924	2,128	4,298	838	1,553
Gross profit	52	595	3,552	7,201	15,296	2,606	5,627
Operating expenses:
Research and development (including stock-based compensation expense of $0, $0, $704, $0, $0, $0 and $49 for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 and for the three months ended March 31, 2005 and 2006, respectively)	7,799	7,945	9,027	8,065	8,659	2,122	2,678
Sales and marketing (including stock-based compensation expense of $0, $0, $0, $0, $31, $0 and $21 for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 and for the three months ended March 31, 2005 and 2006, respectively)	1,029	1,926	2,730	2,929	4,294	923	1,164
General and administrative (including no stock-based compensation expense for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 and for the three months ended March 31, 2005 and $12 stock-based compensation expense for the three months ended March 31, 2006)	455	591	581	688	807	200	264
Total operating cost and expenses	9,283	10,462	12,338	11,682	13,760	3,245	4,106

	Year Ended December 31,					Three Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands, except per share data)
						Unaudited
Consolidated Statement of Operations Data: (continued)

Operating income (loss)	(9,231)	(9,867)	(8,786)	(4,481)	1,536	(639)	1,521
Financial income (expenses), net	226	(62)	(361)	(162)	(171)	(66)	(14)
Change in fair value of puttable warrants	—	—	—	172	1,171	(32)	745

Net income (loss)	$(9,005)	$(9,929)	$(9,147)	$(4,815)	$194	$(673)	$762
Net income (loss) attributable to preferred stockholders	$—	$—	$—	$—	$194	$—	$762
Net income (loss) attributable to common stockholders	$(9,005)	$(9,929)	$(9,147)	$(4,815)	$—	$(673)	$—
Basic and diluted net loss per share of common stock	$(2.52)	$(2.66)	$(2.33)	$(1.17)	$—	$(0.16)	$—
Weighted average number of common shares used in computing basic and diluted net income (loss) per share	3,572	3,737	3,925	4,126	4,270	4,233	4,352

	December 31,					March 31, 2006
	2001	2002	2003	2004	2005
	(in thousands)
						Unaudited
Consolidated Balance Sheet Data:
Cash and cash equivalents	$12,727	$5,383	$7,778	$5,584	$7,796	$9,669
Short term deposits	—	—	—	—	3,000	2,200
Working capital	12,078	5,120	5,529	6,281	5,204	8,868
Total assets	15,089	8,345	10,883	10,084	16,521	19,612
Total liabilities	1,477	3,863	4,465	7,188	10,631	10,190
Total stockholders’ equity	13,612	4,482	6,418	2,896	5,890	9,422

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with the financial statements and related notes that are included elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus.

Overview

We are a leading provider of access processing semiconductors which enable the delivery of new services in the evolving communications network infrastructure. We integrate our access processors with our networking software to deliver proprietary solutions that provide the essential intelligence, or critical processing functions, for access infrastructure equipment. Our customers use our access processor solutions to rapidly bring to market feature-rich products that meet existing networking requirements as well as support the convergence of voice, video, data and wireless services.

We were incorporated in January 2000 and were engaged principally in research and development and marketing activities through October 2001. We began shipping prototypes of our products in the fourth quarter of 2001 and initiated commercial shipment of our access processor solutions in the third quarter of 2002. We sell our solutions primarily to OEMs, and to a lesser extent, ODMs and subsystem manufacturers, through a combination of our direct sales force and third party sales representatives. Our solutions are designed into equipment for many leading communications OEMs.

We believe that a key competitive advantage is the integration of our proprietary access processor architecture with our networking software into a single-chip solution. We offer our customers a complete access processor solution that eliminates the need for costly external companion chips. Through higher levels of integration, our solutions were developed to reduce design and manufacturing complexity, power consumption, physical space requirements and development, testing and support costs and time to market for our customers.

We outsource all of our manufacturing, assembly and test functions, enabling us to focus on the design, development, sales and marketing of our solutions. As a result, our business has relatively low capital requirements. However, our ability to bring new products to market, to fulfill customer orders and to achieve long-term revenue growth depends on our ability to obtain sufficient external manufacturing capacity, including wafer fabrication capacity.

We target several markets within access infrastructure, including wireless infrastructure, DSL, optical access, multi-service access, VoIP and access routers. Growth in our target markets is being driven largely by the need for service providers to offer new services while leveraging their existing investments in access infrastructure equipment. Because the access network is the location within the communications network where services are implemented and distributed, service providers are spending a greater proportion of their capital budgets on access network infrastructure. However, we believe that demand for our solutions will largely depend upon the magnitude and timing of capital spending by service providers. We are also subject to downturns that may occur within the communications equipment market.

We have experienced rapid growth in our revenues over the last two years. Our revenues increased from $4.5 million in 2003 to $9.3 million in 2004 and to $19.6 million in 2005. In order to continue to increase our revenues, we must continue to achieve design wins. We consider a design win to occur when an OEM, ODM or subsystem manufacturer notifies us that it has selected our solution to be incorporated into a product under development. After we secure a design win, a customer typically requires twelve to eighteen months to develop and test its products and commence production. Because the life cycles for our customers’ products can last for several years, if a product is successfully commercialized, we expect to continue to receive revenues over an extended period of time. The failure to achieve a design win can result in our foregoing associated revenues for the life of that product.

The benefits of our solutions have resulted in favorable gross margins for our products. However, as is common in our industry, we anticipate that average selling prices for our solutions will continue to decline over time. If we are not able to decrease the manufacturing cost of our solutions or introduce new, higher value solutions with additional features and functionality, our gross margins will decrease.

For the year ended December 31, 2005, our operating expenses represented approximately 70% of our revenues. We recorded net income of approximately $0.2 million for the year 2005, and we have been profitable since the third quarter of 2005. For the three months ended March 31, 2006, our operating expenses represented approximately 57% of our revenues. We recorded net income of approximately $0.8 million for the first quarter of 2006. As of March 31, 2006, we had an accumulated deficit of $35.1 million.

Revenues. We generate most of our revenues from sales of our access processor solutions and recognize revenue upon shipment to our customers. We also generate revenues from non-silicon sources. Our revenues from sales of products include sales of our access processor solutions, as well as revenues from software licensing. Our revenues from services include services such as engineering, maintenance, support and training, which are typically sold separately to our customers during their development processes. As revenues from sales of access processor solutions have increased, revenues from non-silicon sources have decreased as a percentage of revenues. We expect that revenues from non-silicon sources, which represented less than 10% of our revenues in 2005, will continue to decline as a percentage of revenues.

Sales of our access processor solutions to the DSL market amounted to $1.7 million, $4.2 million, $11.4 million, $1.7 million and $3.3 million for the years ended December 31, 2003, 2004, 2005, and for the three months ended March 31, 2005 and 2006, respectively. These sales represented 37%, 45%, 58%, 48% and 45% of our total consolidated revenues for the years ended December 31, 2003, 2004, 2005 and for the three months ended March 31, 2005 and 2006, respectively. In the future, we expect to derive an increasing percentage of our revenues from sales to other markets. For example, during the quarter ended March 31, 2006, we saw a significant increase in opportunities to compete for design wins for our WiMAX solutions. While we anticipate that sales to the DSL market will decline as a percentage of revenues from 2005 to 2006, we expect DSL to continue to be our largest end market in 2006.

To date, we have derived a substantial portion of our revenues from a relatively small number of customers. Total sales to customers representing more than 10% of revenues accounted for 51%, 42% and 35% of our total revenues for the years ended December 31, 2003, 2004 and 2005. Total sales to three customers each representing more than 10% of revenues accounted for 42% of our total revenues for the three months ended March 31, 2006. We expect sales to customers representing more than 10% of our revenues to continue to account for a decreasing but significant portion of our revenues in 2006. In 2005, Lucent accounted for 24% and Carrier Access accounted for 11% of our revenues. In 2004, Cisco accounted for 17%, ECI accounted for 15% and Zhone accounted for 10% of our revenues. In 2003, Cisco accounted for 27%, Millinet Co., Ltd. accounted for 13% and Zhone accounted for 11% of our revenues. The loss of one or more of our principal customers or the cancellation or deferral of purchases of our products by one of these customers could cause our revenues to decline materially if we are unable to increase our revenues from other customers.

We market and sell our access processor solutions worldwide. The percentages of our revenues by geographic area for the periods indicated were as follows:

	Year ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006

North America	45%	45%	57%	57%	43%
EMEA	31	40	32	32	52
APAC	24	15	11	11	5
	100%	100%	100%	100%	100%

We attribute revenues to the geographic area where the customer, or its business unit that makes the purchase, is based. As we expand our operations, part of our strategy is to increase the revenue contribution from sales to EMEA, or Europe, the Middle East and Africa, and APAC, or Asia Pacific.

Our payment terms with customers generally range from net 30 to net 60 days. As of December 31, 2004, and 2005 days sales outstanding were 79 and 44, computed annually. Historically, we have not had any write-offs for bad debts and do not currently have any provision for doubtful accounts. As of March 31, 2006, days sales outstanding were 46, computed quarterly.

Backlog. Sales of our products are generally made pursuant to purchase orders. We typically include in backlog only those customer orders for which we have accepted purchase orders and which we expect to ship within the next twelve months. Since orders constituting our current backlog are subject to changes in delivery schedules or cancellation with limited or no penalties, we believe that the amount of our backlog is not necessarily an accurate indication of our future revenues.

Cost of Revenues. Cost of product revenues consists primarily of the cost of silicon wafers purchased from our foundry supplier, TSMC, as well as costs associated with the assembly and test of our solutions by ASE, royalties due to third party intellectual property providers, and related costs of personnel associated with production management and quality assurance. We currently purchase our wafers and assembly and test services from TSMC and ASE on a fixed price basis, typically pursuant to an annual contract. Because we do not have long-term pricing agreements with TSMC and ASE, our wafer costs and services are subject to price fluctuations based on the cyclical demand for semiconductors.

We purchase our inventory pursuant to standard purchase orders. Because lead times at our manufacturing subcontractors are about three months, we may build inventory based on our estimate of future forecasts rather than customers’ orders. In addition, as customers are increasingly looking for opportunities to reduce their lead times, we may be required to increase our inventory to meet customer demand.

We expect our costs to increase in absolute dollars. The increase in absolute dollars will result from the expected increase in the volume of sales of our access processor solutions. Since we began shipping our solutions, our cost of revenue has not significantly fluctuated as a percentage of our revenue. Our cost of revenues as a percentage of revenues may increase over time, primarily due to an anticipated decline in average selling prices for our solutions that may not be met by corresponding decreases in costs.

Cost of service revenues consists primarily of costs related to personnel providing engineering services and customer support.

Research and Development. Our research and development expenses consist primarily of compensation and associated costs of employees engaged in research and development and to a lesser extent, computer aided design software tools, tape-out costs, contractors’ costs, reference design development costs, test development and qualification costs, occupancy costs and depreciation expense. Tape-out costs include charges for mask sets, prototype wafers and mask set revisions incurred before releasing new products.

As of March 31, 2006, we had 71 employees engaged in research and development. All research and development expenses are expensed as incurred. We expect these costs to increase in absolute dollars as a result of an increase in personnel to support our product development activities.

Sales and Marketing. Sales and marketing expenses consist primarily of compensation and associated costs for personnel engaged in sales and marketing, and customer service and technical support, payments to third party sales representatives and marketing consultants, and expenses for promotions, trade shows and travel. We expect that these expenses will increase in absolute dollars in future periods.

General and Administrative. General and administrative expenses consist primarily of compensation and associated costs for personnel engaged in finance, human resources and administrative activities, legal and accounting fees. We expect these expenses to increase significantly in absolute dollars as we hire additional personnel and incur additional costs related to the growth of our business as well as the costs associated with being a public company, including corporate governance compliance under the Sarbanes-Oxley Act of 2002 and rules implemented by the Securities and Exchange Commission and the NASDAQ, as well as director and officer liability insurance.

Amortization of Deferred Stock-Based Compensation. We have generally granted our employees options to purchase shares of common stock at exercise prices equal to the fair market value of the underlying shares of common stock. As of December 31, 2005, we had recorded deferred stock-based compensation in the amount of $108,000 of which $7,000 was expensed in 2005. The determination of the fair value of the underlying shares of common stock prior to this offering involved subjective judgment, third party valuations and the consideration by our board of directors of a variety of factors. Because there has been no public market for our common stock prior to this offering, the amount of the compensatory charge was not based on an objective measure, such as the trading price of our common stock. We discuss in detail the factors affecting our determination of the deemed fair value of the underlying common stock below in “Application of Critical Accounting Policies—Accounting for Stock-Based Compensation.” As of January 1, 2006, we adopted SFAS No. 123(R), which requires us to expense the fair value of employee stock options. We adopted the fair value recognition provisions of SFAS 123(R), using the modified prospective method for grants that were measured using the fair value method and adopted Statement 123(R) using the prospective-transition method for grants that were measured using the minimum value method in Statement 123 for either recognition or pro forma disclosures. As a result of adopting Statement 123(R) on January 1, 2006, our net income for the period ended March 31, 2006, is $71,000 lower with no effect on basic or diluted earnings per share, than if it had continued to account for share based compensation under Opinion 25. For the three months ended March 31, 2006, we recognized compensation expense for employee stock options in the total amount of $78,000. As of March 31, 2006, $1.3 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 3.5 years.

Change in Fair Value of Puttable Warrants. We issued two warrants with a mandatory redemption feature in connection with a credit facility we entered into in 2004. As disclosed in Note 5 to our consolidated financial statements, these puttable warrants were classified as liabilities and we recorded the changes in fair value for these puttable warrants in each reporting period using the Black-Scholes option pricing model. As disclosed in Note 13 to our consolidated financial statements, during the quarter ended March 31, 2006, we signed amendments to the warrant agreements pursuant to which the holders waived their rights to redeem the warrants. As a result, the outstanding obligation related to the puttable warrants was reclassified into shareholders’ equity, and we will not incur additional charges for any period after the quarter ended March 31, 2006 with respect to these warrants.

Financial Expenses, net. Financial expenses consist of interest on long-term loans and amortization of debt issuance costs partially offset by interest earned on cash and cash equivalents and short-term deposits balances. Fluctuations in exchange rates may also increase or decrease financial expenses.

Taxes on Income. Our subsidiary in Israel, Wintegra Ltd., has been granted Approved Enterprise status for its facilities and has elected to participate in the alternative benefits program. All of our sales are generated from Wintegra Ltd. Under the terms of our Approved Enterprise program, income generated from Wintegra Ltd. that is attributable to the Approved Enterprise is tax exempt for a period of two years commencing as of the first year in which Wintegra Ltd. has taxable income. After the expiry of the two-year period, taxable income from Wintegra Ltd. that is attributed to the Approved Enterprise will then be subject to a reduced tax rate (generally 10-25% depending on the percentage of indirect foreign investment in Wintegra Ltd.) for an additional period of up to a total of eight years from when the tax exemption ends. To date, our Israeli subsidiary has not paid any taxes. The benefit period will commence when Wintegra Ltd. realizes taxable income from its Approved Enterprise after full utilization of its accumulated carryforward losses of approximately $32 million as of December 31, 2005. See “Israeli Taxation and Government Programs” for a more detailed discussion. Our activities in the U.S. and in Wintegra Ltd.’s subsidiaries in Canada and UK are mainly in marketing and technical support. Income recognized in connection with these activities is subject to the regular tax rates applicable in each jurisdiction.

Application of Critical Accounting Policies

Our discussion and analysis of our financial condition and the results of operations are based on our consolidated financial statements that have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, inventories and accounting for stock based compensation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our critical accounting policies are set forth below.

The following accounting policies require our most difficult, subjective and complex judgment, resulting from the need to make estimates about the effect of matters that are inherently uncertain:

•

Revenue recognition;

•

Inventory reserves; and

•

Accounting for stock-based compensation.

Revenue Recognition. We recognize revenue from sales of our access processor solutions in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements”, or SAB 104, which requires that four basic criteria be met before revenue can be recognized:

(1) Persuasive evidence of an arrangement exists;

(2) Delivery has occurred and title has passed to our customer;

(3) The fee is fixed and determinable and no further obligation exists; and

(4) Collectibility is reasonably assured.

We consider that a customer has taken title and assumed the risks and rewards of ownership of our access processor solutions when they are shipped to the customer. We have no further obligations to the customer after delivery is made. We determine whether collectibility is probable on a case-by-case basis. When assessing probability of collection, we consider the number of years the customer has been in business and the history of collection.

Revenues from sales of software tools and maintenance, which are sold separately from the other products, are recognized in accordance with Statement of Position 97-2, “Software Revenue Recognition” (“SOP 97-2”). We use the “residual method” when vendor specific objective evidence (“VSOE”) of fair value only exists for the maintenance. We recognize revenues from service revenues when services are performed.

Inventories. We value our inventories at the lower of cost or estimated market value. We estimate market value based on our current pricing, market conditions and specific customer information. We write down inventory for slow-moving items or technological obsolescence. We also assess our inventories for obsolescence based upon assumptions about future demand and market conditions. Once inventory is written down, a new cost basis for these assets is established for future periods.

Accounting for Stock-Based Compensation. Through December 31, 2005, we elected to follow the intrinsic value-based method prescribed by Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees,” or APB 25, and related interpretations in accounting for employee stock options rather than adopting the alternative fair value accounting provided under Statement of Financial Accounting Standards, or SFAS, No. 123, “Accounting for Stock Based Compensation.” Therefore, we have not recorded any compensation expense for stock options we granted to our employees where the exercise price equals the fair market value of the stock on the date of grant and the exercise price, number of shares eligible for issuance under the options and vesting period are fixed. However, where the exercise price is less than the fair market value of the stock on the date of grant, compensation expense was recognized. Deferred compensation is amortized to compensation expense over the vesting period of the options on a straight-line method, generally four years.

We comply with the disclosure requirements of SFAS No. 123 and SFAS No. 148, which require that we disclose our pro forma net income or loss and net income or loss per common share as if we had expensed the fair value of the options. In calculating such fair value, there are certain assumptions that we use, as disclosed in note 2 of our consolidated financial statements included elsewhere in this prospectus. For purposes of this pro forma disclosure, we estimate the fair value of stock options issued to employees using the Minimum Value valuation model through June 2005 and the Black-Scholes option pricing model since June 2005. These models were developed for use in estimating the fair value of traded options that have no vesting restrictions and that are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of options and our expected stock price volatility. Therefore, the estimated fair value of our employee stock options could vary significantly as a result of changes in the assumptions used.

In December 2004, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” or SFAS 123(R), which requires companies to expense the fair value of employee stock options and other forms of share-based compensation. SFAS 123(R) requires nonpublic companies that used the Minimum Value method in SFAS 123 for either recognition or pro forma disclosures to apply SFAS 123(R) using the prospective-transition method. As such, we will continue to apply APB 25 in future periods to equity awards outstanding at the date of SFAS 123(R) adoption that were measured using the Minimum Value method.

We adopted SFAS 123(R) using the “modified prospective” method for grants that were measured for pro forma purposes using the fair value method (using the Black-Scholes option pricing model). Under SFAS 123(R), we are required to determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. We use the Black-Scholes option-pricing model and the Minimum Value valuation model to value options for pro forma financial statement disclosure purposes. The use of a different model to value options may have resulted in a different fair value. We adopted SFAS 123(R) commencing January 1, 2006 and recognized a compensation expense of $78,000 in the first quarter of 2006. The fair value of stock-based awards, granted after January 1, 2006, was estimated using the Binomial model.

At each option grant date, our board of directors and management determined the deemed fair value of our common stock. Because there has been no public market for our common stock, this determination is necessarily subjective. The board of directors has considered a number of factors, including:

•

The issuance price of our series A, B, C and D preferred stock to third parties;

•

The liquidation preference and other rights of the preferred stock

•

Significant events in our history including the securing of design wins as well as our overall financial performance; and

•

Trends in the market for public companies involved in similar lines of business.

We have reviewed the methodologies used in making these determinations in light of the AICPA’s Practice Aid Valuation of Privately-Held-Company Equity Securities Issued as Compensation, which we refer to as the practice aid. Management and the board of directors took into consideration the market and income approaches to valuation as set forth in the practice aid. We believe that the valuation methodologies that we have used are consistent with the practice aid.

In connection with the preparation of our financial statements for the years ended December 31, 2004 and 2005, we assessed the valuations of our common stock as of these dates and engaged independent valuation firms.

Management also assessed its estimate of the fair value for financial reporting purposes of its common stock based on the subjective factors mentioned above, the various approaches to valuation set forth in the practice aid, the independent valuation studies and an assessment of market considerations, including the overall economic marketplace, factors affecting our industry as well as the likelihood of an initial public offering, the uncertainties inherent in an initial public offering and the enterprise value of our company.

The valuation methodologies employed in connection with our 2004 and 2005 independent valuation studies were based upon various generally accepted valuation methods but relied primarily on the discount cash flow model. Determining the fair value of our common stock involves complex and subjective judgments involving estimates of revenues, earnings, assumed market growth rates and estimated costs as well as appropriate discount rates. At the time of each valuation, the significant estimates used in the income approach included estimates of our revenues for 2006 and revenue growth rates for the following years.

Under the discount cash flow model, our independent valuation experts based their analysis on our projected cash flows over a five-year period, adjusted to reflect their assumptions about changes in the operating environment for our business over the applicable period. In these calculations, our independent valuation experts estimated our present value at the end of the projected period, or our terminal growth rate, to be within the range of 3% to 5%. In addition, in employing the discount cash flow model, our independent valuation experts discounted our estimated revenues, costs, capital expenditures and other cash flows to a current present value using a weighted average cost of capital of a range between 22% and 23%.

Management did not engage independent valuation experts to conduct additional valuations for grants made between our two valuations in 2004 and 2005. The reason for this was primarily because our financial performance historically did not fluctuate significantly on a quarterly basis within a particular year. However, after further consideration of the independent valuation study conducted in December 2005, management and our board of directors concluded that some of the stock options which we granted in August 2005 and October 2005 contained a compensatory expense element that needed to be recorded within our financial statements. In reassessing the value of our underlying common stock, management estimated the increase in our value from April 2005 to December 2005 based on generally accepted valuation methods. This increase in value was attributable to new design wins which were achieved throughout the period between April 2005 and December 2005, stronger financial results for the quarters ended June 30, 2005 and September 30, 2005 and an increase in the likelihood of an initial public offering of our shares.

Management assessed the fair value of our common stock as of December 2005 to be $6.28.  We currently estimate the initial public offering price per share will be between $12.00 and $14.00, representing a significant increase in the value of our common stock from the fair value as of December 2005. We believe this increase is due to a number of factors and developments in our business during this time period. Our revenues of $7.2 million for the quarter ended March 31, 2006 exceeded our expectations and represented a 13% increase from the quarter ended December 31, 2005. Our backlog also increased from December 31, 2005 to March 31, 2006. We received new design wins at an accelerated pace, including design wins with large companies with significant multinational operations and multiple product lines, as well as design wins that we had not previously anticipated. In addition, a substantial number of our existing design wins moved to volume production during this period.

Notwithstanding these developments that management believes led to the recent increase in the value of our common stock, we cannot assure you that our business will continue to grow. For example, even after we achieve a design win, a customer may decide to cancel or change its product plans, or may fail to commercialize its products. In addition, after we secure a design win, our customers and their customers typically require twelve to eighteen months to develop, test and commence production of products incorporating our solutions. We cannot assure you of the timing, or extent, of any future sales from our design wins.

Based on the foregoing analysis, our board of directors concluded that the exercise price of the options granted up to June 30, 2005 was equal to the fair value assessment of our common stock, the exercise price of the options granted in August and October 2005 was below the fair value assessment of our common stock and the exercise price of the options granted in December 2005 was equal to the fair value as of such time. As disclosed in the Statements of Changes in Stockholders’ Equity in our consolidated financial statements, we recorded a deferred stock-based compensation in the amount of $108,000 with regard to the grants made in August and October 2005.

Results of Operations

The following table sets forth our statements of operations as a percentage of revenues for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
Revenues:
Products	84%	84%	96%	95%	99%
Services	16	16	4	5	1
Total revenues	100	100	100	100	100
Cost of revenues:
Products	14	16	20	22	21
Services	7	7	2	2	1
Total cost of revenues	21	23	22	24	22
Gross profit	79	77	78	76	78
Operating costs:
Research and development	201	87	44	6	37
Selling and marketing	61	31	22	27	16
General and administrative	13	7	4	6	4

Total operating cost and expenses	275	125	70	95	57

Operating income (loss)	(196)	(48)	8	(19)	21
Financial expenses, net	8	2	1	2	0
Change in fair value of puttable warrants	—	2	6	1	10

Net income (loss)	(204)%	(52)%	1%	(20)%	11%

Comparison of Three Months Ended March 31, 2006 to Three Months Ended March 31, 2005

Revenues. Revenues were $7.2 million for the three months ended March 31, 2006 compared to $3.4 million for the three months ended March 31, 2005, representing an increase of 108%. This substantial increase in revenues resulted from an increase in the number and associated unit-volumes of projects that moved into mass production. Approximately $1.6 million of the $3.8 million increase was attributable to sales for IP DSLAMs within the DSL market. Approximately $1.8 million of the $3.8 million increase was equally attributable to sales for multi-service access, optical access and VoIP equipment. This increase was partially offset by a decrease in revenues from non-silicon sources, including engineering services, sales of development systems, software licensing, maintenance, support and training. Revenues from these sources decreased as a percentage of revenue to 10%, out of which 1% was attributable to service revenues, in the first quarter of 2006 from 14%, out of which 5% was attributable to service revenues, in the first quarter of 2005 due primarily to growth in revenues from access processors and the ability of our customers to leverage their previous investments in our development systems and software.

Gross Profit. Gross profit was $5.6 million for the three months ended March 31, 2006 compared to $2.6 million for the three months ended March 31, 2005, representing an increase of 116%. The increase in gross profit was the result of a substantial increase in sales of our access processor solutions. Gross margins improved from 76% in the first quarter of 2005 to 78% in the first quarter of 2006 due to manufacturing cost improvements, which resulted from wafer and assembly cost reductions and change in product mix, mainly related to an increase in non-silicon revenues sources with relatively higher margins, such as software licensing.

Research and Development. Research and development expenses were $2.7 million for the three months ended March 31, 2006 compared to $2.1 million for the three months ended March 31, 2005, representing an increase of 26%. An increase of approximately $0.4 million was attributable to an increase in compensation expenses associated with increases in research and development personnel, salaries and social benefits accruals in the first quarter of 2006.

Sales and Marketing. Sales and marketing expenses were $1.2 million for the three months ended March 31, 2006 compared to $0.9 million for the three months ended March 31, 2005, representing an increase of 26%. The increase primarily was attributable to an increase of approximately $0.1 million in compensation expenses relating to growth in headcount, salary increases and an increase of approximately $0.1 million in commissions to sales representatives and subcontractors. A portion of the growth in headcount was attributable to the transfer of employees from research and development to sales and marketing to perform technical support functions.

General and Administrative. General and administrative expenses were $0.3 million for the three months ended March 31, 2006 compared to $0.2 million for the three months ended March 31, 2005, representing an increase of 32%. The increase primarily was attributable to an increase in compensation expenses associated with increased salaries.

Change in Fair Value of Puttable Warrants. The change in fair value of puttable warrants was $0.7 million for the three months ended March 31, 2006 compared to nearly zero for the three months ended March 31, 2005, representing an increase in the fair value of puttable warrants issued to lenders. The change in fair value is mainly a result of the significant increase in value of our common stock.

Financial Expenses, net. Financial expenses were nearly zero for the three months ended March 31, 2006 and 2005.

Comparison of Year Ended December 31, 2005 to Year Ended December 31, 2004

Revenues. Revenues were $19.6 million for the year ended December 31, 2005 compared to $9.3 million for the year ended December 31, 2004, representing an increase of 110%. This substantial increase in revenues resulted from an increase in the number and associated unit-volumes of projects that moved into mass production. Approximately $7.2 million of the $10.3 million increase was attributable to sales for IP DSLAMs within the DSL market, and approximately $1.9 million of the $10.3 million increase was attributable to sales for wireless infrastructure equipment. Average selling prices decreased from 2004 to 2005 as customers achieved volume pricing for silicon. Gross margins improved from 2004 to 2005 due to manufacturing cost improvements and non silicon product mix. Both average selling prices and gross margins showed stability throughout 2005 although future pricing and margins are highly dependent on end customer requirements and mix of markets served. This increase was partially offset by a decrease in revenues from non-silicon sources, including engineering services, sales of development systems, software licensing, maintenance, support and training. Revenues from these sources decreased as a percentage of revenue to 9% (out of which 4% was attributable to service revenues) in 2005 from 25% (out of which 16% was attributable to service revenues) in 2004 due primarily to growth in revenues from access processors and the ability of our customers to leverage their previous investments in our development systems and software.

Revenues from services were $0.8 million for the year ended December 31, 2005 compared to $1.5 million for the year ended December 31, 2004, representing a decrease of 46%. This decrease was primarily attributable to certain projects we performed in 2004 in which we provided significant engineering services to one of our customers.

Gross Profit. Gross profit was $15.3 million for the year ended December 31, 2005 compared to $7.2 million for the year ended December 31, 2004, representing an increase of 112%. The increase in gross profit was the result of a substantial increase in sales of our access processor solutions. Gross margin on our access processors remained relatively constant for these periods as a result of a decline in average selling prices, offset by a decline in per unit manufacturing costs coming from wafer, assembly and test cost reductions and efficiency improvements. Gross margin of our service revenues also remained relatively constant.

Research and Development. Research and development expenses were $8.7 million for the year ended December 31, 2005 compared to $8.1 million for the year ended December 31, 2004, representing an increase of 7%. An increase of approximately $0.5 million in subcontractors, consultants and materials was attributable to the development of our WinPath2 product and an increase of approximately $0.2 million was attributable to compensation expenses associated with an increase in research and development personnel.

Sales and Marketing. Sales and marketing expenses were $4.3 million for the year ended December 31, 2005 compared to $2.9 million for the year ended December 31, 2004, representing an increase of 47%. The increase primarily was attributable to an increase of approximately $0.7 million in compensation expenses relating to growth in headcount and an increase of approximately $0.5 million in commissions to sales representatives. A portion of the growth in headcount was attributable to the transfer of employees from research and development to sales and marketing to perform technical support functions.

General and Administrative. General and administrative expenses were $0.8 million for the year ended December 31, 2005 compared to $0.7 million for the year ended December 31, 2004, representing an increase of 17%. The increase primarily was attributable to an increase in compensation expenses associated with increased headcount.

Change in Fair Value of Puttable Warrants. Change in fair value of puttable warrants were $1.2 million for the year ended December 31, 2005 compared to $0.2 million for the year ended December 31, 2004, representing an increase in the fair value of puttable warrants issued to lenders.

Financial Expenses, net. Financial expenses were $0.2 million for the year ended December 31, 2005 and $0.2 million for the year ended December 31, 2004. The financial expenses in both years were primarily a result of the interest expenses related to our credit line.

Comparison of Year Ended December 31, 2004 to Year Ended December 31, 2003

Revenues. Revenues were $9.3 million for the year ended December 31, 2004 compared to $4.5 million for the year ended December 31, 2003, representing an increase of 108%. This increase in revenues resulted from an increase in the number and associated unit-volumes of projects that moved into mass production. Approximately $2.5 million of the $9.8 million increase was attributable to sales for IP DSLAMs and approximately $0.7 million of the $9.8 million increase was attributable to sales for multi-service access equipment. Revenue from non-silicon sources decreased as a percentage of sales to 25% (out of which 16% was attributable to service revenues) in 2004 from 45% (out of which 16% was attributable to service revenues) in 2003, due primarily to growth in revenues from access processors and the ability of our existing customers to leverage their previous investments in our development systems and software.

Revenues from services were $1.5 million for the year ended December 31, 2004, compared to $0.7 million for the year ended December 31, 2003, representing an increase of 101%. This increase was primarily attributable to certain projects we performed in 2004 in which we provided significant engineering services to one of our customers.

Gross Profit. Gross profit was $7.2 million for the year ended December 31, 2004 compared to $3.6 million for the year ended December 31, 2003, representing an increase of 103%. The increase in gross profit was the result of a substantial increase in sales of our access processor solutions. Gross margin declined to 77% in 2004 from 79% in 2003 as a result of a decline in average selling prices, slightly offset by a decline in per unit manufacturing costs coming from wafer, assembly and test cost reductions and efficiency improvements. Gross margin of our service revenues remained relatively constant.

Research and Development. Research and development expenses were $8.1 million for the year ended December 31, 2004 compared to $9.0 million for the year ended December 31, 2003, representing a decrease of 11%. Research and development expenses for 2003 included a one time expense of $0.7 million related to the issuance of warrants to one of our investors with whom we have a strategic relationship, in exchange for services. The decrease of approximately $0.3 million was a result of lower amortization expenses related to assets used in development activities, offset by an increase of approximately $0.1 million in compensation expenses associated with an increase in research and development personnel.

Sales and Marketing. Sales and marketing expenses were $2.9 million for the year ended December 31, 2004 compared to $2.7 million for the year ended December 31, 2003, representing an increase of 7%. The increase primarily was attributable to an increase in commissions to sales representatives.

General and Administrative. General and administrative expenses increased to $0.7 million for the year ended December 31, 2004 compared to $0.6 million for the year ended December 31, 2003, representing an increase of 18%. The increase primarily was attributable to an increase in compensation expenses associated with increased headcount.

Change in Fair Value of Puttable Warrants. Change in fair value of puttable warrants was $0.2 million for the year ended December 31, 2004 compared to zero for the year ended December 31, 2003, as the warrants were issued in 2004.

Financial Expenses, net. Financial expenses were $0.2 million for the year ended December 31, 2004 and $0.4 million for the year ended December 31, 2003. The financial expense decreased primarily due to a reduction in the amortization of debt issuance costs during 2004.

Quarterly Results of Operations

The following tables present our unaudited quarterly consolidated results of operations for the eight quarters in the period ended December 31, 2005. You should read the following tables in conjunction with the consolidated financial statements and the related notes contained elsewhere in this prospectus. We have prepared the unaudited information on the same basis as our audited consolidated financial statements. This table includes normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Operating results for any quarter are not necessarily indicative of results for any future quarters or for a full year.

	Three Months Ended
	31-Mar 2004	30-Jun 2004	30-Sep 2004	31-Dec 2004	31-Mar 2005	30-Jun 2005	30-Sep 2005	31-Dec 2005	31-Mar 2006
	(in thousands)
Revenues:
Products	$1,430	$1,846	$2,301	$2,273	$3,265	$4,423	$4,909	$6,192	$7,082
Services	314	447	335	383	179	276	171	179	98
Total revenues	1,744	2,293	2,636	2,656	3,444	4,699	5,080	6,371	7,180
Cost of revenues:
Products	279	324	439	403	768	873	1,052	1,267	1,519
Services	148	188	160	187	70	135	66	67	34
Total cost of revenues	427	512	599	590	838	1,008	1,118	1,334	1,553

Gross profit	1,317	1,781	2,037	2,066	2,606	3,691	3,962	5,037	5,627

Operating costs and expenses:

Research and development	2,019	1,974	2,061	2,011	2,122	2,149	2,158	2,230	2,678
Selling and marketing	675	717	738	799	923	1,121	1,108	1,142	1,164
General and administrative	151	158	181	198	200	181	197	229	264

Total operating expenses	2,845	2,849	2,980	3,008	3,245	3,451	3,463	3,601	4,106

Operating income (loss)	(1,528)	(1,068)	(943)	(942)	(639)	240	499	1,436	1,521
Financial income (expense) net	(78)	(49)	(47)	12	(66)	(19)	(26)	(60)	(14)
Change in fair value of puttable warrants	—	—	—	172	(32)	526	320	357	745

Net income (loss)	$(1,606)	$(1,117)	$(990)	$(1,102)	$(673)	$(305)	$153	$1,019	$762

Net income attributed to preferred stockholders	$—	$—	$—	$—	$—	$—	$153	$1,019	$762
Net loss attributed to common stockholders	$(1,606)	$(1,117)	$(990)	$(1,102)	$(673)	$(305)	$—	$—	$—
Basic and diluted net loss per share of common stock	$(0.40)	$(0.27)	$(0.24)	$(0.26)	$(0.16)	$(0.07)	$—	$—	$—

The following table sets forth our historical results, for the periods indicated, as a percentage of revenue.

	Three Months Ended
	31-Mar 2004	30-Jun 2004	30-Sep 2004	31-Dec 2004	31-Mar 2005	30-Jun 2005	30-Sep 2005	31-Dec 2005	31-Mar 2006
Revenues:
Products	82%	81%	87%	86%	95%	94%	97%	97%	99%
Services	18	19	13	14	5	6	3	3	1
Total revenues	100	100	100	100	100	100	100	100	100
Cost of revenues:
Products	16	14	17	15	22	18	21	20	21
Services	8	8	6	7	2	3	1	1	1
Total cost of revenues	24	22	23	22	24	21	22	21	22

Gross profit	76	78	77	78	76	79	78	79	78

Operating costs and expenses:

Research and development	116	85	78	76	62	46	42	35	37
Selling and marketing	39	31	28	30	27	24	22	18	16
General and administrative	9	7	7	7	6	4	4	3	4

Total operating expenses	164	123	113	113	95	74	68	56	57

Operating income (loss)	(88)	(47)	(36)	(35)	(19)	5	10	23	21
Financial income (expense) net	(4)	(2)	(2)	0	(2)	0	(1)	(1)	0
Change in fair value of puttable warrants	—	—	—	6	(1)	11	6	6	10

Net income (loss)	(92)	(49)	(38)	(41)	(20)	(6)	3	16	11

Our quarterly revenues have consistently increased as a result of growth in revenues from our access processor solutions. Our rate of revenue growth slowed in the fourth quarter of 2004 as a result of a general decline in growth rates in the communications industry as service providers and OEMs utilized excess inventory. Gross margins have remained relatively stable due to declines in the costs to manufacture our solutions, offset by declines in average selling prices.

Operating expenses have steadily increased primarily due to increases in overall headcount. Operating expenses have decreased as a percentage of revenue due to a higher rate of increase in revenues than in operating expenses. Selling and marketing expenses also increased during 2005 due to increased headcount in technical support functions. As a result of the above factors, we achieved operating profitability in the second quarter of 2005 and positive net income in the third quarter of 2005.

Our quarterly operating results may fluctuate based on a number of factors, including levels of capital spending in the communications equipment industry, timing of customer orders, our ability to secure sufficient manufacturing capacity and changes in our operating expenses.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily through private placements of our convertible preferred stock which have aggregated approximately $41 million. We incurred losses from operations since inception until the second quarter of 2005 and had an accumulated deficit of $35.1 million as of March 31, 2006. We experienced net losses of $4.8 million and $9.1 million for the years ended December 31, 2004 and 2003 respectively and $0.2 million and $0.8 million of net income for the year ended December 31, 2005 and for the three months ended March 31, 2006. As of March 31,

2006, our principal source of liquidity consisted of cash and cash equivalents of $9.7 million and short-term deposits of $2.2 million. In August 2004 we entered into an agreement with two financial institutions that provides us with a line of credit for general working capital requirements of up to $5.0 million, of which we utilized $4.0 million as of March 31, 2006. Prior to the completion of this offering, we intend to use our existing cash to repay all amounts outstanding pursuant to the terms of such arrangements.

Over the next 12 months, we expect cash flows from operating activities, along with the net proceeds from this offering, our existing cash and cash equivalents and short-term deposits to be sufficient to fund our operations, taking into account expected increases in research and development expenses, sales and marketing expenses and capital expenditures. We intend to invest approximately $7 million to $9 million in research and development activities, approximately $5 million to $7 million in sales and marketing operations, approximately $1 million to $2 million in capital expenditures and to use the remainder for working capital and other general corporate purposes.

Operating Activities

Net cash provided by our operating activities amounted to $0.6 million in the three months ended March 31, 2006. Cash provided from operating activities was primarily attributable to an increase in net income partially offset by an increase in trade receivables and inventories.

Net cash used in our operating activities amounted to $5.4 million in 2004 and $7.7 million in 2003 and provided net cash of $2.8 million in 2005. Cash used for operating activities was attributable primarily to net losses and increases in trade receivables and inventories partially offset by depreciation of property and equipment, amortization of debt issuance costs, the accretion of the debt discount and change in fair value of puttable warrants and an increase in accrued expenses and other liabilities. Our accounts receivable increased by $1.3 million in the first quarter of 2006, $0.4 million in 2005, $1.3 million in 2004 and by $0.4 million in 2003, as a result of an increase of our revenues during these periods. The relatively smaller increase in accounts receivable in 2005 was attributable to improved collections compared to 2004 and an improvement in timing of customer payments. Our inventories increased by $0.6 million in the first quarter of 2006, $0.4 million in 2005, to $0.4 million in 2004 and to $0.2 million in 2003 in order to meet the increased customer demand for our products. Accrued expenses and other liabilities increased by $ 0.2 million in the first quarter of 2006, $1.3 million in 2005, $0.1 million in 2004 and $0.1 million in 2003, due to amounts owed under a joint-development agreement and increases in accrued royalties and deferred revenue.

Investing Activities

Net cash provided from investment activities amounted to $0.8 million in the three months ended March 31, 2006. Cash provided from investment activity was primarily attributable to the sale of short-term deposits.

Net cash used in our investing activities amounted to $3.4 million in 2005, $0.2 million in 2004 and $0.2 million in 2003. This increase in 2005 related primarily to a $3.0 million investment in short-term deposits and to the acquisition of property and equipment. Net cash used in investing activities in 2004 and 2003 related primarily to the acquisition of property and equipment.

Financing Activities

Our financing activities provided $0.5 million in the three months ended March 31, 2006. Cash generated by financing activities was primarily attributable to proceeds from the issuance of preferred stock in connection with the final milestone set forth in our Series C Preferred Purchase Agreement, as described in the section captioned “Certain Relationships and Related Party Transactions—Agreements with Texas Instruments.”

Our financing activities provided $2.8 million in 2005, $3.3 million in 2004 and $10.3 million in 2003. Cash generated by financing activities was primarily attributable to proceeds from the issuance of preferred stock of $14.2 million, long-term loans of $2.0 million and to a lesser extent proceeds derived from the exercise of stock options and warrants, partially offset by payments of long-term loans.

In June 2002 we signed a loan agreement with lenders for a credit line in an aggregate amount of $5.0 million for two years, out of which we utilized $2.0 million. In August 2004, we entered into agreements with the existing lenders and a new lender, for new credit lines in an aggregate amount of $4.0 million with an option for an additional $1.0 million. To date, we have utilized $4.0 million of the credit lines which shall terminate on June 30, 2006. We intend to use our existing cash to repay the outstanding amount prior to or on such date.

The credit lines bear interest at a rate between LIBOR plus 3.75% to LIBOR plus 4% per annum calculated as of the disbursement date and compounded annually. The accrued interest is payable on the first day of each financial quarter.

In order to secure our obligations to the lenders, we recorded charges on all of our tangible and intangible assets. Our loan agreements also contain covenants which require that we meet certain levels of sales and cash balances. Our failure to comply with the covenants contained in our loan agreements could lead to a default under the terms of these agreements.

We also granted the lenders warrants to purchase shares of our preferred stock that we anticipate will be exercised prior to our initial public offering for a total of 545,436 shares of our common stock. A portion of this total is attributable to a warrant to purchase 108,831 shares of Series B preferred stock at an exercise price of $5.51 per share issued to one of the lenders in connection with the June 2002 loan agreement. This warrant will terminate if not exercised prior to the closing of this offering, and these shares of Series B preferred stock will convert into 181,812 shares of common stock upon completion of this offering. The remaining amount is pursuant to warrants issued to the lenders in connection with the 2004 loan agreements that we anticipate will be exercised for a combined total of 363,624 shares of Series C preferred stock at an exercise price of approximately $3.30 per share. These warrants will likewise terminate if not exercised prior to the closing of this offering, and these shares of Series C preferred stock will convert into 363,624 shares of common stock upon the completion of this offering. For further information regarding these warrants, also see Notes 5 and 8(d) to our consolidated financial statements.

As of March 31, 2006, we had no off-balance sheet arrangements as defined in Item 303(a)(4) of the SEC’s Regulation S-K.

Contractual Commitments

The following table summarizes our contractual obligations at December 31, 2005 and the effect those obligations are expected to have on our liquidity and cash flow in future periods:

	Payment due by period
	Total	Less than 1 year	1 to 3 years	After 3 years
	(in thousands)
Operating leases	$350	$334	$16	$—
Long term loans	4,000	4,000	—	—
Interest expenses	168	168	—	—
Other obligations	86	43	43	—
Total	$4,604	$4,545	$59	$—

Cash capital expenditures were insignificant in the first quarter of 2006, $0.4 million in 2005, $0.1 million in 2004 and $0.2 million in 2003. These expenditures primarily consisted of computers and test and lab equipment. We anticipate that further capital expenditures will be required to support anticipated future growth. We had no material commitments for capital expenditures at March 31, 2006, but we expect these expenditures to increase over the next 12 months for licenses of third party technologies and purchase of computers and test and lab equipment. We expect to incur additional expenses related to research and development and sales and marketing to develop new solutions and improve the functionality or performance of our products.

We typically provide our customers with a 90 day limited warranty under which our products shall conform to the applicable specifications. Historically, we have not incurred material costs related to our warranty and therefore do not currently have any provision for such costs.

Although we are currently not a party to any agreement or letter of intent with respect to potential investments in, or acquisitions of, complementary businesses, products or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. The sale of additional equity securities or convertible debt securities would result in additional dilution to our stockholders. Additional debt would result in increased interest expenses and could result in covenants that would restrict our operations. We have not made arrangements to obtain additional financing and there is no assurance that such financing, if required, will be available in amounts or on terms acceptable to us, if at all.

Recent Accounting Pronouncements

In November 2004, the FASB issued Statement of Financial Accounting Standard No. 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.” (“SAFS No. 151”). SFAS No. 151 amends Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No.151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SAFS No. 151 is effective for inventory costs incurred during fiscal years beginning after September 15, 2005. As of December 31, 2005, we do not expect that the adoption of SFAS No. 151 will have a material effect on our financial position or results of operations.

On December 16, 2004, the FASB issued SFAS No. 123(R), “Share-Base Payment,” which revises the previously effective SFAS No. 123 and supersedes APB No. 25, and on March 29, 2005 the SEC issued SAB 107, “Share-Based Payment” (“SAB 107”). These pronouncements address the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments.  We adopted the fair value recognition provisions of SFAS 123(R), using the modified prospective method for grants that were measured using the fair value method and adopted Statement 123(R) using the prospective-transition method for grants that were measured using the minimum value method in Statement 123 for either recognition or pro forma disclosures. As such, we will continue to apply APB 25 in future periods to equity awards outstanding at the date of Statement 123(R) adoption that were measured using the minimum value method. As a result of adopting Statement 123(R) on January 1, 2006, the Company’s net income for the period ended March 31, 2006, is $71,000 lower with no effect on basic or diluted earnings per share, than if it had continued to account for share based compensation under Opinion 25. If the Company had not adopted Statement 123(R), pro forma basic and diluted earnings per share (Note 2p) for the period ended March 31, 2006 would have been $0.05 and $0.04, compared to reported basic and diluted earnings per share of $0.04 and $0.04.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Risk

All of our revenues are generated in U.S. dollars. A portion of our subsidiaries’ costs is currently paid in their local currency. A devaluation of the U.S. dollar relative to the subsidiaries’ local currencies could reduce our profitability.

We do not currently enter into forward exchange contracts to hedge exposure denominated in foreign currencies or any other derivative financial instruments for trading or speculative purposes. In the future, if we feel our foreign currency exposure has increased, we may consider entering into hedging transactions to help mitigate that risk.

Interest Rate Sensitivity

We had cash and cash equivalents totaling $9.7 million and short-term deposits totaling $2.2 million at March 31, 2006. Our cash and cash equivalents are held for working capital purposes. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we do not believe that changes in interest rates will have a material impact on our financial position and results of operations. However, declines in interest rates will reduce future investment income. In August 2004, we entered into an agreement with two financial institutions, for new credit lines in an aggregate amount of $4.0 million. We undertook to pay the lenders interest, at a rate between LIBOR plus 3.75% to LIBOR plus 4% per annum calculated as of the disbursement date and compounded annually. We intend to repay the outstanding amounts with respect to these credit lines prior to the completion of this offering.

BUSINESS

Wintegra is a leading provider of access processing semiconductors which enable the delivery of new services in the evolving communications network infrastructure. We integrate our access processors with our networking software to deliver proprietary solutions that provide the essential intelligence, or critical processing functions, for access infrastructure equipment. Our customers use our access processor solutions to rapidly bring to market feature-rich products that meet existing networking requirements as well as support the convergence of voice, video, data and wireless services. We target access infrastructure equipment used in markets such as wireless infrastructure, DSL, optical access, multi-service access, VoIP and access routers. Our solutions are designed into equipment for many leading communications OEMs, such as Ericsson, Fujitsu, Lucent, Motorola and Siemens.

Industry Background

Trends in the Communications Industry

Service providers are facing an increasing array of challenges given the ongoing regulatory changes and technological advances in the communications industry. Global deregulation is promoting competition to incumbent service providers from both new entrants and operators in adjacent industries, such as wireless, satellite and cable television service providers. At the same time, end user demands are rapidly evolving. While in the past, communications traffic consisted primarily of traditional voice communications and basic data traffic, such as email and facsimiles, end users are increasingly seeking fast, personalized, content-rich, easy-to-use communications applications and are relying on them in both their professional and personal lives. Accordingly, this trend is increasing demand for high-speed access services, including voice, video, data and wireless.

The combination of competitive pressures and end user demands is placing pressure on service providers to add new services to their existing offerings quickly, with the flexibility to continue to add functionality and to scale as needed. Many new and incumbent service providers presently offer a bundle of voice, video and data services to end users, often referred to as “triple-play.” These services may include both traditional and enhanced voice services, broadcast television and on-demand video, and high-speed Internet data access delivered over a converged broadband connection to the home or office. Service providers also are increasingly adding wireless to the triple-play bundle, referred to as “quad-play,” which has contributed to consolidation between telecommunications and wireless service providers. The bundling of services enables service providers to generate new sources of revenue and increase customer penetration and retention.

The initial capital costs and ongoing operating expenses associated with the deployment of new services are considerable. Many service providers have made significant investments in their existing network infrastructures, which may consist of disparate media, such as copper, coaxial and fiber, as well as numerous protocol families based on Internet Protocol, or IP, Asynchronous Transfer Mode, or ATM, and Time Division Multiplexing, or TDM. Service providers generally seek to maximize their return on investment by leveraging existing infrastructure to offer new services. This has increased demand for upgrades to existing equipment and for complementary new equipment that supports disparate media and numerous protocol families.

Trends in Access Networking

As voice, video and data traffic travels over communications networks, it typically passes through the core and access networks before arriving at the customer premise, or destination. The growing demand for Internet bandwidth over the last decade prompted service providers to make significant capacity investments in the core network, which is the part of the network that is responsible for transporting large volumes of traffic between and within cities. Service providers have also made significant investments in upgrading the core network to a predominantly IP-based infrastructure to more efficiently manage the increased data traffic.

The access network is located between the core network and the customer premise and is integral to the implementation of network services and to the creation of new services. Service providers have begun to spend a greater proportion of their capital budgets on the development of their access networks to enable deployment of new services with increasing bandwidth requirements. To complement the investments previously made in the core network and to combine voice, video and data over a common network, service providers are increasingly seeking to upgrade access networks to IP standards. The use of IP as a transport technology is emerging as the principal network architecture for many service providers.

The following is a graphical representation of access network infrastructure. Parentheticals reflect representative customer equipment into which Wintegra products have been designed.

Within the access network, OEMs typically provide products that target one or more of the following markets:

•

Wireless Infrastructure. Wireless infrastructure is comprised of base stations, aggregation equipment, base station controllers and gateways used to aggregate wireless voice, video and data onto core networks. Many wireless service providers are aggressively deploying third generation networks, or 3G, to increase bandwidth and services, in an effort to achieve higher revenue per user. According to IDC, a market research firm, the market for WCDMA/HSDPA equipment, the largest category of 3G equipment, is expected to grow from $5.6 billion in 2004 to $20.9 billion in 2008. This implies a compound annual growth rate, or CAGR, of 39%. Additionally, some service providers are beginning to deploy new high-speed fixed and mobile broadband networks, such as those based on WiMAX. According to IDC, the market for WiMAX is expected to grow from $23.5 million in 2005 to $1.3 billion in 2008.

•

Digital Subscriber Line (DSL). DSL technology enables high speed broadband access over existing copper telephone lines. Within the DSL market, the products used to aggregate customer premise equipment are commonly referred to as DSL access multiplexers, or DSLAMs. DSLAM performance requirements are increasing as service providers endeavor to offer bundled services of voice, video and data. This is also contributing to the transition to IP-

based DSLAMs, which improves network performance and reduces system complexity. According to Infonetics Research, a market research firm, the worldwide market for IP DSLAMs is expected to grow from $0.7 billion in 2004 to $4.2 billion in 2008. This implies a CAGR of 58%.

•

Optical Access. Optical access uses optical fiber to deliver network services to customers. Optical access infrastructure equipment commonly includes optical line termination units, multi-tenant/dwelling units, or MxUs, and small business units, or SBUs. Optical access allows for improved network performance and enhances service providers’ ability to offer bundled services as compared with existing, copper-based wireline networks by offering higher bandwidth and reliability. For example, in many locations passive optical networking, or PON, is replacing or augmenting DSL as the preferred method of broadband delivery. According to Infonetics Research, the worldwide market for passive optical networking access equipment, including customer premise equipment, is expected to grow from $0.5 billion in 2004 to $1.5 billion in 2008. This implies a CAGR of 29%.

•

Multi-Service Access. Multi-service access equipment supports multiple protocols simultaneously over the same physical media. Multi-service access concentrators and switches have traditionally been used in access infrastructure to aggregate and switch business voice and data services from lower speed T1/E1 lines up through higher speed synchronous optical networking, or SONET, rings. More recently this technology has been used in wireless infrastructure to aggregate and switch packet and voice traffic. In addition, SONET transport equipment is being extended to include the aggregation of business services into equipment referred to as multi-service provisioning platforms, or MSPPs. According to IDC, the market for MSPPs is expected to grow from $2.6 billion in 2004 to $3.6 billion in 2008. This implies a CAGR of 8%.

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VoIP. VoIP technology enables delivery of traditional and enhanced voice services over an IP network. VoIP infrastructure commonly uses media gateways which convert voice from traditional public switched telephony networks to IP-based networks. According to IDC, the market for media gateways is expected to grow from $0.7 billion in 2004 to $3.0 billion in 2008. This implies a CAGR of 45%.

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Access Routers. Access routers support and translate protocols used in access infrastructure. Access routing at the business premises is typically performed by mid-range routers, and with voice support added, by integrated access devices, or IADs. Larger routers in access infrastructure, often referred to as edge routers, are typically equipped with the ability to support the aggregation and adaptation of multi-service technology into an IP core network.

Challenges Faced by Communications OEMs

The evolution of communications network infrastructure has led to significant challenges for OEMs providing access network equipment. Many new access solutions require the combination of one or more protocol families, such as IP, ATM and TDM, into a single product, often referred to as multi-protocol functionality. In addition, OEMs must address disparate regional network topologies, diverse regulatory requirements and differing performance requirements. This has traditionally required the development of a number of new products or variants of existing products to address these challenges.

OEMs strive to quickly and cost-effectively develop competitive products that address evolving network requirements. In the past, many OEMs employed significantly larger engineering staffs to develop expensive application-specific integrated circuits, or ASICs, and networking and application software for access infrastructure equipment. These semiconductor and software solutions were typically unique to each product line and often could not be efficiently extended to subsequent products. As a result, internal product development and support was expensive, time consuming and difficult to manage, causing OEMs to consider third party alternatives. Although a lack of adequate software from third party vendors required many OEMs to continue to develop their own software internally, they began transitioning to third party, or merchant, semiconductors as they became available.

In transitioning to merchant semiconductors, OEMs have generally relied on a combination of devices such as ASSPs, which include network processors, and FPGAs and microprocessors. While these devices may offer advantages for a given criteria, such as performance or power consumption, each of these categories has its own set of trade-offs when used in access infrastructure. For example, products based on microprocessors are highly flexible, but typically consume more power, require companion chips, and have relatively lower performance when compared to ASSPs. FPGAs can offer high performance, but are typically expensive, incapable of implementing the full set of functionality needed, and require an external control path processor. Many ASSPs consume less power and offer faster time to market than FPGAs or microprocessors but rarely integrate a control path processor and have limited flexibility. Network processors, while offering performance and flexibility, do not typically provide the wide range of features needed in the access infrastructure market and tend to be higher in cost and power consumption. In addition, when external companion chips are required, this may decrease reliability while increasing design and manufacturing complexity, power consumption, physical space requirements, and testing, development and support costs. Moreover, when incorporating these semiconductor devices into their products, OEMs are still often required to independently develop the requisite networking software, as merchant semiconductor providers typically have been unable to provide a complete system solution. According to Gartner, the market for ASICs, ASSPs, logic integrated circuits, or ICs, including FPGAs, and microcomponents for access infrastructure is expected to grow from $915 million in 2004 to $1.8 billion in 2009. This represents a CAGR of approximately 14%.

The need for OEMs to quickly bring to market network solutions that satisfy the increasing end user demand for new services has created an opportunity for semiconductor suppliers that can provide complete, flexible and scalable solutions. Ideally, these solutions include proven networking software fully incorporated into a highly integrated semiconductor device. In addition, these solutions must cost effectively support both multiple networking protocols and differing physical media without sacrificing performance. Most importantly, these solutions must enable OEMs to help service providers leverage their existing infrastructures when offering new services.

Our Solutions

Our access processor solutions integrate our proprietary processing architecture and networking software to provide essential intelligence for access infrastructure equipment. Our customers use our access processor solutions to rapidly bring to market feature-rich products that meet existing networking requirements as well as support the convergence of voice, video, data and wireless services. Through the development of a common hardware and software platform, we have been able to adapt our solutions to offer a number of product families that address the specific needs of our target markets within access infrastructure.

We believe that a key competitive advantage is the integration of our proprietary access processor architecture with our networking software into a single-chip solution that meets the requirements of traditional and emerging access network technologies and can be deployed across multiple end markets in the access network.

The key benefits of our solution include:

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Proprietary Access Processor Architecture Reduces System Complexity. The architecture underlying our entire family of solutions combines the functionality of traditionally separate semiconductor devices and networking software into a single high-performance chip. By integrating the data path and the control path with our networking software, we offer our customers a complete access processor solution that often eliminates the need for costly external companion chips such as a separate control path processor. Our solutions were developed to reduce design and manufacturing complexity, power consumption, physical space requirements, and development, testing and support costs for our customers.

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Extensive Networking Software Portfolio Facilitates Migration from Traditional to Emerging Networks. Our solutions enable the delivery of new services in an evolving access infrastructure. By supporting over 50 traditional and emerging communications protocols, our networking software facilitates the migration from traditional to emerging networks. In addition, our solutions support and translate information in different formats, such as packet, cell and TDM, while interfacing with a variety of physical connections. These features enable our customers to offer products that extend the capabilities of service providers’ existing infrastructure and address the disparate requirements of emerging technologies and evolving regulatory environments.

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Comprehensive Access Processor Solutions Enable Faster Time to Market. We provide families of solutions based on configurations of our highly-integrated hardware and networking software to address the specific needs of our target markets within access infrastructure. Our solutions are offered to our customers as comprehensive packages featuring production-ready software in market-specific configurations designed for accelerated implementation. Our networking software is based on a common interface which functions as a system-level control panel and does not require re-qualification by our customers when implemented in a different product or when used for different applications. We believe the combination of our highly-integrated architecture, our market-specific configurations and our common software interface enables our customers to achieve faster time to market relative to conventional solutions such as FPGAs and microprocessors which often require the development of additional networking functions. We are continually expanding our solutions by adding new protocols as they emerge and by increasing software functionality.

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Common Hardware and Software Platform Reduces Development Costs. All of our access processor solutions are built on a common platform. This approach allows our customers to reduce the resources required to develop multiple product lines, migrate features across products and more easily introduce new products in adjacent markets. We designed our platform with the flexibility to scale to changing requirements in access infrastructure by adding functionality and by upgrading performance as needed. Our hardware architecture allows us to increase the number of data path engines commensurate with performance requirements. Our common software interface allows changes to be made seamlessly to the underlying hardware or networking software, without disrupting the existing functionality of the OEM’s products. Lastly, we provide our customers with full access to our software and development tools, enabling them to further differentiate their products in a cost-effective manner by adding or modifying software functionality as desired.

Our solutions have some limitations. For example, because our solutions are flexible in nature and are designed to work in many different applications, our solutions may require more external memory devices than competing products serving a more limited set of applications. While we believe our solutions still compare favorably to competing products in terms of overall cost, space and power, in some cases this may limit the extent of our competitive advantage. In addition, the architecture that supports our portfolio of networking software, while flexible, is not always able to support every emerging protocol required. In such cases, we must modify our silicon, which delays how quickly we can meet our customers’ needs.

Our Strategy

Our goal is to be the leading supplier of access processor solutions to the communications infrastructure market. To accomplish this goal, we intend to:

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Drive Technology Leadership Through Focused Development. We believe our success to date is largely attributable to our innovative approach, which closely couples our proprietary access processor architecture with our networking software and tools. We intend to continue to invest in both semiconductor and software research and development to expand our current solutions and address new requirements in access infrastructure equipment. In addition, we intend to continue to recruit and retain highly qualified semiconductor and software engineers.

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Broaden Our Presence with Existing Customers and Expand Our Customer Base. We work closely with our customers’ R&D teams during the design win stage and throughout our customers’ product life cycles. This has enabled us to develop strong relationships with many leading OEMs and has improved our visibility into their product roadmaps as well as emerging market trends. While in many cases our customers have designed our solutions into multiple products or product lines, we believe that an opportunity exists to further broaden our presence with these customers. In addition, we intend to continue to build relationships with leading companies who are not yet customers to further facilitate the adoption of our access processor solutions.

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Increase Penetration of Existing Markets and Expand into New Markets within Access Infrastructure. We are leveraging our hardware and software capabilities into new access infrastructure solutions for our customers. For example, within the wireless market we are developing products for emerging WiMAX networks to complement our existing 3G solutions. In addition, within the DSL market we are adapting our solutions to address the emerging very high bit rate DSL, or VDSL, technology, which offers higher bandwidth when compared to other DSL technologies. We may also explore new markets into which we can leverage our proprietary access processor architecture, networking software and tools.

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Continue to Provide Differentiated Customer Service and Technical Support. We strive to offer high quality technical support and customer service throughout our customers’ product concept, development and production cycles. We allocate highly trained engineers to our technical support teams in order to maintain a differentiated level of customer service. This provides many benefits to our customers, including shortening design cycles, minimizing development costs and facilitating the launch of their products.

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Focus on Strategic Relationships. We intend to continue to pursue strategic relationships that offer our customers more complete system solutions. For example, we have a strategic relationship with Texas Instruments to provide a reference platform for VoIP solutions and a strategic relationship with PMC-Sierra to provide a reference platform in the multi-service market. We will continue to target relationships that we believe will allow us to increase market share in our current markets, expand into adjacent markets, broaden our technology and intellectual property, and strengthen customer relationships.

Our Products

We are a leading provider of access processor solutions for access infrastructure equipment. From our common platform, we offer numerous products tailored for specific markets within access infrastructure. Our solutions generally vary by the number of data path engines and by the accompanying networking software, which is typically optimized for the intended end market. In addition, our products are often available with varying frequencies, or speeds. The following table summarizes our key products and markets:

Market	Representative Products	Number of Data Path Engines	Representative Applications
Wireless Infrastructure	WIN747W6	2	3G base station or WiMAX base station
	WIN780W4	4	Base station controller interface card
DSL	WIN717D4	1	Low end IP DSLAM line card, Pizza Box
	WIN787D4	4	DSLAM uplink card
	WinArrow 117	4	IP DSLAM line card for ADSL or VDSL
Optical Access	WIN717P4	1	PON SBU
	WIN747 & WIN780P6	2 & 4	Medium/high end PON MxU
Multi-Service Access	WIN787	4	16 T1/E1 multi-service line cards
	WIN737M6	2	DS3 multi-service line cards
	WIN787M6	4	OC-3 multi-service line card
	Universal Front End (UFE)	NA	Companion chip to WIN737M6 and WIN787M6
VoIP	WIN737 & WIN777	2 & 4	Low/High end media gateway or interface card
Access Routers	WIN717I1	1	Integrated Access Devices (IADs)
	WIN780M6	4	Access router line card

Software development environment. In addition to the above products, we offer our customers access to the source software and tools underlying our solutions, which we refer to as our software development environment. With access to our software development environment, our customers can further modify or customize our solutions for their specific needs. The software development environment incorporates our proprietary language used to program our data path engines, the source code underlying our common software interface, and a variety of other tools that can be used for functions such as debugging, simulation and verification.

Technology

We believe that our key competitive advantage is the integration of our proprietary access processor architecture with our networking software into a single-chip solution. Through this integration, we have created a common technology platform upon which all of our products are based. The following is a summary of the key components of our platform.

Proprietary Access Processor Architecture

Our architecture combines, on a single device, data path engines, which process communications traffic, a control path processor, which performs system management functions, and commonly used communications interfaces. Our data path engines were internally developed specifically to enable multi-protocol processing. The control path processor is based on a standard microprocessor core. Because in some applications our customers may choose to use external control path processors, we also offer products that do not incorporate the control path processor.

Our architecture is scalable through the addition of data path engines, with our existing solutions incorporating one, two or four engines. For solutions requiring multiple data path engines, our architecture utilizes proprietary methodologies for automatically allocating processing tasks between these engines. In addition, our architecture allows multiple data path engines to appear to software developers as one processing engine, which simplifies the use of our products.

In addition to our data path and control processors, our hardware architecture includes common communications interfaces. These interfaces provide the connection between the data path engines and other semiconductor devices used in our customers’ products, such as external memories and other processing devices. Our interfaces were developed to be highly configurable to adapt to the wide range of external devices used by our customers.

Below is a depiction of our access processor architecture:

Software

Networking software portfolio. We have developed an extensive portfolio of networking software that supports over 50 traditional and emerging communications protocols. Our networking software enables the translation of multiple protocols simultaneously and supports varying levels of quality of service, facilitating the integration of new and existing networks. For example, when used in an IP DSLAM, our solutions can enable incoming TDM-based voice, video and data to be converted into IP packets.

Common software interface. We have developed a common software interface, referred to as WinPath Device Driver Interface, or WDDI, which is used across all of our products. Running on our control path processor, WDDI functions as a system-level control panel, enabling our customers to specify which features of our products they intend to use. In addition, WDDI enables changes or upgrades to our underlying hardware or networking software to be made without disrupting the existing functionality of the solution.

Software development environment. Our software development environment consists of proprietary language to program our data path engines and additional tools that facilitate functions such as simulation of architecture blocks for protocol verification, system modeling, debugging and performance analysis. The development environment enables us to efficiently develop new data path software protocols for existing and new products. Our customers may use our software development environment to further differentiate their products through the addition or modification of data path software code.

WLS software. Our WLS software enables additional functionality to be implemented in our solutions. Programmed using Linux software, WLS runs on our control path processor and performs functions such as bridging and routing, which previously had been handled by our customers’ internally-developed or third party software. We believe that this additional software layer reduces our customers’ time to market by streamlining their development efforts. Our WLS software is currently being used in the DSL market and is expected to extend to other target markets within access infrastructure.

Customers

We sold our products to more than 50 customers worldwide in the twelve months ended December 31, 2005. Customers that accounted for sales of at least $400,000 in the twelve-month period ended December 31, 2005 include:

Carrier Access	Motorola
Cisco	RAD Data
Corecess	Siemens
ECI	Tellabs
Fujitsu	Zhone
Lucent	ZyXEL

In 2005, Lucent accounted for 24% and Carrier Access accounted for 11% of our revenues. In 2004, Cisco accounted for 17%, ECI accounted for 15% and Zhone accounted for 10% of our revenues. In 2003, Cisco accounted for 27%, Millinet accounted for 13% and Zhone accounted for 11% of our revenues. Many of our customers have designed our solutions into multiple products or product lines. In addition to the customers listed above, we have design wins with OEMs such as ADC Telecommunications, Alcatel, Allied Telesyn Inc., Ericsson, LG Electronics, Samsung, and TD Tech Ltd. Even after we achieve a design win, our customers and their customers typically require twelve to eighteen months to develop and test their products and commence production and may cancel or change their product plans without significant penalty.

Sales and Marketing

We market and sell our products to OEMs, and to a lesser extent, ODMs and subsystem manufacturers, that incorporate our solutions into their products. We have established strong relationships with a number of key customers that we believe are market leaders or that we believe have the potential to become market leaders in various markets within access infrastructure.

Our sales force is located in the United States, Scotland, Israel, and Canada. Given our customers’ lengthy development cycles, our sales activities involve close collaboration with our customers over an extended timeframe. We also currently market our products through and engage in pre-sales activities with local manufacturers’ representatives in North America, Europe and Asia. In addition, we maintain consulting relationships with individuals that support us in the pre-sales and post-sales functions in certain geographies in North America and Asia.

Our marketing group focuses on technical pre-sales activities, product and performance feasibility analysis, product demonstrations, product strategy, product development roadmaps, development of new product feature requirements and competitive analysis. The group works closely with sales in pre-sales activities and with our research and development groups to align our product development roadmap to meet the key technology requirements of our customers. The marketing group also manages product launches, event planning and media relations.

Customer Service and Technical Support

We strive to offer high quality technical support and customer service throughout our customers’ product concept, development and production cycles. We refer to these functions as applications engineering because we deploy highly trained engineering professionals to maintain direct contact with our customers worldwide and to assist our customers’ engineers in integrating our access processor solutions into their products. Our applications engineering centers are located in the United States, Scotland and Israel. Support services typically include schematic reviews and support of software releases, operating systems, and hardware and software problem resolution.

Research and Development

Our research and development team is comprised of both semiconductor and software designers. Our semiconductor design team has extensive experience in all phases of large-scale semiconductor design, including product definition, architecture description, logic and circuit design, implementation and verification. Our software design team has extensive experience in development and verification of software for the communications market. Because the integration of hardware and software is a key competitive advantage of our solutions, our hardware and software design teams simultaneously develop solutions and work closely together throughout the product development process. We believe that this approach is more effective than the traditional semiconductor design process, by which hardware and software are developed separately and sequentially.

The combined experience of our hardware and software design teams enables us to effectively delineate our hardware and software platform for our target markets. This includes the determination of which capabilities will be implemented in hardware versus software, as well as which technologies will be internally developed within our company. This approach also allows us to identify potential system design bottlenecks and address them early in the design process.

We are continually developing new access processor solutions that improve the functionality and cost-performance of our products either by adding new features or by modifying the capabilities of our existing hardware and software. For example, we are developing a new family of solutions, referred to as WinPath2, that incorporates six data path engines and higher clock frequencies, enabling higher performance while continuing to leverage the software that has been developed for our other product families. We are also developing derivative products of the WinPath2 family targeted for new applications, such as WiMAX base stations.

Our hardware architecture, silicon design, hardware reference design and software tools development activities take place in Israel while our networking software development and testing activities take place in both Israel and the United States. As of March 31, 2006, 71 of our employees were primarily engaged in research and development activities. For the years ended December 31, 2005, 2004 and 2003, our research and development expenses were $8.7 million, $8.1 million and $9.0 million. For the three months ended March 31, 2006, our research and development expenses were $2.7 million.

Intellectual Property

We believe that the main value proposition of our access processor solutions and success of our future growth will depend on our ability to protect our intellectual property. We rely on a combination of patent, copyright, trademark, trade secret and other intellectual property laws, as well as confidentiality, non-disclosure and inventions assignment agreements with our employees, consultants and customers to protect and otherwise seek to control access to, and distribution of, our proprietary information and processes. We have developed technical knowledge, which, although not patented, we consider to be significant in enabling us to compete. However, the proprietary nature of such knowledge may be difficult to protect and we may be exposed to competitors who independently develop the same or similar technology or gain access to our knowledge.

As of March 31, 2006, we had three patent applications pending in the U.S. and one granted patent in Taiwan. One of the applications relates to a method, system and apparatus for multiprocessing, another relates to a method and apparatus for dynamic bandwidth allocation for voice and data multiplexing over AAL-2 connections, and the third application, which was granted in Taiwan, relates to dynamic adjustment of AAL2 TIMER CU in voice and data multiplexing over AAL-2 connections. It is possible that other persons or entities may have been issued patents or filed patent applications with respect to components of our access processor technology. Furthermore, we cannot assure you that any patents will be issued to us as a result of the patent applications.

The semiconductor industry is characterized by frequent claims of infringement and litigation regarding patent and other intellectual property rights. We, like other companies in the semiconductor industry, may aggressively protect and pursue our intellectual property rights. To protect our rights, we may file suit against parties whom we believe are infringing or misappropriating our intellectual property rights. These measures may not be adequate to protect our technology from third party infringement or misappropriation. These lawsuits, moreover, may be costly and may divert management’s attention away from day to day operations. In addition, we may not prevail in these lawsuits. If any party infringes or misappropriates our intellectual property rights, this infringement or misappropriation could materially adversely affect our business and competitive position.

In addition to our own intellectual property we also rely on third-party technologies for the development of our access processor solutions. Pursuant to an agreement entered into on January 9, 2001, with MIPS Technologies, we were granted a non-exclusive, worldwide license to MIPS Technologies’ microprocessor core technology to develop, implement and use in our control path subsystem. This agreement provided for a term of five years and terminated on January 8, 2006. There are provisions of this agreement which survive termination such as those relating to each party’s confidentiality obligations, indemnification obligations, and limitations of liability. We are not developing new solutions pursuant to this agreement. However, this agreement permits us to continue manufacturing, distributing and selling our access processor solutions containing such MIPS technology that we distributed commercially prior to the termination of this agreement.

Pursuant to an agreement entered into on December 20, 2000 with Virage Logic Corporation, we were granted a non-exclusive, non-transferable, fee-bearing license to use and reproduce integrated circuit memory cell arrays and corresponding control logic and to distribute such arrays and logic to a specified semiconductor manufacturer and as part of physical implementations of our access processors. The license is granted for one access processor design. Two program schedules were entered into pursuant to this agreement. The first program schedule, dated as of December 20, 2000, provided for a term of six months from the date of shipment and was limited to one project. The second program schedule, dated as of May 14, 2003, provided for a perpetual term for use in a single project. Pursuant to the agreement, we have the right to continue to use the licensed technology from both program schedules following termination with respect to the access processors into which the respective technology was integrated prior to such termination.

Pursuant to an agreement entered into on October 10, 2000 with Palmchip Corporation, we were granted a non-transferable, non-exclusive, single-use license to use, copy and modify certain UART technology for purposes of designing, developing, manufacturing, and having manufactured our access processors; and to offer for sale, sell, import, supply, distribute and have distributed physical implementations of such access processors. This agreement, as amended, provides for a term ending on September 27, 2010. Following such termination, we have the right to continue manufacturing, distributing and selling our access processor solutions that are developed prior to termination.

Pursuant to an agreement entered into on February 8, 2001 with Palmchip Corporation, we were granted a non-transferable, non-exclusive, single-use license to use, copy and modify certain I2C technology for purposes of designing, developing, manufacturing, and having manufactured our access processors; and to offer for sale, sell, import, supply, distribute and have distributed physical implementations of such access processors. This agreement, as amended, provides for a term ending on September 27, 2010. Following such termination, we have the right to continue manufacturing, distributing and selling our access processor solutions that are developed prior to termination.

Pursuant to an agreement entered into on November 27, 2000, as amended on December 23, 2002, with Alcatel Internetworking (PE), Inc., we were granted a non-exclusive, non-transferable, perpetual, world-wide license to modify, use and prepare derivative works of certain Ethernet logic in connection with design and development of our access processors, and to make, have made, use and sell such access processors. The license was granted for one access processor design. In 2003, Mentor Graphics Corporation acquired Alcatel’s Technology Licensing Group business, pursuant to which Mentor Graphics assumed this license. This agreement provides for an indefinite term. Subsequently, pursuant to an agreement entered into on December 2, 2004 with Mentor Graphics Corporation and Mentor Graphics (Ireland) Limited, we were granted a worldwide, perpetual, personal, non-exclusive, non-transferable license to use certain Ethernet logic. Such license includes the right to design and simulate our access processors using the technology; make, copy and distribute the technology as part of our access processors; and to have our access processors manufactured and/or tested at a foundry. Our access processors currently use the Ethernet logic licensed from Mentor Graphics as opposed to the Ethernet technology licensed pursuant to the Alcatel agreement. This agreement provides for a perpetual term.

We entered into a Memorandum of Understanding with PMC-Sierra, Inc. on May 19, 2006 regarding the design of a development board that enables the evaluation of PMC-Sierra’s devices with our WinPath2 access processors. Pursuant to the agreement, PMC-Sierra retains ownership of the development board, but grants us an exclusive license to produce the board and sell it to our customers. The agreement has an indefinite term, but may be terminated by either party upon 120 days written notice. However, to the extent we wish to continue using the development board, the parties are obligated to negotiate in good faith a royalty-free license in a timely manner.

Manufacturing

We use TSMC to manufacture and ASE to test and assemble our solutions. This work includes:

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wafer manufacturing;

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assembly and testing;

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capacity planning;

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work-in-progress tracking;

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production scheduling;

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yield management;

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shipping logistics; and

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quality support functions.

Our logistics and engineering personnel work closely with our third party subcontractors to manage manufacturing logistics, including product planning, work-in-progress control and drop shipment of finished goods to customers worldwide.

We design and develop our single-chip solutions and electronically transfer our proprietary designs to our suppliers, where our devices are fabricated using standard complementary metal oxide semiconductors, or CMOS, process technology. By contracting our manufacturing to third parties, we are able to focus our resources on product design and eliminate the large capital investment and high cost of owning and operating a semiconductor fabrication facility.

We have designed and implemented a quality management system that provides the framework for continual improvement of products, processes and customer service. We apply established design rules and practices for CMOS devices through standard design, layout and test processes.

We also rely on in-depth simulation studies, testing and practical application testing to validate and verify our products. We emphasize a strong supplier quality management practice in which our suppliers are pre-qualified by our operations and quality teams. We require that our suppliers have a quality management system, be certified to ISO9001 and 14001 standards and have an environmental management system certified to the ISO14000 standard. To ensure consistent product quality, reliability and yield, we closely monitor the production cycle by reviewing manufacturing process data from the wafer foundry and the assembly subcontractor.

Competition

The markets in which we compete are highly competitive and are characterized by rapid technological change, evolving industry standards, often lengthy product life cycles and price erosion. We face competition from many semiconductor companies in the markets we serve. We believe that the principal bases of competition in these markets are:

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the types and combinations of communication protocols supported;

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time to market;

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performance and product capabilities;

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ability to modify performance and product capabilities;

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system cost;

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customer support;

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form factor and integration;

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the customer’s software engineering costs;

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reliability;

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installed base with OEMs; and

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reputation.

We believe we compete favorably with respect to each of these factors. However, some of our competitors operate their own fabrication facilities, have longer operating histories and presence in key markets, greater name recognition, larger installed customer bases and greater financial resources than we have. They may be able to introduce new technologies, respond more quickly to changing customer requirements or devote greater resources to the development, marketing and sale of their products than we can. Furthermore, in the event of a manufacturing capacity shortage, these competitors may be able to manufacture products when we are unable to do so.

We compete with domestic and international suppliers of ASSPs, which include network processors, ASICs, FPGAs, microprocessors and combinations of the above, which has resulted and may continue to result in declining average selling prices for our products. New competitors may emerge over time as our markets mature. It is unusual for us to compete against the same company in all of our target markets. We believe we primarily compete with Agere which offers both ASICs and ASSPs, and Freescale which offers microprocessors.  We also face competition from Applied Micro Circuits, Broadcom, Conexant, Infineon, and Mindspeed, which offer ASSPs, and Intel, which offers microprocessors. In addition, we compete with the in-house capabilities of networking OEMs who develop ASICs and FPGAs which are often used in combination with third party microprocessors.

We have designed our solutions specifically for access infrastructure equipment in order to minimize the trade-offs that have been required by competitive ASSPs, ASICs, FPGAs, and microprocessors. For example, products based on microprocessors are highly flexible, but typically consume more power, require companion chips, and have relatively lower performance when compared to ASSPs. FPGAs can offer high performance, but are typically expensive, incapable of implementing the full set of functionality needed, and require an external control path processor. Many ASSPs consume less power and offer faster time to market than FPGAs or microprocessors but rarely integrate a control path processor and have limited flexibility. Network processors, while offering performance and flexibility, do not typically provide the wide range of features needed in the access infrastructure market and tend to be higher in cost and power consumption. In addition, when external companion chips are required, this may decrease reliability while increasing design and manufacturing complexity, power consumption, physical space requirements, and testing, development and support costs.  In contrast, our solutions incorporate the data path and control path into a single chip solution that does not require the use of companion chips. Together with our field-proven software, our semiconductors provide a cost effective solution that combines high performance, low power consumption and the flexibility to address the wide range of feature requirements needed in the access infrastructure market.

Employees

As of March 31, 2006 we had a total of 107 full-time employees, including 71 in research and development, 22 in sales and marketing, ten in general and administration and four in manufacturing control. None of our employees are represented by a labor union. We have not experienced any work stoppages and believe that our relationships with our employees are good.

Facilities

We currently lease our main office, located in Austin, Texas, pursuant to a lease that expires on February 28, 2007, and have an option to extend our lease for an additional twelve months. We occupy approximately 5,449 square feet at this facility. Our Israeli subsidiary leases a 19,601 square foot facility in Ra’anana, Israel, pursuant to a lease that expires on December 31, 2007 for which we have the option to extend for an additional term until December 31, 2009. We also lease office space in Marlborough, Massachusetts and Glasgow, Scotland. We believe that our facilities are adequate for the next 12 months and that, if required, suitable additional space will be available on commercially reasonable terms to accommodate expansion of our operations.

Backlog

Sales of our products are generally made pursuant to purchase orders. We typically include in backlog only those customer orders for which we have accepted purchase orders and which we expect to ship within the next twelve months. However, as lead times at our manufacturing subcontractors are about three months, we may build inventory based on our estimate of future forecasts rather than customers’ orders. In addition, OEMs are increasingly looking for opportunities to reduce their lead times and we may be required to increase our inventory to meet customer demand. Moreover, since orders constituting our current backlog are subject to changes in delivery schedules or cancellation with limited or no penalties, we believe that the amount of our backlog is not necessarily an accurate indication of our future revenues.

Legal Proceedings

On June 21, 2005, QPSX Developments 5 PTY LTD sued Juniper Networks, Inc., Nortel Networks, Inc., Lucent Technologies, Inc., Cisco Systems, Inc. and Alcatel USA, Inc. in the Eastern District of Texas, Marshall Division. QPSX has alleged that each of the defendants infringe U.S. Patent No. 5,689,499, referred to as the ’499 patent, entitled “Method and Apparatus for Managing the

Statistical Multiplexing of Data in Digital Communications Networks.” On May 25, 2006, we received a letter from Cisco informing us that some of Cisco’s accused products incorporate one of our ATM networking products, and requesting that we indemnify Cisco for any accused Cisco product which incorporates this product. At this time, we have not agreed to indemnify Cisco with regard to this litigation. However, there can be no assurances that we will not be required to indemnify Cisco for any judgment of infringement against it and for its legal fees in defending the action brought by QPSX nor can there be any assurance that Cisco will not sue us for indemnification or for breach of express or implied warranties that products sold by us do not infringe any third party’s intellectual property rights. In addition, there can be no assurance that QPSX will not assert claims of infringement of the ’499 patent or other patents against us or our other customers. We have not received a request for indemnification from any of the other defendants in the QPSX litigation, although Nortel, Lucent and Alcatel have purchased our ATM networking products. However, there can be no assurance that these customers will not seek indemnification from us or claim a breach of warranty. Based on our investigation of this matter to date, we believe that we have meritorious defenses to any claim that our ATM networking products infringe the ’499 patent. However, the results of any litigation matter are inherently uncertain and there can be no assurance that some or all of our products will not ultimately be determined to infringe the ’499 patent. We may be required to devote significant management time and resources in connection with claims of infringement or for indemnification or breach of warranty, and our relationships with our customers may be adversely affected, whether or not any such claims are resolved in our favor. An adverse outcome with respect to any such claim of infringement, indemnification or breach of warranty could have a material adverse impact on our business, operating results and financial condition.

In addition to the matters relating to the ’499 patent, we are from time to time involved in legal matters that arise in the normal course of business. As of the date hereof, we do not believe that the ultimate resolution of any of these additional matters, individually or in the aggregate, will have a material adverse effect on our business, financial position or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information about our executive officers and directors as of June 1, 2006:

Name	Age	Position

Jacob (Kobi) Ben-Zvi	53	President, Chief Executive Officer, and Chairman of the Board of Directors
Robert O’Dell	44	Executive Vice-President of Marketing and Business Development and Director
Ricardo Berger	49	Vice-President, Chief Technology Officer
Arnon Mordoh	46	Vice-President of Software Development
Michael Phillip	41	Vice-President of Software Systems
Alon Rozner	33	Chief Financial Officer
Yoram Yeivin	44	Vice-President of Engineering
Eli Akavia(1)(3)(4)	58	Director
Eliyahu Ayalon(2)(4)	63	Director
Yair Seroussi(1)(3)(4)	50	Director
Avigdor Willenz(1)(2)(4)	50	Director

——————

(1)

Member of the Audit Committee

(2)

Member of the Compensation Committee

(3)

Member of the Nominating and Governance Committee

(4)

Determined by our board of directors to meet the requirements for independence under the current standards of Nasdaq and the SEC.

Jacob (Kobi) Ben-Zvi co-founded Wintegra with Robert O’Dell and has served as Chairman of our board of directors and our President and Chief Executive Officer since January 2000. Prior to joining Wintegra in 2000, Mr. Ben-Zvi, held numerous positions at Motorola Semiconductor and affiliated entities. From 1999 to January 2000, he was the Co-General Manager of the Networking and Communications Systems Division at Motorola Semiconductor in Austin, Texas. From 1998 to 1999, Mr. Ben-Zvi was Director of Networking and Computing Core Technology Development, including the Motorola Somerset PowerPC Design Center and the Networking and Communication Design Team in Israel. Prior to that, from 1995 to 1998, Mr. Ben-Zvi was the Business Unit Manager of the Networking and Communications Operation that brought to market the Motorola QUICC and PowerQUICC series of communication processors. From 1982 to 1995, Mr. Ben-Zvi built and managed the design team responsible for Motorola’s communications processors such as the 68302, 68360, and MPC860. Prior to joining Motorola, from 1980 to 1982, Mr. Ben-Zvi was a design engineer at National Semiconductor. Mr. Ben-Zvi holds a M.Sc. in Electrical and Computer Engineering from University of Bridgeport and B.Sc.E.E. from Tel-Aviv University.

Robert O’Dell co-founded Wintegra together with Mr. Ben-Zvi and has served as a member of our board of directors and as Executive Vice-President of Marketing since January 2000. Mr. O’Dell has served as our Executive Vice-President of Marketing and Business Development since December 2005. Prior to joining Wintegra in 2000, Mr. O’Dell held numerous positions at Motorola Semiconductor and affiliated entities. From 1999 to 2000, Mr. O’Dell was the business unit manager for the data path switching operation at Motorola Semiconductor. From 1988 to 1999, Mr. O’Dell held various roles in product planning, systems and applications management, strategic marketing and business development with Motorola’s communications processors: 68302, 68360, PowerQUICC™ and PowerQUICC™ II. Prior to joining Motorola, from 1985 to 1988, Mr. O’Dell held a position relating to product planning at Advanced Micro Devices, Inc., in the area of microprocessors and microcontrollers for embedded systems. Mr. O’Dell holds a M.Sc. in Computer Science from The University of Texas at Austin and a B.S.E.S. in Computer Science from the University of South Florida.

Ricardo Berger has served as our Vice-President and Chief Technology Officer since November 2002. Mr. Berger also served as our Vice-President of Technology from 2000 to 2002. Prior to joining Wintegra, Mr. Berger worked for Motorola, from 1984 to 2000, where he held numerous engineering and managerial positions. Mr. Berger was involved in the architecture definition and VLSI implementation phases of the DSP56000 DSP Processors. He served as Project Leader of the MC68839 FDDI Controller and as a Design Section Manager for products aimed to the Portable Embedded Market: MPC821, MPC823, and MPC801. Mr. Berger graduated with the degree of Engineer in Electro-Mechanics and Electronics from the University of Buenos Aires.

Arnon Mordoh has served as our Vice-President of Software Tools from 2000 to February 2006 and has served as our Vice-President of Software Development since February 2006. Before joining Wintegra, he served as a project manager at Tartan Inc. from 1993 to 1996, in a tools marketing and strategic development role at Texas Instruments from 1996 to 1997, and as a DSP tools manager at Motorola from 1997 to 2000 on projects that involved development of C/C++ compilers, debuggers and other software development tools. Mr. Mordoh holds a M.Sc.E.E. from Tel-Aviv University and a B.Sc. in Computer Engineering from Technion, Israel Institute of Technology.

Michael Phillip has served as our Vice-President of Software Systems since 2000. Mr. Phillip served as a business unit manager for the IP Telephony operation in Motorola’s Semiconductor Products Sector, managing a global team that developed integrated voice, fax, and data solutions for packet networks between 1997 and 2000. He worked as a software design manager for PowerPC on development of high-performance compilers and applications for the PowerPC family of microprocessors and the PowerPC microprocessor architectural definition between 1993 and 1997. Mr. Phillip holds a M.Sc.E.E. and a B.Sc.E.E. from Purdue University.

Alon Rozner has served as our Chief Financial Officer since December 2005. Prior to assuming that role, Mr. Rozner served as our Director of Finance from February 2004 through December 2005 and as our Controller from August 2001 to February 2004. Prior to joining Wintegra, from 1998 to 2001, Mr. Rozner worked as an accountant at Kost, Forer Gabbay & Kasierer (Ernst & Young – Israel) where he was responsible for private and public company accounts including Nasdaq-listed companies in the technology and communication industries. Mr. Rozner served in the Israeli intelligence from 1995 to 1998. Mr. Rozner is a CPA and holds a B.A. in Business Administration and Accounting from The Israeli College of Management.

Yoram Yeivin has served as our Vice-President of Engineering since 2000. Mr. Yeivin worked in the Communications Processors Development at Motorola Semiconductor Israel, Ltd. from 1987 to 2000. He worked as a circuit designer, project leader, section manager and from 1999 to 2000 he managed the NetComm department in Motorola Semiconductor Israel, Ltd. He holds a B.Sc.E.E. from Technion, Israel Institute of Technology.

Eli Akavia has served as a member of our board of directors since February 2006. During the years 1979 to 2002 Mr. Akavia was a partner at Luboshitz Kasierer, an Israeli accounting firm that is currently a member of Ernst & Young International and formerly a member of Arthur Andersen. While at Luboshitz Kasierer, Mr. Akavia served as Head of Audit Department (Audit Division Head) from 1995 to 2001, Head of Hi Tech Division from 1995 to 2002, partner responsible for Professional Standards Group from 1990 to 2002, and partner in charge of Audit Quality (Practice Director) from 2000 to 2002. Mr. Akavia currently serves as a member of the board of directors of On Track Innovations Ltd. and Eden Springs Ltd. Mr. Akavia holds a CPA from the Israeli Board of Certified Public Accountants and served on the Israeli Institute of Certified Public Accountants Committee on Accounting and Financial Reporting and currently serves on the Institute Committee on Auditing Standards and Procedures. Mr. Akavia holds an MBA from Tel-Aviv University and a B.Sc. in Mathematics and Economics from Hebrew University in Jerusalem.

Eliyahu Ayalon has served as a member of our board of directors since January 2006. Mr. Ayalon has served as Chairman and Chief Executive Officer of DSP Group, Inc. since 2000. He is also a member of the Board of Governors of the Technion, Israel Institute of Technology, and a member of the board of directors of Ceva, Inc. Mr. Ayalon’s activity in the high tech industry began in 1976. He has served in executive management roles in companies in the areas of defense, medical equipment, telecommunication and semiconductors. Mr. Ayalon holds a B.Sc. degree in Electronic Engineering from the Technion, Israel Institute of Technology.

Yair Seroussi has served as a member of our board of directors since February 2006. Mr. Seroussi is also currently a member of the board of directors of DSP Group, Israel Corp. and Frutarom Industries Ltd. Since 1993, Mr. Seroussi has been the Managing Director of Amdeal Holdings Ltd., an entity acting as the advisory director of Morgan Stanley and in charge of its activities in Israel. Mr. Seroussi is also the Chairman of the board of directors of Eyal Microwave and Chairman of the Investment Committee of Mivtachim, Israel’s largest pension fund. Mr. Seroussi holds a B.A. in Economics and Political Science from Hebrew University of Jerusalem.

Avigdor Willenz served as a member of our board of directors between 2000 and 2001 and was re-elected to the board in 2004. Mr. Willenz has been primarily a private investor since 2002. During the years 2001 to 2002, Mr. Willenz served as a director of Marvell Technology Group Ltd. following its merger with Galileo Technology Ltd., a company for which he served as the Chief Executive Officer and Chairman of the board of directors from 1992 to 2001. Mr. Willenz was Corporate Product Definition Manager for Integrated Device Technology (IDT) from 1988 to 1992. Prior to joining IDT, Mr. Willenz worked for Elbit Computers Ltd. during the years 1984 to 1988. Mr. Willenz was elected to the board of directors of Radware Ltd, a publicly traded company, in 1999 and the board of directors of UCLT Ltd. in 2006, and presently serves as a member of the board of both companies. Mr. Willenz holds a B.Sc.E.E. from Technion, Israel Institute of Technology.

Board of Directors

Our board of directors is currently composed of six members, including four non-employee members, and our current President and Chief Executive Officer, Jacob (Kobi) Ben-Zvi, and our current Executive Vice-President of Marketing, Robert O’Dell. Upon completion of this offering, our amended and restated certificate of incorporation will provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, two of our directors will be appointed to one-year terms, two will be appointed to two-year terms and two will be appointed to three-year terms. Thereafter, directors will be elected for three-year terms. Our Class I directors, whose terms will expire at the 2007 annual meeting of stockholders, will be Eli Akavia and Yair Seroussi. Our Class II directors, whose terms will expire at the 2008 annual meeting of stockholders, will be Eliyahu Ayalon and Robert O’Dell. Our Class III directors, whose terms will expire at the 2009 annual meeting of stockholders, will be Jacob (Kobi) Ben-Zvi and Avigdor Willenz.

Our bylaws provide that the authorized number of directors may be changed only by a resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors will make it more difficult for a third party to acquire control of our corporation. Our directors may be removed only for cause by the affirmative role of the holders of a majority of our voting stock.

Board Committees

Our board of directors has established three committees: an audit committee, a compensation committee and a nominating and governance committee, each of which will have the composition and responsibilities described below as of the completion of this offering. Our board of directors may establish other committees to facilitate the management of our business.

Audit Committee. Our audit committee consists of Messrs. Akavia, Seroussi and Willenz. Our board of directors has determined that each of these directors is independent within the meaning of the independent director standards of Nasdaq and the SEC. Our board of directors has determined that Mr. Akavia qualifies as an “audit committee financial expert” under applicable SEC rules and has the financial sophistication required by Nasdaq rules. Mr. Akavia serves as the chairperson of our audit committee.

The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include:

•

selecting and hiring our independent auditors;

•

evaluating the qualifications, independence and performance of our independent auditors;

•

approving the audit and permissible non-audit services to be performed by our independent auditors;

•

reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•

overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•

reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•

preparing the audit committee report that the SEC requires in our annual proxy statement; and

•

reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics for our principal executive and senior financial officers.

Compensation Committee. Our compensation committee consists of Messrs. Ayalon and Willenz, each of whom our board of directors has determined is independent within the meaning of the independent director standards of Nasdaq. Mr. Willenz serves as the chairperson of our compensation committee. This committee’s purpose is to assist our board of directors in determining the development plans and compensation for our senior management and directors and recommend these plans to our board. This committee’s responsibilities include:

•

overseeing our compensation policies, plans and benefits programs and making recommendations to the board with respect to improvements or changes to the plans and other plans proposed for adoption;

•

reviewing and approving for our chief executive officer and other executive officers’: (1) annual base salary, (2) annual incentive bonus, including the specific goals and amount, (3) equity compensation, (4) employment agreements, severance agreements and change in control agreements/provisions, (5) signing bonuses or payments of relocations costs, and (6) any other benefits, compensation or arrangements;

•

evaluating and approving the compensation plans, policies and programs for our chief executive officer and other executive officers;

•

administering our equity compensation plans; and

•

preparing the compensation committee report that the SEC requires in our annual proxy statement.

Nominating and Governance Committee. Our nominating and governance committee consists of Messrs. Akavia and Seroussi, each of whom our board of directors has determined is independent within the meaning of the independent director standards of Nasdaq. Mr. Seroussi serves as chairperson of our nominating and governance committee. This committee’s purpose is to assist our board by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. This committee’s responsibilities include:

•

evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•

administering a policy for considering stockholder nominees for election to our board of directors;

•

evaluating and recommending candidates for election to our board of directors;

•

overseeing our board of directors’ performance and self-evaluation process; and

•

reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a director or member of the compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our board of directors or compensation committee. Until February 2006, Jacob (Kobi) Ben-Zvi, our President and Chief Executive Officer, served on our compensation committee and participated in deliberations of our board of directors concerning executive officer compensation. For information concerning transactions between us and Mr. Ben-Zvi or his affiliates, see “Certain Relationships and Related Party Transactions.”

Director Compensation

Our directors do not currently receive any cash fees for their services on the board of directors but are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at board of directors and board committee meetings. In addition, non-employee directors are currently eligible to receive stock options under our 2000 and 2003 Share Option Plans.

In October 2003, as consideration for his service as a member of the board of directors, Mr. Willenz received an option pursuant to our 2003 Share Option Plan to purchase 62,500 shares of our common stock at an exercise price per share of $0.55. This stock option grant vests as to 25% of the shares on the first anniversary of the date of grant and as to 1/48th of the shares each month thereafter, subject to Mr. Willenz continuing to serve as a director on each vesting date.

Upon completion of this offering, each of our non-employee directors will be paid $20,000 annually and $1,000 for each meeting the director attends, and will be reimbursed for reasonable expenses incurred in connection with attending board and committee meetings. The chairman of our audit committee will be paid an additional $8,000 per year and the chairman of our compensation committee will be paid an additional $4,000 per year. In addition, our 2006 Equity Incentive Plan will provide for the automatic grant of options to our non-employee directors. Each of the non-employee directors named above was granted an initial option to purchase 24,000 shares with an exercise price equal to the price per share of this offering upon its completion. After the completion of this offering, each new non-employee director will receive an initial option to purchase 24,000 shares. The initial option grant will vest as to 1/36 of the shares each month, subject to the director continuing to serve as a director on each vesting date. In addition, non-employee directors who have been directors for at least six months will receive a subsequent option to purchase 8,000 shares immediately following each annual meeting of our stockholders, beginning with our 2007 annual meeting. The subsequent option grants will vest as to 1/12th of the shares each month following the date of grant, subject to the director continuing to serve as a director on each vesting date. All options granted under these automatic grant provisions will have a term of ten years and an exercise price equal to the fair market value of our common stock on the date of grant. See “Employee Benefit and Stock Plans—2006 Equity Incentive Plan.”

Executive Compensation

The following table summarizes the compensation awarded or paid to, or earned by, our Chief Executive Officer and each of our four other most highly compensated executive officers during the year ended December 31, 2005, whose total salary and bonus exceeded $100,000. We refer to these officers in this prospectus as our named executive officers.

Summary Compensation Table

Name and Principal Position	Annual Compensation		Long-Term Compensation Awards	All Other Compensation
			Securities Underlying Options
	Salary	Bonus
Jacob (Kobi) Ben-Zvi, President and Chief Executive Officer(1)	$14,133	$—	75,500	$222,782	(2)(3)
Robert O’Dell, Executive Vice-President of Marketing and Business Development	146,871	—	47,500	15,232	(4)
Ricardo Berger, Vice-President and Chief Technology Officer	118,209	—	12,500	20,329	(5)
Michael Phillip, Vice-President of Software Systems	135,850	—	12,500	14,685	(6)
Yoram Yeivin, Vice-President of Engineering	119,094	—	12,500	20,446	(7)

——————

(1)

Mr. Ben-Zvi provided services to us under a services contract between Wintegra Ltd. and Shardan B Management Services Ltd. (Shardan), a company wholly owned by Mr. Ben-Zvi and his spouse.  The cost of Mr. Ben-Zvi’s services to us pursuant to this service contract was $219,329 for the period commencing January 1, 2005 and ending on November 30, 2005 when this service contract was terminated. Following the termination of the services contract with Shardan, we entered into an employment arrangement with Mr. Ben-Zvi effective as of December 1, 2005 pursuant to which Mr. Ben-Zvi was entitled to an annual base salary of $169,600 and the right to certain annual perquisites in the amount of approximately $41,436. Effective as of January 1, 2006 we entered into two employment agreements with Mr. Ben-Zvi pursuant to which he is entitled to an annual base salary, updated as of March 1, 2006, of $183,168 and other annual perquisites in the amount of approximately $56,944.

(2)

Includes a service fee paid to Shardan pursuant to the services contract in the amount of $208,268 and other costs incurred by us in connection with this service contract in the amount of approximately $11,061, which included $9,401 for car lease expenses and $1,660 for gas expenses.

(3)

Includes $3,453 in total perquisites including the amount of $869 for employee’s use of a leased car and $804 provided in lieu of contribution payments to employee’s education fund.

(4)

Includes employer contributions to the employee’s health and dental insurance in the amount of $10,000 and pension fund in the amount of $4,200, in addition to payments for the employee’s life insurance.

(5)

Includes employer contributions to the employee’s managers’ insurance (pension and severance fund components) in the amount of $15,043 in addition to payments for the employee’s education fund and disability component of the employee’s managers’ insurance.

(6)

Includes employer contributions to the employee’s health and dental insurance in the amount of $9,801 and pension fund in the amount of $3,900, in addition to payments for the employee’s life insurance.

(7)

Includes employer contributions to the employee’s managers’ insurance (pension and severance fund components) in the amount of $15,153 in addition to payments for the employee’s education fund and disability component of the employee’s managers’ insurance.

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to stock options granted to the named executive officers during the fiscal year ended December 31, 2005, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually, minus the applicable per share exercise price. These assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock price. We cannot assure you that any of the values in the table will be achieved. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock and overall stock market conditions. The assumed 5% and 10% rates of stock appreciation are based on the assumed initial public offering price of $13.00 per share, the mid-point of the range on the cover of this prospectus. The percentage of total options granted is based upon our granting of options to employees, directors and consultants in 2005 to purchase an aggregate of 504,647 shares of our common stock.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	% of Total Options Granted in Fiscal Year	Exercise Price Per Share	Expiration Date
					5%	10%
Jacob (Kobi) Ben-Zvi	43,000	8.52%	$2.20	Apr 2015	$756,459	$1,204,534
	32,500	6.44	6.28	Dec 2015	355,751	566,473
Robert O’Dell	27,000	5.35	2.20	Apr 2015	474,986	756,335
	20,500	4.06	6.28	Dec 2015	224,397	357,314
Yoram Yeivin	12,500	2.48	6.28	Dec 2015	136,827	217,874
Ricardo Berger	12,500	2.48	6.28	Dec 2015	136,827	217,874
Michael Phillip	12,500	2.48	6.28	Dec 2015	136,827	217,874

All option grants set forth in the above table were granted under our 2003 Share Option Plan and their vesting schedules and other terms are consistent with those described under the heading “Employee Benefit and Stock Plans—2003 Share Option Plan.”

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table describes for the named executive officers the number and value of securities underlying exercisable and unexercisable options held by them as of December 31, 2005. The value realized and the value of unexercised in-the-money options at December 31, 2005 are based on the assumed initial public offering price of $13.00 per share, the mid-point of the range on the cover of this prospectus, less the per share exercise price, multiplied by the number of shares issued or issuable, as the case may be, upon exercise of the option. All options were granted under our 2003 Share Option Plan.

Name	Number of Shares Acquired On Exercise		Value Realized	Number of securities underlying unexercised options at December 31, 2005		Value of unexercised in-the-money options at December 31, 2005
				Exercisable	Unexercisable	Exercisable	Unexercisable
Jacob (Kobi) Ben-Zvi	43,000	(1)	$464,400	—	32,500	$—	$218,400
Robert O’Dell	—		—	10,125	16,875	109,350	182,250
				—	20,500	—	137,760
Yoram Yeivin	—		—	131,250	—	1,680,000	—
				37,500	—	480,000	—
				11,250	—	140,063	—
				10,500	1,500	130,725	18,675
				13,125	7,875	163,406	98,044
				6,188	10,313	66,825	111,375
				—	12,500	—	84,000
Ricardo Berger	—		—	131,250	—	1,680,000	—
				11,250	—	140,063	—
				10,500	1,500	130,725	18,675
				13,125	7,875	163,406	98,044
				6,188	10,313	66,825	111,375
				—	12,500	—	84,000
Michael Phillip	—		—	11,250	—	140,063	—
				9,750	2,250	121,388	28,013
				11,813	9,188	147,066	114,384
				5,156	11,344	55,688	122,513
				—	12,500	—	84,000

——————

(1)

These shares were acquired upon early exercise of an option granted and exercised in 2005, and the shares received upon exercise before vesting are subject to repurchase restrictions that lapse over time.

Employment Agreements and Change of Control Arrangements

See “Certain Relationships and Related Party Transactions—Employment Agreements and Change In Control Arrangements.”

Employee Benefit and Stock Plans

2000 Share Option Plan

Our 2000 Share Option Plan provides for the grant of options to our directors, employees, consultants, service providers and subcontractors, and to the directors, employees, consultants, and service providers of our subsidiaries. As of March 31, 2006, we have granted options to purchase 2,143,400 shares under our 2000 Share Option Plan of which options to purchase 1,275,710 shares are vested and exercisable and we have issued 764,961 shares of common stock, of which 698 are subject to repurchase at the original exercise price.

Options granted under our 2000 Share Option Plan generally vest over four years such that 25% of the number of shares subject to the option vest 12 months after the vesting commencement date and thereafter, an additional 1/48 of the number of shares subject to the option vests each month. Shares that are purchased by employees are subject to irrevocable repurchase provisions of the share option plan at a repurchase price equal to the original exercise price, such that 25% of the shares are released from repurchase (and from escrow) after the first 12 months and thereafter, 1/48 of the shares are released from escrow per month, subject to the optionee’s continued engagement with the Company or subsidiary. Upon termination of employment, an employee may exercise his or her vested options within thirty days of the date of termination, unless prescribed otherwise by the board of directors. Upon termination of employment due to death or disability, an optionee (or his representative) generally may exercise vested options until 12 months from the date of termination. Generally, any option not exercised within 10 years from the grant date expires unless extended by the board of directors. Upon termination, any option not exercised within the aforesaid periods or unvested options return to the plan for reissuance.

Shares issued pursuant to exercise of options under the plan are subject to a voting proxy granted to our chief financial officer or chief operations officer; however, the proxy expires as of completion of this offering. The shares are also subject to rights of first refusal which expire upon completion of this offering. Transfer or sale of options and shares is limited and options may not be transferred in any manner other than by will or by the laws of decent or distribution, unless otherwise approved by the board.

In the event of a merger in which our shares of common stock are exchanged for shares of another corporation and the other corporation is the surviving entity, each option will be assumed or substituted by the successor corporation; if not, unvested options shall be accelerated and all granted options shall be immediately exercisable.

Our board of directors has suspended our 2000 Share Option Plan and we will grant future awards under our 2006 Equity Incentive Plan.

2003 Share Option Plan

Our 2003 Share Option Plan provides for the grant of options to our directors, employees, consultants and service providers, and to the directors, employees, consultants and service providers of our subsidiaries and affiliates.

As of March 31, 2006, there were 114,887 shares of common stock available for issuance under the 2003 plan; options to purchase 1,829,986 shares of common stock have been granted, of which 660,714 are vested and exercisable and 188,765 shares of common stock have been issued, of which 70,619 are subject to repurchase at the original exercise price.

The plan is administered by our compensation committee which makes recommendations to our board of directors regarding grantees of options and the terms of the grant, including the number of options granted, exercise prices, method of payment, vesting schedules, acceleration of vesting and the other matters necessary in the administration of the plan. Options granted under the plan to eligible employees and office holders who are Israeli residents may be granted under Section 102(b)(2) of the Israeli Income Tax Ordinance pursuant to which the options (or the shares issued upon their exercise or other shares received subsequently following any realization of rights, including without limitation bonus shares), must be allocated or issued to a trustee and held in trust for the lesser of (a) 30 months, or (b) two years following the end of the tax year in which the options are granted, provided that options granted after January 1, 2006 are only required to be held in trust for two years from the date of grant.

Options granted under the plan to U.S. residents may qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code. The exercise price for incentive stock options must be at least fair market value on the date the option is granted, or 110% of fair market value if the option holder owns more than 10% of the voting power of all classes of our stock.

Options granted under our 2003 Share Option Plan generally vest over four years such that 25% of the number of shares subject to the option vest 12 months after the vesting commencement date and thereafter, an additional 1/48 of the number of shares subject to the option vests each month. Shares that are purchased by employees are subject to irrevocable repurchase provisions of the share option plans at a repurchase price equal to the original exercise price, such that 25% of the shares are released from repurchase (and from escrow) after the first 12 months and thereafter, 1/48 of the shares are released from escrow per month, subject to the optionee’s continued engagement with the Company or subsidiary. If we terminate an employee for cause, all of the employee’s vested and unvested options expire at the time of delivery of the notice of discharge and all issued shares (vested or unvested) are subject to repurchase, unless determined otherwise by the board of directors. Upon termination of employment for any other reason, an employee may exercise his or her vested options within thirty days of the date of termination, unless prescribed otherwise by the board of directors. Upon termination of employment due to death or disability, an employee (or his representative) generally receives an acceleration of one year’s vesting and may exercise vested options until 10 years from the grant date. Generally, any option not exercised within 10 years (5 years for incentive stock options granted to an employee who holds more than 10% of the voting power of all classes of our stock) from the grant date expires unless extended by the board of directors. Upon termination, any option not exercised within the aforesaid periods or unvested options return to the plan for reissuance.

Shares issued pursuant to exercise of options under the plan are subject to a voting proxy granted to our chief financial officer or chief operations officer; however, the proxy expires as of completion of this offering. The shares are also subject to rights of first refusal which expire upon completion of this offering. In the event of a change of control, or merger, consolidation, reorganization or similar transaction, or the sale of all or substantially all of our assets, each option holder is required to participate in the transaction and sell or exchange their shares received pursuant to the exercise of an option; however this obligation terminates upon completion of this offering. Transfer or sale of options and shares is limited and options may not be transferred in any manner other than by will or the laws of descent and distribution.

In the event of a merger in which our shares of common stock are exchanged for shares of another corporation and the other corporation is the surviving entity, each option will be assumed or substituted by the successor corporation; if not, unvested options shall be accelerated and all granted options shall be immediately exercisable, subject to discretion of the board of directors.

Our board of directors has suspended our 2003 Share Option Plan and we will grant future awards under our 2006 Equity Incentive Plan.

2006 Equity Incentive Plan

We have recently established a 2006 Equity Incentive Plan. Our board of directors adopted our 2006 Equity Incentive Plan in March 2006 and our stockholders approved this plan in June 2006. This plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, deferred stock units and dividend equivalents to our employees, directors and consultants, and the employees and consultants of our affiliates including grants to employees and officers who are Israeli residents under Section 102 of the Israeli Income Tax Ordinance. No awards have yet been issued pursuant to our 2006 Equity Incentive Plan.

Share Reserve. A total of 649,315 shares of our common stock are authorized for issuance under the 2006 Equity Incentive Plan, plus (a) the number of shares (not to exceed 114,887) that remained available for grant under the 2000 Share Option Plan and 2003 Share Option Plan (the “Prior Plans”) as of the date of board approval of the 2006 Equity Incentive Plan (following such approval, no further awards will be made under the Prior Plans) and (b) any shares (not to exceed 858,973) that otherwise would have been returned to the Prior Plans after the date of board approval of the 2006 Equity

Incentive Plan, on account of the expiration, cancellation, or forfeiture of awards granted thereunder. In addition, our 2006 Equity Incentive Plan provides for annual increases in the number of shares available for issuance under our 2006 Equity Incentive Plan on the first day of each fiscal year, beginning with our fiscal year 2007, equal to the “Additional Shares” (as defined below). The “Additional Shares” will be equal to the lesser of:

•

1,334,347 shares, or

•

3% of the outstanding shares of our common stock, calculated on a fully-diluted basis, on the first day of our fiscal year, or

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a lesser amount as our board of directors may determine.

If an option, grant of restricted stock, restricted stock unit, stock appreciation right, performance share, performance unit, deferred stock unit or dividend equivalent (each, an “award”) expires or becomes unexercisable without having been exercised in full, is forfeited back to or repurchased by the Company or is surrendered pursuant to an option exchange program, the unpurchased shares (or forfeited or repurchased shares) which were subject to such award will become available for future grant or sale under our plan (unless our plan has terminated). With respect to stock appreciation rights, only shares actually issued pursuant to the award will cease to be available for future grant or sale under our plan (unless our plan has terminated). However, shares that have actually been issued under our plan under any award, will not be returned to our plan and will not be available for future distribution under our plan, except if unvested shares of restricted stock, performance shares, or restricted stock units are repurchased by us at their original price or are forfeited, in which case such shares will be available for future grant under our plan. Shares withheld to satisfy the purchase price of an award or tax withholding obligations will not become available for future grant or sale under our plan. The shares available will not be reduced by awards settled in cash or by payout of dividend equivalents or performance units.

In the event of any increase or decrease in the number of issued common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock (or other such increase or decrease effected without receipt of consideration), the administrator will make appropriate adjustments in the number of authorized shares, in the number and price of outstanding awards, and in the maximum number of shares subject to options or stock appreciation rights granted to any single person in a single year.

Our board of directors has approved forms of stock option agreements under our 2006 Equity Incentive Plan. These agreements contain provisions which allow for the possibility to grant options which provide that, if within 12 months of a change in control, an optionee whose employment is terminated without cause or who resigns after being asked to relocate by more than 60 kilometers will vest in the shares subject to their option that would have vested during the 12 month period following the optionee’s termination had the optionee remained employed through such 12 month period. The option agreement for our executive officers provides that if, within 12 months of a change in control, an officer is terminated without cause or resigns because of a constructive termination (as such term is defined in the offer’s employment agreement), the optionee will vest in 50% of the portion of the option that was unvested at the time of termination of employment and such officer will be permitted to exercise the vested portion of the options for 12 months after the officer ceases to be a service provider, but the exercise date shall not be extended beyond the later to occur of (x) the fifteenth day of the third month after the options would have otherwise expired due to termination of officer’s employment, or (y) the end of the calendar year during which the options would have otherwise expired due to termination of participant's employment, but in no event longer than the original term of the option. The option agreement for our senior executive officers provides that if, within 12 months of a change in control, such an officer is terminated without cause or resigns because of a constructive termination, the optionee will vest in the unvested portion of his or her option and its post-termination exercise period will be extended as provided in the prior sentence.

Administration of the 2006 Equity Incentive Plan. Our board of directors, or one or more committees appointed by our board, will administer our 2006 Equity Incentive Plan. In the case of awards intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, the committee will consist of two or more “outside directors” within the meaning of Section 162(m). The administrator has the power to determine the terms of the awards, including the exercise price (which may be changed by the administrator after the date of grant, with the consent of the stockholders), the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise.

Stock Options. A stock option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. The administrator will determine the exercise price of options granted under our 2006 Equity Incentive Plan, but the exercise price must be at least equal to the fair market value of our common stock on the date of grant. No individual may be granted options to purchase more than 333,587 shares in any one year, except that in connection with his or her initial service an individual may be granted options to purchase 333,587 additional shares.

The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the date of grant. The administrator determines the term of all other options. The administrator may impose whatever conditions to vesting it determines to be appropriate. However, no stock option may vest until at least six months following the stock option grant date.

Restricted Stock. Restricted stock awards are awards of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator may impose whatever conditions to vesting it determines to be appropriate. However, no restricted stock award may vest until at least one year following the grant date. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator determines the purchase price of any grants of restricted stock and, unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture or to our right of repurchase, which we may exercise upon the voluntary or involuntary termination of the purchaser’s service with us for any reason including death or disability.

Restricted Stock Units. Restricted stock units are awards that provide the participant the right to receive shares at the end of a vesting period. The administrator may impose whatever conditions to vesting, restrictions and conditions to payment it determines to be appropriate. However, no restricted stock unit award may vest until at least one year following the grant date. Such vesting and other requirements may be based on the attainment of organizational or individual performance goals established by the administrator, on the participant’s continued service, or on any other basis determined by administrator. Payments of earned restricted stock units are made in shares.

Stock Appreciation Rights. A stock appreciation right is the right to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant, for that number of shares of our common stock with respect to which the stock appreciation right is exercised. The Company may pay the appreciation in either cash, in shares of our common stock with equivalent value, or in some combination, as determined by the administrator. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and the exercise price of stock appreciation rights. No individual may be granted stock appreciation rights with respect to more than 333,587 shares in any one year, except that in connection with his or her initial service an individual may be granted stock appreciation rights with respect to 333,587 additional shares.

Performance Shares and Performance Units. Performance shares and performance units are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. However, no performance share awards may vest until at least one year following the grant date. The administrator will establish performance goals

(or other vesting criteria) in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The performance goals may be based upon the achievement of performance milestones or continued service by the participant, as determined by the administrator. Performance shares are granted in the form of units to acquire shares of our common stock, with each such unit being the equivalent of one share of our common stock for purposes of determining the number of shares subject to the performance share award. Performance share awards will be paid out in shares. Performance units are similar to performance shares, except that will be paid out in a cash equivalent to the fair market value of the underlying shares, as determined as of the vesting date. Like performance shares, performance units are granted in the form of units to acquire shares of our common stock, but each such unit is the cash equivalent of one share.

Deferred Stock Units. Deferred stock units are awards of restricted stock, restricted stock units, performance shares or performance units that are paid out in installments or on a deferred basis. The administrator determines the terms and conditions of deferred stock units.

Dividend Equivalents. Dividend equivalents are credits, payable in cash, to the account of a participant in an amount equal to the cash dividends paid on one share of our common stock for each share represented by another award held by a participant. Any dividend equivalent granted for a share subject to another award may only be paid to the participant on the vesting date for such share.

Awards for Employees in Israel. Our 2006 Equity Incentive Plan permits the granting of awards pursuant to Section 102(b) of the Israeli Income Tax Ordinance (New Version), 1961 (the “Ordinance”), to employees who are residents of the State of Israel. We refer to these awards as “102 Awards.” Section 102 of the Ordinance determines whether there will be favorable tax treatment in Israel of options and shares granted to employees and office holders. 102 Awards may be designated by the Company as Non-approved 102 Awards or Approved 102 Awards. Approved 102 Awards are conditioned upon the approval of our 2006 Equity Incentive Plan by the Israeli Tax Authorities, and such awards must be held by a trustee for the benefit of the employees and office holders. Approved 102 Awards may either be classified as “Capital Gains Awards” or “Ordinary Income Awards” upon the Company’s election. No Approved 102 Awards may be granted until the Company files an election with the Israeli Tax Authorities regarding the type of Approved 102 Award it intends to grant. A holder of a Non-approved 102 Award must extend to the Company or its affiliate a guarantee for the payment of tax due at the time of sale.

Controlling shareholders and consultants may not receive Approved 102 Awards, but may receive “Section 3(i) Awards” which are awards granted pursuant to Section 3(i) of the Ordinance, and the Company may elect to enter into an agreement with a trustee concerning the administration of the exercise of the Section 3(i) Awards.

Leaves of Absence and Part-time Status. Unless the administrator provides otherwise or as otherwise required by applicable law, the vesting of awards will cease on the first day of an unpaid leave of absence and will only begin again upon the participant’s return to active service. Unless the administrator provides otherwise or as otherwise required by applicable law, the vesting of awards will be extended on a proportionate basis in the event an employee transitions to a reduced or part-time schedule, and will be readjusted in the event the employee later becomes scheduled to work additional hours.

Termination of Service. Upon termination of a participant’s service with us or with a subsidiary of us, he or she may exercise his or her stock option or stock appreciation right for the period of time stated in the award agreement, to the extent vested at the time of termination. In the absence of a stated period in the award agreement, if termination is due to death or disability, the vesting of the award will accelerate by 12 months and any option or stock appreciation right will remain exercisable for 12 months. In all other cases and if not otherwise stated in the award agreement, the stock option or stock appreciation right will generally remain exercisable for three months. However, an option or stock appreciation may never be exercised later than the expiration of its term. With respect to any award other than a stock option or stock appreciation right, the participant shall be entitled to the benefit conferred by the award during the period of time stated in the award agreement (but never beyond the expiration of the term of the award), to the extent vested at the time of termination.

Transferability of Awards. Unless the administrator determines otherwise, awards may not be transferred other than by will or by the laws of descent and distribution, and only the participant may exercise an award during his or her lifetime.

Exchange Program. The administrator, in its sole discretion, may institute an exchange program under which (A) outstanding awards may be surrendered or cancelled in exchange for awards of the same type (which may have lower exercise prices and different terms), awards of a different type, for cash, or a combination of cash and such other awards, or (B) the exercise price of any outstanding award is reduced.

Adjustments upon Merger or Change in Control. Our 2006 Equity Incentive Plan provides that in the event of our “change of control,” the successor corporation will assume or substitute an equivalent award for each outstanding award. If the successor corporation refuses to assume or substitute for the outstanding awards, any award not assumed or substituted for will be fully vested and outstanding options or stock appreciation rights will be exercisable, including as to shares that would not otherwise have been vested and exercisable, for a period of 15 days from the date of notice to the participant and will terminate upon the expiration of the notice period.

Amendment and Termination of Our 2006 Equity Incentive Plan. Our 2006 Equity Incentive Plan will automatically terminate in 2016, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate our 2006 Equity Incentive Plan, but may need the written consent of a participant to do so if such action adversely affects an award previously granted to such participant under our plan.

401(k) Plan

We maintain a 401(k) retirement savings plan. Each participant who is a U.S. employee may contribute to the 401(k) plan, through payroll deductions, up to a statutorily prescribed annual limit of $15,000 in 2006, subject to statutory limitations imposed by the Internal Revenue Service. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times and are not taxable to participants until withdrawn. Employee participants may elect to invest their contributions in various established funds. We may make matching contributions to the accounts of plan participants on a discretionary basis.

Israeli Managers’ Insurance Disclosure

Our Israeli subsidiary, Wintegra Ltd. insures most of its employees under a managers’ insurance policy which includes general and/or individual life and pension insurance policies providing customary benefits to employees, retirement and severance benefits, and often coverage for disability. For each employee’s insurance policy, Wintegra Ltd. contributes an amount equal to 5% of the employee’s gross salary for pension and 8.33% of the gross salary to severance compensation. The employee contributes 5% of his or her gross salary to the insurance policy for pension. For certain employees, the Israeli subsidiary also contributes 2.5% of the employee’s gross salary for disability insurance.

Israeli law generally requires Israeli employers to pay severance benefits upon (i) the retirement or death of an employee; (ii) termination of employment by the employer (except in circumstances that permit the employer to terminate the employment of the employee without paying severance amounts); or, (iii) in certain circumstances, termination of employment by the employee. In accordance with Israeli law, the severance benefit is equal to one month’s salary (at the most recent salary prior to termination) for each full year of employment and to a pro rata portion of one month’s salary for each portion of a year of employment following the first full year of employment. While Wintegra Ltd. deposits 8.33% of the employee’s gross salary in the insurance policy, certain employees of our Israeli subsidiary may receive amounts in excess of the amount in the severance component of their managers insurance due to salary increases during their term of employment or a decision to provide severance in excess of the statutory rates.

In addition, certain employees of Wintegra Ltd. are entitled to an education fund. Wintegra Ltd. contributes 7.5% of the employee’s gross salary to such study fund, and the employee contributes 2.5% of his or her gross salary.

Limitations of Liability and Indemnification Matters

We have adopted provisions in our current certificate of incorporation and our certificate of incorporation as amended and restated upon the closing of this offering, that limit or eliminate the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

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any breach of their duty of loyalty to us or our stockholders;

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acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•

any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

Our certificate of incorporation and our bylaws, as currently in effect and as will be amended and restated upon the closing of this offering, also provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws, as currently in effect and as will be amended and restated upon the closing of this offering, also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our bylaws would permit indemnification.

We intend to enter into separate indemnification agreements with each of our directors and executive officers that are, in some cases, broader than the specific indemnification provisions provided by Delaware law and our charter documents, and may provide additional procedural protection. These agreements will require us, among other things, to:

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indemnify officers and directors against certain liabilities that may arise because of their status as officers and directors;

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advance expenses, as incurred, to officers and directors in connection with a legal proceeding subject to limited exceptions; and

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cover officers and directors under any general or directors’ and officers’ liability insurance policy maintained by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law. We also make available standard life insurance and accidental death and disability insurance policies to our employees.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, during our last three fiscal years, to which we were a party or will be a party, in which:

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the amounts involved exceeded or will exceed $60,000; and

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Any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Sales of Preferred Stock

Since inception, we have issued and sold an aggregate of 10,679,623 shares of preferred stock in the following rounds of financing (excluding shares of preferred stock issued upon exercise of preferred stock warrants and an additional 2,581,919 shares of common stock issuable as a result of antidilution adjustments resulting from a dilutive issuance):

•

in February 2000 we sold an aggregate of 2,524,996 shares of Series A preferred stock at a price of $2.00 per share;

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in April and July 2001 we sold an aggregate of 3,850,206 shares of Series B preferred stock at a price of $5.51 per share;

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in March 2003 and through March 2006 with respect to the additional purchases by Texas Instruments described below under the heading “Agreements with Texas Instruments,” we sold an aggregate of 3,877,909 shares of Series C preferred stock at a price of $3.3 per share; and

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in January 2005 we sold an aggregate of 462,512 shares of Series D preferred stock at a price of $4.689 per share.

Upon the completion of this offering, all of our outstanding shares of preferred stock will automatically convert into shares of common stock on a one-for-one basis.

Transactions with Directors, Executive Officers and 5% Stockholders

The following table summarizes purchases of our preferred stock since inception by our directors, executive officers and holders of more than 5% of our common stock, shares of common stock issuable upon adjustment of conversion price and shares subject to warrants issued in connection with our series C preferred stock financing:

	Series A	Series B	Common Stock Shares Issuable Upon Adjustment	Series C	Series C Shares Subject to Warrants	Series D
Funds affiliated with Magnum Communications Fund L.P.(1)	833,332	740,053	496,274	454,532	136,358	—
Funds affiliated with Concord Ventures II L.P.(2)	833,332	740,052	496,272	909,063	272,718	—
Texas Instruments	—	362,770	243,272	1,212,084	145,450	—
Funds affiliated with Genesis Partners L.P.(3)	—	1,215,283	814,960	—	—	—
Marvell Semiconductor Israel Ltd.(4)	833,333	120,923	81,090	—	—	—
Shardan B Management Services Ltd.(5)	—	—	—	30,302	9,090	—

——————

(1)

Includes 2,337,279 shares of capital stock held by Magnum Communications Fund L.P.; includes 275,068 shares of capital stock held by Magnum Communications Fund (Israel ) L.P.; includes 48,202 shares of capital stock held by Magnum Communications Entrepreneurs Fund L.P.

(2)

Includes 628,739 shares of capital stock held by Concord Ventures II (Israel) L.P.; includes 2,502,281 shares of capital stock held by Concord Ventures II (Cayman) L.P.; includes 41,350 shares of capital stock held by Concord Venture Advisors II (Israel) L.P.; includes 79,067 shares of capital stock held by Concord Venture Advisors II (Cayman) L.P.

(3)

Includes 1,768,430 shares of capital stock held by Genesis Partners II LDC; includes 261,813 shares of capital stock held by Genesis Partners II (Israel) L.P.

(4)

Galileo Technology Ltd. changed its legal and registered name to Marvell Semiconductor Israel Ltd.

(5)

Shardan B Management Services Ltd. is a company wholly owned by Mr. Ben-Zvi and his spouse.

The number of shares of capital stock represented in the above footnotes include shares of common stock issuable upon exercise of warrants and adjustments for anti-dilution price protection. The shares of common stock issuable upon adjustment for anti-dilution protection will be issued in connection with the conversion of all outstanding shares of our preferred stock into shares of our common stock upon completion of this offering.

The affiliates purchased the securities described above at the same prices and on the same terms and conditions as the unaffiliated investors in the private financings.

Our Series B preferred stock stockholders and warrant holders are entitled to anti-dilution price protection resulting from the fact that our Series C preferred stock was sold at a lower price per share than our Series B preferred stock. As a result of this anti-dilution price protection, our Series B preferred stockholders and warrant holders are entitled to receive an adjustment to their conversion price to provide for the issuance of that number of shares of common stock that reflect an investment at the lower price per share.

In connection with a bridge loan agreement we entered into in January 2001 with Galileo Technology Ltd., Magnum Communications Fund L.P., and certain of its affiliates and Concord Ventures II L.P., and certain of its affiliates, these parties provided us with a loan of $2,000,000 at an annual compound interest rate of 8%. The principal and interest converted in April 2001 into 362,777 shares of series B preferred stock and warrants to purchase series B preferred stock. Magnum and Concord exercised the warrants issued in connection with the bridge loan in January 2004 and both of them purchased 29,024 shares of our series B preferred stock at a price of $5.51 per share. The warrant issued to Galileo Technology expired in January 2004.

We issued warrants for the purchase of up to 1,308,814 shares of our Series C preferred stock at an exercise price of $3.3001 to our Series C preferred stock stockholders in connection with the sale of our Series C preferred stock. Pursuant to the terms of the sale of our Series C preferred stock, each Series C preferred stock stockholder that purchased shares of our Series C preferred stock received the right to purchase a number of shares of Series C preferred stock equal to thirty percent (30%) of the number of shares purchased by such stockholder in March 2003. These warrants will terminate if not exercised prior to the closing of this offering.

Registration Rights

Demand registration rights

Subject to certain restrictions, at any time within the five (5) year period commencing ninety days following the completion of this offering, if we receive a request from one or more of our former holders of preferred stock holding (in the aggregate) at least 35% of our then outstanding shares of common stock held by our former preferred stockholders, we must use our best efforts to register any or all of these stockholders’ shares of common stock as follows:

•

we are required to effect up to two such registrations on request as described above, but only if the minimum aggregate offering price of the shares to be registered is at least $5.0 million, and

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after we become eligible under applicable securities laws to file a registration statement on Form S-3 and if agreed to by our stockholders initiating the registration request, we are required to effect an unlimited number of Form S-3 registrations. This type of Form S-3 demand registration can also be initiated by the holders a majority of the shares of common stock issued before conversion of preferred stock due to the completion of this offering.

Upon receipt of a request, we must also give notice of the registration to our other former preferred stockholders and to some of our other stockholders who held shares of common stock issued prior to this offering, including Jacob (Kobi) Ben-Zvi, our Chief Executive Officer, President and Chairman, and Robert O’Dell, our Executive Vice-President of Marketing and Business Development and member of our board of directors, and include in the registration any shares of common stock that they request to include.

Piggyback registration rights

Following this offering, our former preferred stockholders and our other stockholders who held shares of common stock issued prior to this offering, including Jacob (Kobi) Ben-Zvi and Robert O’Dell, will also have the right to request that we include their shares of common Stock in any registration statements filed by us in the future for the purposes of a public offering, subject to specified limitations.

Cutback

In connection with the above demand registrations, the managing underwriters may limit, including entirely, the number of shares offered for marketing reasons. In such case, the managing underwriters must allocate the shares to be included on a pro rata basis, if any, based on shareholdings in our company. In connection with the above piggyback registrations, the managing underwriters may limit the number of shares offered for marketing reasons. In such case, the managing underwriters must allocate 75% of the shares to be included (other than the shares offered by the Company) to the shares requested to be registered by our former Preferred Stockholders and 25% to our stockholders who held shares of common Stock issued prior to this offering (but a holder of common Stock will not be entitled to sell more than its percentage holding in the Company).

Expenses

We are required to pay the expenses associated with preparing and filing the registration statement, other than any underwriting commissions and discounts applicable to the sale of shares.

Agreements with Directors and Officers

Stock Option Grants

We have made grants of stock options to certain of our directors and executive officers. For a description of the terms of these options, see “Management—Director Compensation” and
“—Executive Compensation.”

Employment Agreements and Change in Control Arrangements

Jacob (Kobi) Ben-Zvi. Effective as of January 1, 2006, we entered into two employment agreements with Jacob (Kobi) Ben-Zvi, our President and Chief Executive Officer. One of Mr. Ben-Zvi’s agreements is with Wintegra, Inc. and the other is with Wintegra Ltd., our Israeli subsidiary. The Wintegra, Inc. agreement provides for Mr. Ben-Zvi’s compensation for those days that he works in the United States, and the Wintegra Ltd. agreement provides for Mr. Ben-Zvi’s compensation for those days that he works outside of the United States. Under the agreements, Mr. Ben-Zvi is entitled to a current annual base salary of $183,168 (payable in either U.S. dollars or New Israeli Shekels). Mr. Ben-Zvi will also be entitled to participate in the Wintegra, Inc. group health, dental, and life insurance plans. In addition, he will be granted vacation benefits and the right to participate in our 401(k) savings plan. The Wintegra Ltd. agreement further provides Mr. Ben-Zvi with customary employee benefits, including vacation benefits, manager’s insurance and the right to use of a company automobile, as well as other benefits required by Israeli law.

The agreements both provide that either party may terminate the employment arrangement for any reason or no reason, but 90 days’ prior written notice is required. In addition, together the agreements provide that if Mr. Ben-Zvi’s employment is terminated without “cause” (as defined in the agreements) or Mr. Ben-Zvi resigns due to “constructive termination” (as defined in the agreements), he will be entitled to any accrued salary, vacation or reimbursement expenses owed to him, plus the following severance:

•

continuing payments equal to his base salary rate for a period of six months after the date of termination in accordance with our normal payment practices;

•

vesting at the date of termination of employment of any additional options that would have vested had Mr. Ben-Zvi remained employed with us for an additional twelve months after termination; and

•

continued participation in our health benefit plans for Mr. Ben-Zvi and his dependents, paid for by us, for up to six months after termination.

In the event that Mr. Ben-Zvi’s employment is terminated for “cause” (as defined in the agreements) or is terminated due to death, disability or voluntary termination by Mr. Ben-Zvi (other than subsequent to a change of control, which is discussed in the following paragraph), Mr. Ben-Zvi will be entitled only to any accrued amounts owed to him under the Wintegra, Inc. agreement and to the manager’s insurance benefits, enumerated in the Wintegra Ltd. agreement.

The agreements also work together such that, if we undergo a “change of control” (as defined in the agreements) and Mr. Ben-Zvi resigns or his employment is terminated within one year following the change of control for reasons other than “cause” (as defined in the agreements), death or disability, Mr. Ben-Zvi will be entitled to any accrued amounts owed to him plus the following severance benefits:

•

continuing payments equal to his base salary rate for a period of twelve months after the date of termination in accordance with our normal payment practices;

•

vesting at the date of termination of employment of (a) all unvested options if Mr. Ben-Zvi is terminated for reasons other than for “cause” (as defined in the agreements), death or disability or Mr. Ben-Zvi resigns as a result of “constructive termination” (as defined in the agreements) or (b) 50% of any unvested options at the date of termination if Mr. Ben-Zvi resigns for reasons other than “constructive termination” (as defined in the agreements);

•

extension of the period of time to exercise vested options; and

•

continued participation in our health benefit plans for Mr. Ben-Zvi and his dependents, paid for by us, for up to twelve months after termination.

In addition, in connection with entering into the employment agreements, Mr. Ben-Zvi also entered into our standard form of Confidentiality, Non-competition and Proprietary Information Agreement , whereby he agrees to maintain the confidentiality of our proprietary information during and after the term of his employment, not to solicit any of our employees or compete with us for a period of one year after the termination of his employment, and to assign to us all rights he might have in intellectual property developed in connection with his employment with us.

Robert O’Dell. In January 2000 we entered into an employment agreement with Robert O’Dell, our Executive Vice-President of Marketing and Business Development. The agreement was later amended in April 2006. Mr. O’Dell’s current annual base salary under the agreement is $160,272. Mr. O’Dell is entitled to participate in our group health, dental, and life insurance plans, and he was granted vacation benefits and the right to participate in our 401(k) savings plan. The agreement provides that either party may terminate the employment arrangement for any reason or no reason, but requires 90 days’ prior written notice, unless termination is for cause.

The agreement further provides that if Mr. O’Dell is terminated for reasons other than “cause” (as defined in the agreement), death or a disability, or he resigns due to a “constructive termination” (as defined in the agreement), he will be entitled to receive continuing payments equal to his base salary rate for a period of three months after the date of termination in accordance with our normal payment practices.

If we undergo a “change of control” (as defined in the agreement) and Mr. O’Dell’s employment is terminated for reasons other than for “cause” (as defined in the agreement), death or disability or Mr. O’Dell resigns due to “constructive termination” (as defined in the agreement) within one year following the change of control, Mr. O’Dell will be entitled to the following severance benefits:

•

continuing payments equal to his base salary rate for a period of six months after the date of termination in accordance with our normal payment practices;

•

vesting at the date of termination of employment of 50% of any unvested options at the date of termination; and

•

extension of the period of time to exercise vested options.

In addition, the employment agreement provides that Mr. O’Dell will maintain the confidentiality of our proprietary information during and after the term of his employment. Mr. O’Dell further agreed not to solicit any of our employees or compete with us for a period of one year after the termination of his employment. In connection with the agreement, Mr. O’Dell also agreed to assign to us all rights he might have in intellectual property developed in connection with his employment with us.

Ricardo Berger. Effective in March 2000 our Israeli subsidiary, Wintegra, Ltd., entered into an employment agreement with Ricardo Berger, our Vice-President and Chief Technology Officer. The agreement was later amended in March 2006. Mr. Berger’s current annual base salary under the agreement is $121,560 (paid in New Israeli Shekels). In addition, Mr. Berger was granted an option to purchase 262,500 shares of our common stock pursuant to the agreement. The agreement also provides Mr. Berger with customary employee benefits, including vacation benefits, manager’s insurance, the right to use of a company automobile, as well as other benefits required by Israeli law. The agreement further provides that either party may terminate the agreement for any reason with 90 days’ prior written notice.

If we undergo a “change of control” (as defined in the agreement) and Mr. Berger’s employment is terminated for reasons other than for “cause” (as defined in the agreement), death or disability or Mr. Berger resigns due to “constructive termination” (as defined in the agreement) within one year following the change of control, Mr. Berger will be entitled to the following severance benefits:

•

continuing payments equal to his base salary rate for a period of six months after the date of termination in accordance with our normal payment practices;

•

vesting at the date of termination of employment of 50% of any unvested options at the date of termination; and

•

extension of the period of time to exercise vested options.

The agreement further provides that Mr. Berger will maintain the confidentiality of our proprietary information during and after the term of his employment. Mr. Berger also agreed not to solicit business from our customers or distributors and not to solicit any of our employees for a period of one year after the termination of his employment. He has also agreed not to compete with us for a period of eight months after the termination of his employment. The agreement also provides for the assignment to us of all rights he might have in intellectual property developed in connection with his employment with us.

Michael Phillip. In September 2000, we entered into an offer letter agreement with Michael Phillip, our Vice President of Software Systems. The agreement was later amended in April 2006. Mr. Phillip’s current annual base salary under the agreement is $148,135. In addition, Mr. Phillip was granted an option to purchase 225,000 shares of our common stock pursuant to the agreement. Pursuant to the agreement, Mr. Phillip was paid a $35,000 signing bonus. Mr. Phillip is also entitled to participate in our group health, dental, and life insurance plans, and he was granted vacation benefits and the right to participation in our 401(k) savings plan. The agreement provides that either party may terminate the agreement for any reason with 90 days’ prior written notice.

The agreement further provides that if Mr. Phillip is terminated for reasons other than “cause” (as defined in the agreement), death or a disability, or he resigns due to a “constructive termination” (as defined in the agreement), he will be entitled to receive continuing payments equal to his base salary rate for a period of three months after the date of termination in accordance with our normal payment practices.

If we undergo a “change of control” (as defined in the agreement) and Mr. Phillip’s employment is terminated for reasons other than for “cause” (as defined in the agreement), death or disability or Mr. Phillip resigns due to “constructive termination” (as defined in the agreement) within one year following the change of control, Mr. Phillip will be entitled to the following severance benefits:

•

continuing payments equal to his base salary rate for a period of six months after the date of termination in accordance with our normal payment practices;

•

vesting at the date of termination of employment of 50% of any unvested options at the date of termination; and

•

extension of the period of time to exercise vested options.

In connection with the agreement, Mr. Phillip also entered into an intellectual property assignment agreement whereby he agreed to assign to us all rights he might have in intellectual property developed in connection with his employment with us. Mr. Phillip further agreed not to solicit any of our employees for a period of one year after the termination of his employment and not to or compete with us for a period of eight months after the termination of his employment.

Yoram Yeivin. In February 2000, our Israeli subsidiary, Wintegra, Ltd., entered into an employment agreement with Yoram Yeivin, our Vice-President of Engineering. The agreement was later amended in March 2006. Mr. Yeivin’s current annual base salary under the agreement is $122,729 (paid in New Israeli Shekels). In addition, Mr. Yeivin was granted an option to purchase 262,500 shares of our common stock pursuant to the agreement. The agreement also provides Mr. Yeivin with customary employee benefits, including vacation benefits, manager’s insurance, the right to use of a company automobile, as well as other benefits required by Israeli law. The agreement further provides that either party may terminate the agreement for any reason with 90 days’ prior written notice.

If we undergo a “change of control” (as defined in the agreement) and Mr. Yeivin’s employment is terminated for reasons other than for “cause” (as defined in the agreement), death or disability or Mr. Yeivin resigns due to “constructive termination” (as defined in the agreement) within one year following change of control, Mr. Yeivin will be entitled to the following severance benefits:

•

continuing payments equal to his base salary rate for a period of six months after the date of termination in accordance with our normal payment practices;

•

vesting at the date of termination of employment of 50% of any unvested options at the date of termination; and

•

extension of the period of time to exercise vested options.

In addition, the agreement provides that Mr. Yeivin will maintain the confidentiality of our proprietary information during and after the term of his employment. Furthermore, Mr. Yeivin has agreed not to solicit business from our customers or distributors and not to solicit any of our employees for a period of one year after the termination of his employment. He has also agreed not to compete with us for a period of eight months after the termination of his employment. The agreement also provides for the assignment to us of all rights he might have in intellectual property developed in connection with his employment with us.

Indemnification and Insurance

Prior to the closing of this offering, we expect to enter into an indemnification agreement with each of our directors and executive officers, and we expect to purchase directors’ and officers’ liability insurance. The indemnification agreements and our amended and restated certificate of incorporation and bylaws will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Management—Limitations of Liability and Indemnification Matters.”

Consulting Agreement

Wintegra Ltd. had a services contract with Shardan B Management Services Ltd., a company wholly owned by Mr. Ben-Zvi and his spouse. This contract is described in the section captioned “Management—Executive Compensation.”

Agreements with Texas Instruments

Pursuant to the terms of our Series C Stock Purchase Agreement dated, March 25, 2003, as amended on April 30, 2004, we granted Texas Instruments, or TI, the right to acquire up to 1,212,083 shares of our Series C preferred stock at a price of $3.30 per share upon our satisfaction of the four milestones described in this section.

As of March 22, 2006 these milestones have been either fully achieved or waived pursuant to TI’s right to waive any milestone and TI has purchased the full amount of shares under the agreement.

The first milestone, providing for an aggregate additional purchase of Series C preferred stock in the amount of $800,000, was based upon the signing of a Supply and License Agreement with TI dated April 16, 2003, which permitted TI to manufacture certain components of our solutions to a mutual list of customers in the VoIP market. Pursuant to this agreement, if events occur which could jeopardize our ability to provide adequate supply of our chips used in connection with the high density solution described in the Co-Marketing and Software License Agreement mentioned below, then TI has the right to independently develop, manufacture or have manufactured, distribute and support our products or products having the same or similar functionality as our portions of the high density solution. The term of the agreement is perpetual, provided that either party may terminate at any time after the first five years with six months advance written notice to the other party.

The second milestone, providing for an aggregate additional purchase of Series C preferred stock in the amount of approximately $1,200,000, was based upon the signing of a DSL Multi-Protocol DSLAM Agreement with TI dated November 24, 2003, which provided for reference design co-development and marketing collaboration for products in the DSL market. Although this agreement remains in place, we are not currently working together with TI in co-developing and marketing products for the DSL market pursuant to this agreement.

The third milestone, providing for an aggregate additional purchase of Series C preferred stock in the amount of approximately $700,000, was based on our entering into a memorandum of understanding dated April 20, 2005, relating to a non-exclusive license of our intellectual property for use in certain TI products. We have not entered into a definitive agreement with TI relating to this memorandum of understanding which does not bind either party other than with respect to provisions such as each party’s confidentiality obligations and limitations of liability.

The last milestone, providing for an aggregate additional purchase of Series C preferred stock in the amount of approximately $500,000, was based upon the signing of a definitive agreement relating to the development, manufacture and sale of integrated single chip devices and related software. TI waived this milestone.

TI also provides us certain development engineering services relating to the design and implementation of our WinPath2 solution pursuant to a binding proposal by TI which we accepted in June 2005. In connection with this binding proposal, we have agreed to pay TI an amount of $740,000, upon TI’s achievement of milestones relating to the commencement and completion of designs and the subsequent verification of integrated single chip devices. We are in the process of negotiating a definitive agreement with TI in accordance with this proposal. This agreement is expected to set forth the obligations of TI and provide us with sub-licenses to third party technologies necessary for the development of WinPath2.

Pursuant to the Co-Marketing and Software License Agreement with TI dated April 16, 2003, we entered into a joint marketing agreement to develop a reference design for a high density solution that incorporated certain TI software and chipsets and certain of our software and chips. The term of this agreement is perpetual, provided that either party may terminate at any time after the first ten years with six months advance written notice to the other party. In connection with the agreement, we licensed certain portions of our software to TI to be distributed with TI’s reference designs. Except for the foregoing, the agreement contemplates that each party would independently sell its respective products to customers. We agreed not to enter into a similar agreement with another party during the term of our agreement with TI.

In April 2001, in connection with its purchase of our series B preferred stock, Texas Instruments was granted a right of first offer and negotiation in connection with a potential acquisition of the Company. This right terminates upon completion of this offering.

Our agreements with TI do not limit TI’s ability to compete with us.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our common stock at June 1, 2006, and as adjusted to reflect the sale of the shares of common stock in this offering, for:

•

each person known to us to be the beneficial owner of more than 5% of our common stock;

•

each named executive officer;

•

each of our directors;

•

all of our executive officers and directors as a group; and

•

all selling stockholders.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Wintegra, Inc., 6850 Austin Center Blvd., Suite 215, Austin, TX 78731. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Percentage beneficial ownership calculations are based on 19,201,973 shares outstanding as of June 1, 2006, which assumes 14,752,168 shares of capital stock issuable upon conversion of preferred stock, exercise of warrants and adjustments for anti-dilution price protection and 22,371,973 shares of common stock outstanding upon completion of this offering.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 1, 2006. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Number of Shares Beneficially Owned			Percent of Shares Beneficially Owned %
Beneficial Owner	Before Offering	After Offering	Shares Offered	Before Offering	After Offering
Directors and Named Executive Officers:
Jacob (Kobi) Ben-Zvi(1)**	2,217,840	2,217,840	—	11.54%	9.60%
Robert O’Dell(2)	1,372,365	1,372,365	—	7.14	6.13
Ricardo Berger(3)	182,667	182,667	—	*	*
Arnon Mordoh(4)	131,104	131,104	—	*	*
Michael Phillip(5)	157,687	157,687	—	*	*
Alon Rozner(6)***	22,917	22,917	—	*	*
Yoram Yeivin(7)	220,167	220,167	—	1.13	*
Eli Akavia(8)	4,000	4,000	—	*	*
Eliyahu Ayalon(9)	4,667	4,667	—	*	*
Yair Seroussi(10)	4,000	4,000	—	*	*
Avigdor Willenz(11)	47,635	47,635	—	*	*
Executive officers and directors as a group (11 persons)(12)	4,365,047	4,365,047		21.94%	18.93%

	Number of Shares Beneficially Owned				Percent of Shares Beneficially Owned %
Beneficial Owner	Before Offering	After Offering		Shares Offered	Before Offering	After Offering
5% Stockholders:
Funds affiliated with Magnum Communications Fund L.P.(13) Azrieli Center 1, 35th floor Tel Aviv 67021, Israel	2,692,440	2,692,440		—	14.02%	12.03%
Funds affiliated with Concord Ventures II L.P.(14) 85 Medinat Hayehudim St. 6th Floor P.O. Box 4011 Herzelia 46140, Israel	3,251,437	3,251,437		—	16.93	14.53
Funds affiliated with Genesis Partners L.P.(15) 11 Hamenofim Street Ackerstein Towers, Bldg B 4th Floor Herzliya, Israel	2,030,243	2,030,243		—	10.57	9.07
Marvell Semiconductor Israel Ltd.(16) 6 Hamada St, Industrial Zone Yokneam, 20692 Israel	1,035,346	776,509		258,837	5.39	3.47
Texas Instruments Incorporated(17) 12500 TI Boulevard Dallas, TX 75243-4136	1,963,576	981,788		981,788	10.23	4.39

Other Selling Stockholders:
Plenus Technologies Ltd.(18) Delta House 16 Abba Eban Avenue Herzeliya, Israel 46725	363,624	309,360		54,264	1.89	1.38
PMC-Sierra, Inc.(19) Mission Towers 3975 Freedom Circle Santa Clara, CA 95054	426,512	—		426,512	2.22	—
China Development Industrial Bank, Inc.(20) 125 Nanking East Road, Section 5 Taipei, Taiwan, R.O.C.	651,495	542,896	(23)	108,599	3.39	2.18
Mizrahi Tefahot Bank Ltd.(21) 7 Jabotinsky Street Ramat-Gan, Israel 52136	181,812	181,812	(23)	—	*	*
American Friends of Tmura, Inc. (22) c/o Morrison Cohen, 909 Third Avenue New York, NY 10022-8609	15,000	15,000	(23)	—	*	*

——————

**

Shares issued pursuant to exercise of options under our option plans are subject to a voting proxy to the chief executive officer; however, such proxy expires upon completion of this offering.

***

Shares issued pursuant to exercise of options under our option plans are subject to a voting proxy to the chief financial officer or chief operations officer; however, such proxy expires upon completion of this offering.

(1)

Includes 22,396 shares of our common stock issued upon early exercise of outstanding options for which our right to repurchase these shares lapses within 60 days of June 1, 2006; includes 8,802 shares of our common stock issuable upon exercise of outstanding options within 60 days of June 1, 2006; includes

39,392 shares of capital stock held by Shardan B Management Services Ltd., a company wholly owned by Mr. Ben-Zvi and his spouse.

(2)

Includes 19,615 shares of our common stock issuable upon exercise of outstanding options within 60 days of June 1, 2006.

(3)

Includes 182,667 shares of our common stock issuable upon exercise of outstanding options within 60 days of June 1, 2006.

(4)

Includes 131,104 shares of our common stock issuable upon exercise of outstanding options within 60 days of June 1, 2006.

(5)

Includes 112,500 shares of capital stock held by Mr. Phillip and 45,187 shares of our common stock issuable upon exercise of outstanding options within 60 days of June 1, 2006.

(6)

Includes 22,917 shares of our common stock issuable upon exercise of outstanding options within 60 days of June 1, 2006.

(7)

Includes 220,167 shares of our common stock issuable upon exercise of outstanding options within 60 days of June 1, 2006.

(8)

Includes 4,000 shares of our common stock issuable upon exercise of outstanding options within 60 days of June 1, 2006, which become effective upon completion of this offering. Mr. Akavia joined our board of directors in February 2006.

(9)

Includes 4,667 shares of our common stock issuable upon exercise of outstanding options within 60 days of June 1, 2006, which become effective upon completion of this offering. Mr. Ayalon joined our board of directors in January 2006.

(10)

Includes 4,000 shares of our common stock issuable upon exercise of outstanding options within 60 days of June 1, 2006, which become effective upon completion of this offering. Mr. Seroussi joined our board of directors in February 2006.

(11)

Includes 42,968 shares of our common stock issuable upon exercise of outstanding options within 60 days of June 1, 2006, and 4,667 shares of our common stock issuable upon exercise of outstanding options within 60 days of June 1, 2006 which become effective upon completion of this offering.

(12)

Includes 713,155 shares of our common stock issuable upon exercise of outstanding options within 60 days of June 1, 2006.

(13)

Includes 1,781,513 shares of capital stock, 435,988 shares of common stock issuable upon certain anti-dilution price protection adjustments and rights to purchase an additional 119,778 shares pursuant to warrants held by Magnum Communications Fund L.P.; includes 209,662 shares of capital stock, 51,310 shares of common stock issuable upon certain anti-dilution price protection adjustments and rights to purchase an additional 14,096 shares pursuant to warrants held by Magnum Communications Fund (Israel ) L.P.; includes 36,742 shares of capital stock, 8,976 shares of common stock issuable upon certain anti-dilution price protection adjustments and rights to purchase an additional 2,484 shares pursuant to warrants held by Magnum Communications Entrepreneurs Fund L.P.; includes 3,788 shares of capital stock and rights to purchase an additional 1,136 shares pursuant to warrants held by Y.Z.M.S Advisory Services Ltd., and; includes 18,159 shares of capital stock, 6,081 shares of common stock issuable upon certain anti-dilution price protection adjustments and rights to purchase an additional 2,727 shares pursuant to warrants held by MRVM Advisory Services Ltd. The general partner of Magnum Communications Fund L.P. and Magnum Entrepreneurs Fund L.P. is Magnum Communications Management LTD. The general partner of Magnum Communications Fund (Israel) L.P. is MCF Advisory Services LTD. Mr. Yahal Zilka and Mr. Modi Rosen are the managers of both MCF Advisory Services LTD and Magnum Communications Management LTD and have shared voting and investment authority over these shares. Mr. Zilka has authority with respect to voting and investment decisions relating to the securities held by Y.Z.M.S. Advisory Services Ltd. and Mr. Rosen has authority with respect to voting and investment decisions relating to the securities held by MRVM Advisory Services Ltd. These individuals disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(14)

Includes 480,039 shares of capital stock, 95,929 shares of common stock issuable upon certain anti-dilution price protection adjustments and rights to purchase an additional 52,771 shares pursuant to warrants held by Concord Ventures II (Israel) L.P.; includes 1,910,476 shares of capital stock, 381,784 shares of common stock issuable upon certain anti-dilution price protection adjustments and rights to purchase an additional 210,021 shares pursuant to warrants held by Concord Ventures II (Cayman) L.P.; includes 31,568 shares of capital stock, 6,401 shares of common stock issuable upon certain anti-dilution price protection adjustments and rights to purchase an additional 3,381 shares pursuant to warrants held by Concord Venture Advisors II (Israel) L.P.; includes 60,364 shares of capital stock, 12,158 shares of common stock issuable upon certain anti-dilution price protection adjustments and rights to purchase an additional 6,545 shares pursuant to warrants held by Concord Venture Advisors II (Cayman) L.P. Concord Ventures II (Israel) L.P., Concord Ventures II (Cayman) L.P., Concord Venture Advisors II (Israel) L.P. and Concord Venture Advisors II (Cayman) L.P. are limited partnerships for which Concord II Investment Partners Ltd., an Israeli corporation, is the general partner. Concord II Investment Partners Ltd., through a five-person investment committee composed of certain of its members, has voting and dispositive authority over the shares held by each of these entities. Decisions of the investment committee are made by a majority vote of its members and, as a result, no single member of the investment committee has voting or dispositive authority over the shares. The members of the investment committee of Concord II Investment Partners Ltd. are Mr. Matty Karp, Mr. Yair Safrai, Mr. Yaron Rosenboim, Mr. Avi Domoshevizki and  Mr. Shai Schiller. Concord II Investment Partners Ltd. and the above mentioned individuals, disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(15)

Includes 1,058,564 shares of capital stock held by Genesis Partners II LDC and 709,866 shares of common stock issuable upon certain anti-dilution price protection adjustments held by Genesis Partners II LDC; includes 156,719 shares of capital held by Genesis Partners II (Israel) L.P. stock and 105,094 shares of common stock issuable upon certain anti-dilution price protection adjustments. Mr. Eddy Shalev, Dr. Eyal Kishon and Mr. Yair Shoham are the directors of E. Shalev Management 2000 (1999) Ltd., the general partner or manager of these funds, and these individuals each have voting, investment and dispositive power with respect to these shares, but disclaim beneficial ownership of all shares except to the extent of any pecuniary interest therein.

(16)

Includes 954,256 shares of capital stock held by Marvell Semiconductor Israel Ltd., and 81,090 shares of common stock issuable upon certain anti-dilution price protection. Mr. Eliaz Lavi and Mr. Eitan Medina are the directors of Marvell Semiconductor Israel Ltd., and in such capacity share voting and investment control of these securities but disclaim beneficial ownership therein.

(17)

Includes 1,574,854 shares of capital stock, 243,272 shares of common stock issuable upon certain anti-dilution price protection adjustments and rights to purchase an additional 145,450 shares pursuant to warrants held by Texas Instruments Incorporated. Mr. Richard K. Templeton is President and Chief Executive Officer, Mr. Kevin P. March is Senior Vice President and Chief Financial Officer, Ms. Elizabeth W. Bull is Vice President and Treasurer, Mr. R. Gregory Delagi is Vice President, Mr. Michael J. Hames is Senior Vice President and Ms. Barbara C. Papas is Vice President of Texas Instruments Incorporated and in such capacity each has the individual voting and investment control over the securities but disclaims beneficial ownership therein.

(18)

Includes 72,981 shares of common stock issuable upon certain anti-dilution price protection and rights to purchase an additional 290,643 shares pursuant to warrants held by Plenus Technologies Ltd., or Plenus. The board of directors of Plenus has voting power over these shares, and its members include Mr. Aharon Dovrat, Mr. Oded Axelrod, Mr. Avi Zeevi, Mr. Moti Weiss, Ms. Ruth Simcha and Mr. Eylon Penchas. No single member of the board of directors has voting power over these shares. An investment committee of Plenus, comprised of Mr. Aharon Dovrat, Mr. Oded Axelrod, Mr. Moti Weiss, Ms. Ruth Simcha, Mr. Eylon Penchas, Ms. Edna Peretz Lachish and Mr. Arie Savir, operating by majority vote, has investment control over these shares, and thus, no single member of the investment committee has investment power over these shares. All of the above named individuals disclaim beneficial ownership of the shares, except to the extent of their pecuniary interest therein.

(19)

Mr. Robert Bailey is the President and Chief Executive Officer, Mr. Alan Krock is the Vice President and Chief Executive Officer, and Mr. Glen Kayll is the Treasurer of PMC-Sierra, Inc., and in such capacity each has the individual voting and investment control over the securities but disclaims beneficial ownership therein.

(20)

Includes 423,588 shares of capital stock, 182,454 shares of common stock issuable upon certain antidilution price protection adjustments and rights to purchase an additional 45,453 shares pursuant to warrants held by China Development Industrial Bank, Inc., or CDIB. In March 2006, CDIB executed in favor of Saints Capital Belvedere, L.P., or Saints, an irrevocable proxy and power of attorney giving Saints the voting and investment control over the securities held by CDIB. Ms. Lilian Shackelford Murray is a Managing Director and Ms. Ghia Griarte is a Director of Saints, and in such capacity, each of them individually has voting and investment control over the securities held by CDIB but disclaim beneficial ownership therein except to the extent of any pecuniary interest therein.

(21)

Mr. Shmuel Messenberg, the Head of the Corporate Banking Division at Mizrahi Tefahot Bank Ltd. is the natural person who has the voting and investment control over these securities but disclaims beneficial ownership of all shares except to the extent of any pecuniary interest therein.

(22)

Baruch Lipner is the individual at American Friends of Tmura, Inc. who has the voting and investment control over these securities but disclaims beneficial ownership of all shares.

(23)

If the underwriters’ over-allotment option is exercised in full, the additional shares sold by the selling stockholders set forth below would be allocated as follows:

Selling Stockholder	Shares Subject to Over-allotment Option
Mizrahi Tefahot Bank Ltd.	67,829
China Development Industrial Bank, Inc.	54,275
American Friends of Tmura, Inc.	14,365

DESCRIPTION OF CAPITAL STOCK

Upon completion of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 50,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. The following description summarizes some of the terms of our capital stock, as will be in effect upon completion of this offering and the filing of our amended and restated certificate of incorporation. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which the prospectus is a part.

Common Stock

On March 31, 2006, there were 4,378,488 shares of common stock outstanding, held of record by 47 stockholders. Assuming (i) the issuance of 1,417,645 shares of Series B and Series C preferred stock upon exercise of warrants that will terminate if not exercised prior to the closing of this offering, (ii) the issuance of 2,654,900 additional shares of common stock pursuant to anti-dilution adjustments, (iii) the conversion of all outstanding shares of our preferred stock into shares of common stock in connection with this offering, and (iv) the treatment of shares of restricted stock as outstanding shares upon the termination of voting proxies for these shares upon the closing of this offering, there would have been 19,201,973 shares of common stock outstanding. After this offering, there will be 22,371,973 shares of our common stock outstanding, or 22,985,504 shares if the underwriters exercise their over-allotment option in full.

Upon completion of this offering and the filing of our amended and restated certificate of incorporation, the holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and will not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors will be able to elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock will be entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities of our company, subject to the prior rights of any preferred stock then outstanding. Holders of common stock will have no preemptive or conversion rights or other subscription rights and there will be no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering, will be, fully paid and nonassessable.

Preferred Stock

Upon completion of this offering, our board of directors will have the authority, without any action by the stockholders, to issue from time to time, up to 10,000,000 shares of the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of our company. The existence of authorized but unissued preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interests, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. Immediately after the closing of this offering, no shares of our preferred stock will be outstanding.

Warrants

As of March 31, 2006, there were warrants outstanding for the purchase an aggregate of 1,417,645 shares of our preferred stock, all of which are subject to customary adjustments upon subdivisions, combinations or certain issuances of our common stock. These warrants expire on completion of this offering, and we expect that the holders of these warrants will exercise the warrants prior to the completion of this offering.

Registration Rights

For a discussion of registration rights we have granted to stockholders, please see the section of this prospectus entitled “Certain Relationships and Related Party Transactions—Registration Rights.”

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Bylaws and Delaware Law

Some provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws, as will be in effect upon completion of this offering, contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids.

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws will include provisions that:

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provide for our board of directors to be divided into three classes, with each director serving a three-year term and one class being elected at each annual meeting of stockholders;

•

allow the board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock;

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require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

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prohibit cumulative voting in the election of directors;

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require that special meetings of our stockholders be called only by a majority of the board of directors, the chairman of the board, the chief executive officer or the president;

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establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors; and

•

require that certain amendments to the certificate of incorporation and the bylaws require the approval of the holders of at least 66 2/3% of the voting power of all outstanding voting stock.

The Delaware General Corporation Law

We will be subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•

prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could complicate, delay or prevent a change in control of us. They may also have the effect of preventing changes in our management. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging these proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company located at 59 Maiden Lane, Plaza Level, New York, NY 10038.

Exchange Listing

Our common stock has been approved for quotation on the Nasdaq National Market under the symbol “WNTG.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Upon the closing of this offering, we will have outstanding an aggregate of approximately 22,371,973 shares of common stock, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options. Of these shares, the 5,000,000 shares of common stock to be sold by us and the selling stockholders in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 of the Securities Act. All remaining shares of common stock held by existing stockholders will be “Restricted Securities” as that term is defined in Rule 144 under the Securities Act. Restricted Securities may be sold in the public market only if registered or it they qualify for exemption under Rules 144, 144(k) or 701 under the Securities Act, which rules are summarized below, or another exemption.

As a result of the lock up agreements described below and the provisions of Rule 144, Rule 144(k) and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

Date of Availability of Sale	Approximate Number of Shares
As of the date of this prospectus	—
90 days after the date of this prospectus	—
180 days after the date of this prospectus, although a portion of such shares will be subject to volume limitations pursuant to Rule 144	17,171,565

Lock-up Agreements

All of our directors and executive officers and substantially all of the holders of our capital stock have signed a lock-up agreement which prevents them from selling any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of not less than 180 days from the date of this prospectus without the prior written consent of the representatives. This 180-day period may be extended if (i) during the last 17 days of the 180-day period we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the 180-day period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period. The period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. The representatives may in their sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the 180-day period. When determining whether or not to release shares from the lock-up agreements, the representatives will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Rule 144

In general, under Rule 144 of the Securities Act, beginning 90 days after the date of this prospectus a person deemed to be our “affiliate,” or a person holding restricted shares who beneficially owns shares that were not acquired from us or any of our “affiliates” within the previous year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of either 1% of the then outstanding shares of our common stock, which will equal approximately 223,719 shares immediately after this offering, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options, or the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing with the Securities and Exchange Commission of a notice on Form 144 with respect to such sale. Sales under Rule 144 of the Securities Act are also subject to prescribed requirements relating to the manner of sale, notice and availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is deemed not to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Beginning 180 days after the date of this prospectus, 4,784,186 shares of our common stock will qualify as “Rule 144(k)” shares.

Rule 701

Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with some of the restrictions of Rule 144, including the holding period requirement. Most of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract (such as our current stock option plans) may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

Stock Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock issued or reserved for issuance under our stock option plans. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the Securities and Exchange Commission. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

ISRAELI TAXATION AND GOVERNMENT PROGRAMS

THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL ISRAELI TAX LAWS APPLICABLE TO OUR ISRAELI SUBSIDIARY, AND OF THE ISRAELI GOVERNMENT PROGRAMS FROM WHICH OUR ISRAELI SUBSIDIARY BENEFITS. SOME PARTS OF THIS DISCUSSION ARE BASED ON NEW TAX LEGISLATION WHICH HAS NOT BEEN SUBJECT TO JUDICIAL OR ADMINISTRATIVE INTERPRETATION. ACCORDINGLY, WE CANNOT ASSURE YOU THAT THE VIEWS EXPRESSED IN THE DISCUSSION WILL BE ACCEPTED BY THE ISRAELI TAX AUTHORITY. THIS DISCUSSION DOES NOT COVER ALL POSSIBLE TAX CONSIDERATIONS.

General Corporate Tax Structure in Israel

Israeli companies are generally subject in 2006 to corporate tax at the rate of 31% of their taxable income. Pursuant to a new tax reform, the corporate tax rate would gradually be reduced to a rate of 25% in the year 2010. The rate is scheduled to decline to 29% in 2007, 27% in 2008 and 26% in 2009.

Further, as discussed below, the tax rate is effectively reduced for income derived from an Approved Enterprise.

Measurement of Taxable Income

Pursuant to the Income Tax (Inflationary Adjustments) Law, 1985, results for tax purposes are measured in real terms, in accordance with the changes in the Israeli Consumer Price Index (“Israeli CPI”). Commencing in taxable year 2000, we have elected to measure our taxable income and file our tax return under the Israeli Income Tax Regulations (Principles Regarding the Management of Books of Account of Foreign Invested Companies and Certain Partnerships and the Determination of Their Taxable Income), 1986. Such an election obligates us for three years. Accordingly, results for tax purposes are measured in terms of earnings in United States dollars.

Law for the Encouragement of Capital Investments, 1959

The Law for Encouragement of Capital Investments, 1959, as amended, or the Investment Law, provides certain incentives for capital investments in a production facility (or other eligible assets). Generally, an investment program that is implemented in accordance with the provisions of the Investment Law, referred to as an “Approved Enterprise,” is entitled to benefits, including cash grants from the Israeli government and tax benefits, based upon, among other things, the location of the facility into which the investment is made or the election of the grantee.

The Investment Law was significantly amended effective April 1, 2005. The amendment includes revisions to the criteria for investments qualified to receive tax benefits as an Approved Enterprise. Among other things, the amendment provides tax benefits to both local and foreign investors (even prior to the amendment, the law provided benefits to both local and foreign investors) and simplifies the approval process. The amendment does not apply to investment programs approved prior to December 31, 2004. Our Israeli subsidiary will continue to enjoy its current tax benefits in accordance with the provisions of the Investment Law prior to its revision, but if our Israeli subsidiary is granted any new benefits in the future they will be subject to the provisions of the amended Investment Law. Therefore, the following discussion is a summary of the Investment Law prior to its amendment as well as the relevant changes contained in the new legislation.

According to the Investment Law prior to its amendment, a company that wished to obtain benefits had to receive an approval from the Investment Center of the Israeli Ministry of Industry and Trade. Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset. The tax benefits from any certificate of approval relates only to taxable profits attributable to the specific Approved Enterprise. Income derived from activity that is not integral to the activity of the Approved Enterprise is not eligible to the benefits of the Approved Enterprise.

An Approved Enterprise may elect to forego any entitlement to the grants otherwise available under the Investment Law and, instead, participate in an alternative benefits program. Currently our Israeli subsidiary has one Approved Enterprise program under the alternative benefits track of the Investment Law, which entitles us to tax benefits and not to cash grants. Under the terms of our subsidiary’s Approved Enterprise program, our undistributed income from that Approved Enterprise will be eligible for a two-year tax exemption and an additional period of reduced corporate tax liability at rates ranging between 10% and 25%, depending on the level of foreign (i.e., non-Israeli) ownership of our shares, as determined under the Investment Law. Those tax rates and the related levels of foreign investment are as set forth in the following table:

Rate of Reduced Tax	Reduced Tax Period	Tax Exemption Period	Percent of Foreign Ownership
25%	5 years	2 years	0-25%
25%	8 years	2 years	25-48.99
20%	8 years	2 years	49-73.99
15%	8 years	2 years	74-89.99
10%	8 years	2 years	90-100

Undistributed income derived from our Approved Enterprise programs are entitled to tax benefits as stated above, commencing on the first year in which we generate taxable income from the applicable Approved Enterprise. The tax benefits for the Israeli subsidiary program has not yet started. In any event, the period in which we are entitled to the tax benefits is limited to twelve years from the commencement of production (in accordance with the final approval of the Investment Center) or fourteen years from the date of approval, whichever is earlier.

The Investment Law also provides that an Approved Enterprise is entitled to accelerated depreciation on its property and equipment that are included in an approved investment program. Our Israeli subsidiary has not utilized this benefit.

The benefits available to an Approved Enterprise are conditioned upon terms stipulated in the Investment Law and the regulations thereunder, as well as the criteria set forth in the applicable certificate of approval; such terms include making specified investments in property and equipment, and financing a percentage of investments with share capital. If we do not fulfill these conditions in whole or in part, the benefits can be canceled and we may be required to refund the amount of the benefits, together with linkage to the Israeli consumer price index and interest. We believe that our Approved Enterprise program currently operates in compliance with all applicable conditions and criteria, but there can be no assurance that it will continue to do so.

Dividends paid by our Israeli subsidiary to us will be subject to Israeli withholding tax. In general, under the U.S.-Israel Tax Treaty the rate of such tax will be 12.5% with respect to dividends which are not attributable to income of an Approved Enterprise and 15% with respect to dividends which are attributable to income of an Approved Enterprise. In addition, if the Israeli subsidiary distributes a dividend to us from income that is tax exempt (i.e., from the two first years), the Israeli subsidiary would be required to pay additional tax according to the rates applicable to the income from the Approved Enterprise in the remaining years (that is, a rate of 10% - 25%) with respect to the amount distributed.

Law for the Encouragement of Industry (Taxes), 1969

We believe that our Israeli subsidiary currently qualifies as an “Industrial Company” within the meaning of the Law for the Encouragement of Industry (Taxes), 1969 (the “Industry Encouragement Law”). The Industry Encouragement Law defines “Industrial Company” as a company resident in Israel that derives 90% or more of its income in any tax year (other than income from defense loans, capital gains, interest and dividends) from an “Industrial Enterprise” that it owns. An “Industrial Enterprise” is defined as an enterprise whose major activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to an Industrial Company:

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amortization of the cost of purchased know-how and patents over an eight-year period for tax purposes;

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accelerated depreciation rates on equipment and buildings; and

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the right to elect, under specified conditions, to file consolidated tax returns with additional related Israeli Industrial Companies.

Eligibility for the benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. We cannot assure that we qualify or will continue to qualify as an “Industrial Company” or that the benefits described above will be available in the future.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

This section summarizes certain material U.S. federal income and estate tax consequences relating to the ownership and disposition of common stock to non-U.S. holders. This summary does not provide a complete analysis of all potential tax consequences. The information provided below is based on existing authorities. These authorities may change, possibly with retroactive effect, or the IRS might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of common stock could differ from those described below. For purposes of this summary, a “non-U.S. holder” is any holder other than a citizen or resident of the United States, a corporation organized under the laws of the United States or any state, a trust that is (i) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person or an estate whose income is subject to U.S. income tax regardless of source. If a partnership or other flow-through entity is a beneficial owner of common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, partnerships and flow-through entities that hold our common stock and partners or owners of such partnerships or entities, as applicable, should consult their own tax advisors. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules, including, without limitation, banks, insurance companies, or other financial institutions; persons subject to the alternative minimum tax; tax exempt organizations; dealers in securities or currencies; traders in securities that elect to use a mark to market method of accounting for their securities holdings; persons that own, or are deemed to own, more than five percent of our company (except to the extent specifically set forth below); certain former citizens or long term residents of the United States; persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code. Finally, the summary does not describe the effects of any applicable foreign, state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

Dividends

We have not made any distributions on our common stock, and we do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a non-U.S. holder’s basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock. Any dividend paid to a non-U.S. holder on our common stock will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might apply at a reduced rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. A non-U.S. holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership or other flow-through entity, the certification requirements generally apply to the partners or other owners and the partnership or other entity must provide the partners’ or other owners’ documentation to us or our paying agent along with its own applicable certification. Special rules, described below, apply if a dividend is effectively connected with a U.S. trade or business conducted by the non-U.S. holder.

Sale of Common Stock

Non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

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the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (in which case the special rules described below apply);

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the non-U.S. holder is an individual who holds our common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

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the non-U.S. holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates; or

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the rules of the Foreign Investment in Real Property Tax Act, or FIRPTA (described below) treat the gain as effectively connected with a U.S. trade or business.

An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S. If a non-U.S. holder is described in the third bullet point above, the non-U.S. holder should consult its own tax advisor to determine the U.S. federal, state, local and other tax consequences that may be relevant to such holder.

The FIRPTA rules may apply to a sale, exchange or other disposition of common stock if we are, or were within five years before the transaction, a “U.S. real property holding corporation,” or a USRPHC. In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future. If we are or become a USRPHC, so long as our common stock is regularly traded on an established securities market, only a non-U.S. holder who, actually or constructively, holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of our common stock.

Dividends or Gain Effectively Connected With a U.S. Trade or Business

If any dividend on common stock, or gain from the sale, exchange or other disposition of common stock, is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the dividend or gain will be subject to U.S. federal income tax at regular graduated rates. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” dividend or gain would generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed place of business maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30 percent withholding tax. To claim exemption from withholding for any effectively connected dividend or gain, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the non-U.S. holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30 percent, although an applicable income tax treaty might provide for a lower rate.

U.S. Federal Estate Tax

The estates of nonresident alien individuals are generally subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property for federal estate tax purposes and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

Backup Withholding and Information Reporting

The Internal Revenue Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide its U.S. taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on its returns. The withholding tax rate is currently 28 percent. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments to non-U.S. holders of dividends on common stock will generally not be subject to backup withholding, and payments of proceeds made to non-U.S. holders by a broker upon a sale of common stock will not be subject to information reporting or backup withholding, in each case so long as the non-U.S. holder certifies its nonresident status. Some of the common means of certifying nonresident status are described under “—Dividends or Gains Effectively Connected With a U.S. Trade or Business.” We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

Any amounts withheld from a payment to a holder of common stock under the backup withholding rules may generally be credited against any U.S. federal income tax liability of the holder.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES TO SUCH INVESTOR OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Wintegra, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase, and Wintegra and the selling stockholders have agreed to sell to them, severally, the number of shares indicated in the following table. Goldman, Sachs & Co., J.P. Morgan Securities Inc., CIBC World Markets Corp., and Thomas Weisel Partners LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
CIBC World Markets Corp.
Thomas Weisel Partners LLC

Total	5,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 613,531 shares from Wintegra and an additional 136,469 shares from certain of the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by Wintegra and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 750,000 additional shares.

Paid by Wintegra
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $       per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $       per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

Wintegra and its executive officers, directors, and holders of substantially all of its outstanding shares of common stock, including each of the selling stockholders, have agreed with the underwriters, other than in this offering and subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of its common stock or securities convertible into, or exercisable or exchangeable for, shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to the issuance by Wintegra of any securities in accordance with any of its existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period Wintegra issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, Wintegra announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among Wintegra, the selling stockholders and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Wintegra’s historical performance, estimates of the business potential and earnings prospects of Wintegra, an assessment of Wintegra’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Wintegra’s common stock has been approved for quotation on the Nasdaq National Market under the symbol “WNTG.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us and the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

Each of the underwriters has represented and agreed that:

a)

it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (“FSMA”) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (“FSA”);

b)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to Wintegra; and

c)

it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

a)

to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

b)

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

c)

in any other circumstances which do not require the publication by Wintegra of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies

Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, (ii) where no consideration is given for the transfer or (iii) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law), and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

A prospectus in electronic format may be made available on the websites maintained by one or more of the representatives, and may also be made available on the websites maintained by the underwriters. The representatives may agree to allocate a number of shares to the underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Wintegra and the selling stockholders estimate that their share of the total expenses of the offering, including underwriting discounts and commissions, will be approximately $           .

Wintegra and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates may in the future perform various financial advisory, commercial banking and investment banking services for Wintegra, for which they may receive customary fees and expenses.

LEGAL MATTERS

The validity of our common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Danziger Klagsbald & Co., our Israeli counsel, will pass upon certain matters relating to Israeli law. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, San Francisco, California. Certain matters relating to Israeli law will be passed upon for the underwriters by Meitar Liquornik Geva & Leshem Brandwein, Ramat Gan, Israel.

A member of Danziger Klagsbald & Co. holds a beneficial interest in an aggregate of 2,500 shares of our Series A preferred stock which will convert into 2,500 shares of our common stock upon completion of this offering.

EXPERTS

Our consolidated financial statements as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005 included in this prospectus have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Copies of these materials may be obtained from such offices upon payment of the prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

WINTEGRA INC. AND ITS SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

WINTEGRA INC.

We have audited the accompanying consolidated balance sheets of Wintegra Inc. (“the Company”) and its subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2004 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

Tel-Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
February 17, 2006	A Member of Ernst & Young Global
except for note 8(a)(1) and 8(a)(5), as to which the date is June 22, 2006 and for note 13, as to which the date is
March 22, 2006

WINTEGRA INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands)

	December 31,		March 31, 2006
	2004	2005
			Unaudited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,584	$7,796	$9,669
Short-term deposits	—	3,000	2,200
Trade receivables	2,014	2,376	3,634
Inventories	684	1,075	1,704
Other accounts receivable and prepaid expenses	134	166	273
Total current assets	8,416	14,413	17,480

LONG-TERM ASSETS:
Long-term prepaid expenses	77	97	92
Severance pay fund	1,041	1,346	1,379
Total long-term assets	1,118	1,443	1,471

PROPERTY AND EQUIPMENT
Cost	2,559	2,935	2,983
Accumulated depreciation	2,009	2,270	2,322
	550	665	661

Total assets	$10,084	$16,521	$19,612

The accompanying notes are an integral part of the consolidated financial statements.

WINTEGRA INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS — (Continued)

(U.S. dollars in thousands, except share and per share data)

	December 31,		March 31, 2006	Pro forma Stockholders’ equity at March 31, 2006
	2004	2005
			Unaudited
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term loans	$23	$3,984	$3,992
Trade payables	492	698	1,136
Employees and payroll accruals	969	1,327	1,465
Puttable warrants	232	1,403	—
Accrued expenses and other liabilities	419	1,797	2,019
Total current liabilities	2,135	9,209	8,612

LONG-TERM LIABILITIES:
Long-term loans	3,953	—	—
Accrued severance pay	1,100	1,422	1,578
	5,055	1,422	1,578

Commitments and Contingent Liabilities

STOCKHOLDERS’ EQUITY:
Stock capital:
Common stock – Authorized: 43,000,000, 44,000,000 and 44,500,000 (unaudited) shares of $0.001 par value at December 31, 2004, 2005 and March 31, 2006, respectively; Issued: 4,322,388, 4,401,770 and 4,449,805 (unaudited) shares at December 31, 2004, 2005 and March 31, 2006, respectively; Outstanding: 4,219,336, 4,315,191 and 4,378,488 (unaudited) shares at December 31, 2004 and 2005 and March 31,2006, respectively; Authorized 50,000,000 (unaudited) shares pro forma; issued and outstanding 17,711,347 (unaudited) shares pro forma;	4	4	4	$18
Preferred stock – Authorized: 23,451,539, 24,304,563 and 24,304,563 (unaudited) shares of $0.001 par value at December 31, 2004, 2005 and March 31, 2006 respectively; Issued and outstanding: 9,889,486, 10,528,112 and 10,679,623 (unaudited) shares at December 31, 2004, 2005, and March 31, 2006 respectively; Aggregate liquidation preference of approximately $42,133, $49,425 and $50,667 (unaudited) at December 31, 2004, 2005 and March 31, 2006 respectively; Authorized 10,000,000 (unaudited) shares pro forma; none (unaudited) issued and outstanding shares pro forma	10	11	11	—
Additional paid-in capital	38,956	41,856	44,525	44,522
Deferred stock-based compensation	—	(101)	—	—
Accumulated deficit	(36,074)	(35,880)	(35,118)	(35,118)

Total stockholders’ equity	2,896	5,890	9,422	$9,422

Total liabilities and stockholders’ equity	$10,084	$16,521	$19,612

The accompanying notes are an integral part of the consolidated financial statements.

WINTEGRA INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except share and per share data)

	Year Ended December 31,			Three Months Ended March 31
	2003	2004	2005	2005	2006
				Unaudited
Revenues:
Products	$3,739	$7,850	$18,789	$3,265	$7,082
Services	737	1,479	805	179	98
Total revenues	4,476	9,329	19,594	3,444	7,180
Cost of revenues:
Products	602	1,444	3,960	768	1,519
Services	322	684	338	70	34
Total cost of revenues	924	2,128	4,298	838	1,553
Gross profit	3,552	7,201	15,296	2,606	5,627

Operating expenses:
Research and development	9,027	8,065	8,659	2,122	2,678
Selling and marketing	2,730	2,929	4,294	923	1,164
General and administrative	581	688	807	200	264
Total operating cost and expenses	12,338	11,682	13,760	3,245	4,106

Operating income (loss)	(8,786)	(4,481)	1,536	(639)	1,521
Financial expenses, net	361	162	171	66	14
Change in fair value of puttable warrants	—	172	1,171	(32)	745

Net income (loss)	$(9,147)	$(4,815)	$194	$(673)	$762

Net income attributed to Preferred stockholders	$—	$—	$194	$—	$762

Net loss attributed to Common stockholders	$(9,147)	$(4,815)	$—	$(673)	$—

Basic and diluted net loss per share of Common stock	$(2.33)	$(1.17)	$—	$(0.16)	$—

Pro forma basic and diluted net earnings per share of Common stock (Note 2p) (unaudited)			$0.01		$0.04

The accompanying notes are an integral part of the consolidated financial statements.

WINTEGRA INC. AND ITS SUBSIDIARIES

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(U.S. dollars in thousands, except per share data)

	Common Stock			Preferred Stock			Additional Paid-in capital	Deferred Stock-based Compensation	Accumulated Deficit	Total Stockholders’ Equity
	Stock	Amount		Stock	Amount
Balance as of January 1, 2003	3,828,083	$4		6,346,178	$6		$26,407	$—	$(22,112)	$4,305

Issuance of Series C Preferred stocks to investors, net	—	—		3,150,658	3		10,349	—	—	10,352
Issuance of Common stocks upon exercise of options	187,554	—	(1)	—	—		63	—	—	63
Compensation related to warrants granted to an investor	—	—		—	—		704	—	—	704
Net loss	—	—		—	—		—	—	(9,147)	(9,147)
Balance as of December 31, 2003	4,015,637	4		9,496,836	9		37,523	—	(31,259)	6,277

Issuance of Series B Preferred stocks upon exercise of warrants	—	—		29,024	—	(1)	160	—	—	160
Issuance of Series C Preferred stocks to investors, net	—	—		363,626	1		1,199	—	—	1,200
Issuance of Common stocks upon exercise of options	203,699	—	(1)	—	—		74	—	—	74
Net loss	—	—		—	—		—	—	(4,815)	(4,815)
Balance as of December 31, 2004	4,219,336	4		9,889,486	10		38,956	—	(36,074)	2,896

Issuance of Series C Preferred stocks to investors, net	—	—		212,114	—	(1)	700	—	—	700
Issuance of Series D Preferred stocks to investors, net	—	—		426,512	1		1,977	—	—	1,978
Issuance of Common stocks upon exercise of options	95,855	—	(1)	—	—		91	—	—	91
Deferred stock-based compensation	—	—		—	—		108	(108)	—	—
Amortization of deferred stock-based compensation	—	—		—	—		—	7	—	7
Compensation related to warrants granted to consultants	—	—		—	—		24	—	—	24
Net income	—	—		—	—		—	—	194	194
Balance as of December 31, 2005	4,315,191	4		10,528,112	11		41,856	(101)	(35,880)	5,890

Issuance of Series C Preferred stocks to investors, net	—	—		151,511	—	(1)	500	—	—	500
Issuance of Common stocks upon exercise of options	63,297	—	(1)	—	—		40	—	—	40
Reversal of deferred stock-based compensation	—	—		—	—		(101)	101	—	—
Compensation related to options granted to employees	—	—		—	—		78	—	—	78
Compensation related to warrants granted to consultants	—	—		—	—		4	—	—	4
Puttable warrants (Note 13(1))	—	—		—	—		2,148	—	—	2,148
Net income	—	—		—	—		—	—	762	762
Balance as of March 31, 2006 (unaudited)	4,378,488	$4		10,679,623	$11		$44,525	—	$(35,118)	$9,422

——————

(1)

Represents an amount lower than $1

The accompanying notes are an integral part of the consolidated financial statements.

WINTEGRA INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands, except share and per share data)

	Year ended December 31,			Three months ended March 31,
	2003	2004	2005	2005	2006
				Unaudited
Cash flows from operating activities:
Net income (loss)	$(9,147)	$(4,815)	$194	$(673)	$762
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	605	333	261	54	52
Amortization of debt issuance costs	261	78	31	8	8
Change in fair value of puttable warrants	—	172	1,171	(32)	745
Amortization of compensation related to options and warrants	704	—	31	—	82
Increase in trade receivables	(409)	(1,341)	(362)	(242)	(1,258)
Decrease (increase) in other accounts receivable and prepaid expenses	57	229	(30)	(91)	(102)
Decrease (increase) in inventories	(175)	(352)	(391)	113	(629)
Increase in trade payables	84	120	206	82	438
Increase in employees and payroll accruals	155	119	358	68	138
Increase in accrued expenses and other liabilities	106	71	1,302	283	227
Increase in accrued severance pay, net	24	20	17	11	123

Net cash provided by (used in) operating activities	(7,735)	(5,366)	2,788	(419)	586

Cash flows from investing activities:
Investment in short-term deposits	—	—	(3,000)	—	—
Purchase of property and equipment	(167)	(126)	(376)	(90)	(31)
Proceeds from sale of short-term deposit	—	—	—	—	800
Proceeds from sale of property and equipment	39	—	—	—	—
Long-term prepaid expenses	(54)	(40)	(22)	—	—

Net cash provided by (used in) investing activities	(182)	(166)	(3,398)	(90)	769

Cash flows from financing activities:
Net proceeds from issuance of preferred stocks	10,352	1,200	2,678	1,978	500
Net proceeds from issuance of preferred stocks derived from warrants	—	160	—	—	—
Net proceeds from issuance of common and restricted stocks derived from exercise of stock options	27	46	167	38	18
Proceeds from long-term loan, net	—	2,000	—	—	—
Payments of long-term loan from bank	(67)	(68)	(23)	(18)	—

Net cash provided by financing activities	10,312	3,338	2,822	1,998	518

Increase (decrease) in cash and cash equivalents	2,395	(2,194)	2,212	1,489	1,873
Cash and cash equivalents at the beginning of the period	5,383	7,778	5,584	5,584	7,796

Cash and cash equivalents at the end of the period	$7,778	$5,584	$7,796	$7,073	$9,669

Cash paid during the year for:
Interest	$80	$155	$316	$121	$113

The accompanying notes are an integral part of the consolidated financial statements.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

NOTE 1.

GENERAL:

Wintegra Inc. and its wholly owned subsidiaries (“the Company”) are engaged in the design, development and marketing of single-chip solutions to access infrastructure equipment providers. The Company’s subsidiaries are located in Israel, UK and Canada.

The Company provides access processors that enable the delivery of new services in the evolving communication network infrastructure and targets its products at access infrastructure equipment used in markets such as digital subscriber line (“DSL”), wireless infrastructure, multi-service access, voice over Internet Protocol (“VoIP”), passive optical networking and routing aggregation.

The Company has derived a substantial portion of its revenues from a relatively small number of customers. As to information regarding geographic markets and major customers, see Note 11.

All of the Company’s semiconductor products are manufactured by third party subcontractors. While these subcontractors have been able to adequately meet the demands of the Company’s increasing business, the Company is and will continue to be dependent upon these subcontractors to achieve acceptable manufacturing yields, quality levels and costs, and to allocate to the Company sufficient capacity to meet the Company’s needs in a timely manner. Revenues could be materially and adversely affected should any of these subcontractors fail to meet the Company’s request for products due to a shortage of production capacity, process difficulties, low yield rates or financial instability.

NOTE 2.

SIGNIFICANT ACCOUNTING POLICIES:

The consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”).

a. Unaudited information:

The consolidated balance sheet as of March 31, 2006 and the related consolidated statements of operations and cash flows for the three months periods ended March 31, 2005 and 2006, and the statement of changes in stockholders’ equity for the three month period ended March 31, 2006 are unaudited. This unaudited information has been prepared by the Company on the same basis as the audited annual consolidated financial statements and, in management’s opinion, reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial information, in accordance with generally accepted accounting principles, for interim financial reporting for the periods presented. Results for interim periods are not necessarily indicative of the results to be expected for the entire year.

b.

Use of estimates

The preparation of financial statements, in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

c.

Financial statements in U.S. dollars

All of the revenues of the Company are generated in U.S. dollars (“dollar”). A portion of the Company’s subsidiaries’ costs is currently paid in their local currency; however, a substantial portion of the expenses are denominated in dollars. The Company’s management believes that the dollar is the currency of the primary economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the dollar.

Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation” (“SFAS No 52”). All transactions gains and losses from the remeasurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses as appropriate.

d.

Principles of consolidation

The consolidated financial statements include the accounts of the Company. Intercompany transactions and balances have been eliminated in consolidation.

e.

Cash equivalents

The Company considers all highly liquid investments which are readily convertible to cash with maturity of three months or less, at the date of acquisition, to be cash equivalents.

f.

Short-term deposit

A short-term bank deposit is a deposit with a maturity of more than three months but less than one year. The deposit is in U.S. dollars and bears interest at the rate of range of 3.8% – 4.7%. The short-term deposit is presented at cost, including accrued interest.

g.

Inventories

Inventories are mainly composed of work in progress and finished products and are stated at the lower of cost or market value. Inventory reserves are provided to cover risks arising from slow-moving items or technological obsolescence and items with a market price that is lower than cost. Cost of inventories is determined as the cost of raw material and manufacturing cost. Cost is determined using the “first-in-first-out” method.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

h.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets at the following annual rates:

%

Computers and peripheral equipment	33
Office furniture and equipment	7-15
Leasehold improvements	By the shorter of term of the lease and the life of the asset

i.

Impairment of long-lived assets

The long-lived assets of the Company are reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. As of December 31, 2003, 2004, 2005 and March 31, 2006, no impairment losses have been identified.

j.

Revenue recognition

The Company generates revenues from selling its products to Original Equipment Manufacturers (“OEM”), Original Design Manufacturing (“ODM”) and sub systems manufacturers which are considered to be end-users. Additionally the Company provides certain software tools and engineering services which are sold separately from the sales of the other products.

Revenues from product sales are recognized in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition”, (“SAB No. 104”), when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred and title has passed to the customer, the seller’s price to the buyer is fixed or determinable, no further obligation exists and collectibility is reasonably assured. The Company has no further obligations to its customers after delivery is made and does not grant its customers any rights of return.

Revenues from sales of software tools and maintenance, which are sold separately from the other products, are recognized in accordance with Statement of Position 97-2, “Software Revenue Recognition” (“SOP 97-2”). The Company uses the “residual method” when Vendor Specific Objective Evidence (“VSOE”) of fair value only exists for the maintenance.

The Company recognizes revenues from engineering services when the services are performed.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

k.

Research and development costs

Research and development costs are charged to the consolidated statement of operations as incurred.

l.

Severance pay

1. The Israeli subsidiary has a liability for severance pay pursuant to Israeli law, based on the most recent monthly salary of its employees multiplied by the number of years of employment as of the balance sheet date for such employees. The Israeli subsidiary’s liability is fully provided by monthly deposits with severance pay funds and insurance policies.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israel’s Severance Pay law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

Severance expenses for the years ended December 31, 2003, 2004 and 2005, amounted to approximately $270, $249 and $322, respectively.

2. Some of the employees are entitled to defined contribution pension plans, upon retirement (or earlier pension to spouse in case of death) or disability payments in accordance with their employment agreements. To secure these obligations, the Company deposits, on an ongoing basis, 3% to 5% of the employee gross salary to relevant pension funds and charges such amounts to current operations. Sums paid to insurance policies and pension funds and the related liabilities are not presented on the Company’s balance sheet, as these are not under the control of the Company.

The Company deposits under these plans amounted to $240, $256 and $284 for the years ended December 31, 2003, 2004 and 2005.

m.

Accounting for stock-based compensation

1. The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” (“FIN No. 44”) in accounting for its employee stock option plans. Under APB No. 25, when the exercise price of the Company’s stock options is less than the market price of the underlying shares on the date of grant, compensation expense is recognized.

The Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure” (“SFAS No. 148”), which amended certain provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. The Company continues to apply the provisions of APB No. 25 in accounting for stock-based compensation.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

Pro forma information regarding the Company’s net income (loss) and net earnings (loss) per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123.

The fair value for options granted in 2003, 2004 and 2005 is amortized over their vesting period and estimated at the date of grant using the Minimum Value Valuation Model in 2003, 2004 and the six months ended on June 30, 2005 and the Black-Scholes Option Valuation Model in the six months ended on December 31, 2005 with the following weighted average assumptions:

	Year ended December 31,		Six months ended June 30, 2005	Six months ended December 31, 2005
	2003	2004
Dividend yield	0.0%	0.0%	0.0%	0.0%
Expected volatility	—	—	—	70.0%
Risk free interest	2.5%	3.4%	4.4%	4.5%
Expected life of up to (in years)	4.0	4.0	3.5	3.5

The following table illustrates the effect on net income (loss) and net earnings (loss) per share, assuming that the Company had applied the fair value recognition provision of SFAS No. 123 on its stock-based employee compensation:

	Year ended December 31,
	2003	2004	2005
Net income (loss), as reported	$(9,147)	$(4,815)	$194

Stock-based employee compensation - intrinsic value	—	—	7

Deduct - stock-based employee compensation - fair value	(44)	(40)	(76)

Pro forma - net income (loss)	$(9,191)	$(4,855)	$125

Basic and diluted net earnings (loss) per share of Common stock, as reported	$(2.33)	$(1.17)	$—

Pro forma basic and diluted net earnings (loss) per share of Common stock	$(2.34)	$(1.18)	$—

The Company applies SFAS No. 123 and Emerging Issues Task Force No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF No. 96-18”), with respect to options and warrants issued to non-employees. SFAS No. 123 requires the use of option valuation models to measure the fair value of the options and warrants at the measurement date as defined in EITF No. 96-18.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

2. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R) “Share-Based Payments” (SFAS No. 123(R)). For grants where the Company had previously presented the required SFAS 123 pro forma disclosures, using a fair value method (Black-Scholes), we adopted the new standard using the modified prospective method. Under this method, the Company will record the fair value of all new awards and any awards modified, repurchased or cancelled after January 1, 2006. The Company also will recognize compensation cost for those awards granted prior to January 1, 2006 that were measured at fair value for pro forma disclosure purposes, to the extent that those awards continue to vest after January 1, 2006. For grants where the Company had previously presented the required SFAS 123 pro forma disclosures using the minimum value method, the Company adopted the new standard using the prospective transition method. As such, for those awards, the Company will continue to apply APB 25 in future periods.

As a result of adopting Statement 123(R) on January 1, 2006, the Company’s net income for the period ended March 31, 2006, is $71 lower with no effect on basic or diluted earnings per share, than if it had continued to account for share-based compensation under Opinion 25. If the Company had not adopted Statement 123(R), pro forma basic and diluted earnings per share (Note 2p) for the period ended March 31, 2006 would have been $0.05 and $0.04, compared to reported basic and diluted earnings per share of $0.04 and $0.04.

The following table sets forth the total stock-based compensation expense resulting from stock options included in our Consolidated Statements of Operations:

Three months ended March 31, 2006
Research and development	$49
Selling and marketing	21
General and administrative	12
Total Stock-based compensation expense	$82

The fair value of stock-based awards was estimated using the Binomial model starting January 1, 2006 with the following weighted-average assumptions for the three months ended March 31, 2006:

Three months ended March 31, 2006
Weighted average expected term (years)	6
Suboptimal exercise multiple	2 – 2.5
Forfeiture rate	10%
Interest rate	4.4 – 4.7%
Volatility	59-75%
Dividend yield	0%
Weighted-average fair value at grant date	$1.71

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

The computation of expected volatility is based on realized historical stock price volatility of peer companies. The computation of the suboptimal exercise multiple and the forfeiture rate is based on the employees expected exercise and on prior to and post vesting termination behavior. The interest rate for period within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

The use of the binomial method was a change in method of valuing options granted after December 31, 2005 as the Company had used the Black-Scholes Option Valuation Model. The Company believes that the Binomial method of stock-based valuation is preferable because it is more likely to produce a better estimate of fair value. The effect on the Consolidated Statements of Operations, as a result of the change in method, in the three months ended March 31, 2006 was immaterial.

The following table presents the stock option activity for the three months ended March 31, 2006. The information for the three months ended March 31, 2005 was not presented since options granted through June 2005 were measured using the Minimum Value Valuation Model.

	Number of Options	Weighted- average exercise price	Aggregate Intrinsic Value
Outstanding at December 31, 2005	2,872,465	$1.41
Granted	15,250	6.28
Forfeited	(3,992)	1.22
Exercised(1)	(48,415)	0.37
Outstanding at March 31, 2006	2,835,308	$1.44	$25,206
Exercisable at March 31, 2006	1,936,424	$0.49	$19,527
Vested and expected to vest	2,672,946	$1.18	$24,484

——————

(1)

No options were exercised to restricted stocks during the three months ended March 31, 2006. As of March 31, 2006, 71,317 restricted stocks remained unvested.

The aggregate intrinsic value in the table above represents the total intrinsic value (i.e., the difference between the Company’s estimated value on March 31, 2006 and the exercise price, times the number of options) that would have been received by the option holders had all option holders exercised their options on March 31, 2006. This amount changes based on the fair value of the Company’s Common stock. The total intrinsic value of options exercised during the three months ended March 31, 2006 was $483. The total fair value of options vested and forfeited during the three months ended March 31, 2006 was immaterial since most of them were measured with the Minimum Value Valuation Method. The number of options vested during the three months ended March 31, 2006 was 58,240. The weighted-average remaining contractual term of the outstanding options at March 31, 2006 was 7 years.

As of March 31, 2006, $1.3 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 3.5 years.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

n.

Concentration of credit risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, short-term deposits and trade receivables.

The majority of cash and cash equivalents and short-term deposits of the Company is invested in U.S. dollars deposits in major U.S. and Israeli banks. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company’s and its subsidiaries’ investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

The Company’s trade receivables are derived from sales to large and solid organizations located mainly in United States, Europe and Asia. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses.

The Company has no off-balance-sheet concentration of credit risk, such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

o.

Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). This Statement prescribes the use of the liability method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

p.

Basic and diluted net earnings (loss) per share

The Company applies the two class method as required by EITF No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128, (“EITF No. 03-6”). EITF No. 03-6 requires the income per share for each class of shares (Common stock and Preferred stock) to be calculated assuming 100% of the Company’s earnings are distributed as dividends to each class of shares based on their contractual rights.

In compliance with EITF 03-6, the series of Preferred stocks are not participating securities in losses, and therefore are not included in the computation of net loss per share.

Net income attributable to Common stockholders is computed based on dividend distribution assumption, at a rate of approximately $0.25 per annum for each share of Preferred Stock and distribution of the remaining net income on a pro rata basis in proportion to the contractual rights of each class of shares.

Basic net earnings (loss) per share are computed based on the weighted average number of shares of Common stock outstanding during each period. Diluted net earnings (losses) per share are computed based on the weighted average number of shares of Common stock outstanding during each year, plus dilutive potential shares of Common stock considered outstanding during the period, in accordance with Statement of Financial Standard No. 128, “Earnings Per Share”.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

The total weighted average number of shares related to the outstanding options and warrants excluded from the calculations of diluted net earnings (losses) per share due to their anti-dilutive effect was 1,755,382, 2,299,365, 2,573,796, 2,572,141 and 2,915,615 for the years ended December 31, 2003, 2004 and 2005 and for the three months ended March 31, 2005 and 2006, respectively.

Basic and diluted pro forma net earnings (loss) per share (unaudited), as presented in the statements of operations, has been calculated as described above and also gives effect to the automatic conversion of the Preferred stock (Series A, B, C and D) on a one-for-one basis and the adjustment of 2,581,919 shares of Common stock pursuant to the anti-dilution provisions on Series B Preferred stock, that will occur upon closing of the Initial Public Offering (“IPO”).

The following table presents the calculation of pro forma basic and diluted net earnings per share:

1.

Numerator:

	Year ended December 31, 2005	Three months ended March 31, 2006
	Net Earnings
		Unaudited
Net income as reported	$194	$762

2.

Denominator:

	Year ended December 31, 2005	Three months ended March 31, 2006
	Number of shares in thousands
		Unaudited
Weighted average number of shares of Common stock	17,274	17,472

Denominator for basic net earnings per share of Common stock	17,274	17,472

Effect of dilutive securities:
Employee stock options and warrants	1,817	3,161

Dilutive potential shares of Common stock	1,817	3,161

Denominator for diluted net earnings per share of Common stock - adjusted weighted average shares, assumed conversions and exercise of options and warrants	19,091	20,633

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

q.

Unaudited pro forma stockholders’ equity

The Company’s Board of Directors has authorized the filing of a Registration Statement with the U.S. Securities and Exchange Commission to register shares of its Common stock in an IPO. If the IPO is consummated, all of the Series A, B, C and D Preferred stock will automatically be converted into Common stock as well as the additional Shares of capital stock issued as a result of anti-dilution provisions of the Series B Preferred Stock, upon completion of the IPO contemplated by this prospectus. Unaudited pro forma stockholders’ equity at March 31, 2006, as adjusted for the assumed conversion of such shares and the anti-dilution protection is disclosed in the balance sheet.

r.

Fair value of financial instruments

The following methods and assumptions were used by the Company in estimating their fair value disclosures for financial instruments:

The carrying value of cash and cash equivalents, short-term deposits, trade receivables, other accounts receivable and prepaid expenses, trade payables and other liabilities approximate their fair values due to the short-term maturities of such instruments.

Long-term loans are estimated by discounting the future cash flows using current interest rates for loans of similar terms and maturities. The carrying amount of the long-term loans approximates their fair value. Puttable warrants were valued using the Black-Scholes Option Valuation Model.

s.

Impact of recently issued accounting pronouncements

In November 2004, the FASB issued Statement of Financial Accounting Standard No. 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.” (“SFAS No. 151”). SFAS No. 151 amends Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No.151 requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after September 15, 2005. As of December 31, 2005, the Company does not expect that the adoption of SFAS No. 151 will have a material effect on its financial position or results of operations.

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123 (revised 2004), “Share-Based Payment” (“Statement 123(R)”), which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“Statement 123”). Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statements 123 permitted, but did not require, share-based payments to employees to be recognized based on their fair values while Statement 123(R) requires all share-based payments to employees to be recognized based on their fair values. Statement 123(R) also revises, clarifies and expands guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods. Statement 123(R) requires nonpublic companies that used the minimum value method in Statement 123 for either recognition or pro forma disclosures, to apply Statement 123(R) using the prospective-transition method. As such, the Company will continue to apply APB 25 in future periods to equity awards outstanding at the date of

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

Statement 123(R) adoption that were measured using the minimum value method. Statement 123(R) permits public companies (and nonpublic companies that used the fair value method in Statement 123 for either recognition or pro forma disclosures) to adopt its requirements using one of two methods:

a)

A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

b)

A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures all prior periods presented.

The Company plans to adopt Statement 123(R) using the “modified prospective” method for grants that were measured using the fair value method and to adopt Statement 123(R) using the prospective method for grants that were measured using the minimum value method. Although the Company has not yet quantified the effects of the adoption of SFAS 123(R), it expects that it will result in significant stock-based compensation expense. The new Standard will be effective for the Company in the first fiscal year beginning after December 15, 2005. On March 29, 2005, the SEC published Staff Accounting Bulletin (“SAB”) No. 107, which provides the staff’s views on a variety of matters relating to stock-based payments. SAB 107 requires stock-based compensation to be classified in the same expense line items as cash compensation. The Company will adopt Statement 123R and SAB 107 as of the financial statements of the first quarter of 2006.

In May 2005, the FASB issued Statement of Financial Accounting Standard No. 154 (“FAS 154”), “Accounting Changes and Error Corrections” – a replacement of APB No. 20, “Accounting Changes” (“APB 20”) and FAS No. 3, “Reporting Accounting Changes in Interim Financial Statement”. FAS 154 provides guidance on accounting for and reporting of accounting changes and error corrections.

APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. The amendments are not expected to have a material impact on the Company’s consolidated financial statements.

NOTE 3.

INVENTORIES:

	December 31,		March 31, 2006
	2004	2005
			Unaudited
Raw materials (including packaging materials)	$49	$55	$55
Work in progress	387	386	989
Finished products	248	634	660
	$684	$1,075	$1,074

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

NOTE 4.

PROPERTY AND EQUIPMENT, NET:

	December 31,
	2004	2005
Cost:
Computers and peripheral equipment	$2,256	$2,600
Office furniture and equipment	202	219
Leasehold improvements	101	116

	2,559	2,935
Accumulated depreciation
Computers and peripheral equipment	1,832	2,058
Office furniture and equipment	83	105
Leasehold improvement	94	107

	2,009	2,270

Depreciated cost	$550	$665

Depreciation and amortization expenses for the years ended December 31, 2003, 2004 and 2005, were $605, $333 and $261, respectively. As for liens, see Note 7(a).

NOTE 5.

LONG-TERM LOANS:

In June 2002 the Company signed a loan agreement with lenders for a credit line in an aggregate amount of $2,000 for two years. In August 2004, the Company entered into new agreements with the existing lenders and a new lender, for new credit lines in an aggregate amount of $4,000, out of which $2,000 derived from a renewal of the loan received in 2002 and $2,000 received from the new lender, with an option for an additional amount of $1,000. To date, the Company utilized $4,000 of the credit lines which shall terminate on June 30, 2006.

At maturity the Company will be required to pay the principal amount together with interest, at a rate between LIBOR plus 3.75% to LIBOR plus 4% per annum calculated as of the disbursement date and compounded annually. The accrued interest is payable on the first date of each financial quarter. The Company is also obligated to pay a fee of 1% per year, of the unutilized credit lines. In order to secure the Company’s obligations to the lenders, the Company has recorded charges on all its tangible and intangible assets. In addition, the Company granted the lenders warrants to purchase the Company’s shares for a total amount of $1,800. Under the June 2002 loan agreement, the Company granted the lender a warrant to purchase Series B Preferred stocks, including anti-dilution rights, for a total amount of $0.6 million at an exercise price of $5.51 per share. Under the August 2004 loan agreements, the Company granted the lenders warrants to purchase stocks for a total amount of $1.2 million at an exercise price, which will be determined based on the minimum stock price of the Company’s previous and future investment rounds. The warrants are exercisable into the class of shares of the investment round used to determine the exercise price. As of December 31, 2005, the number of outstanding warrants was 472,455 (see Note 8(d)) out of which 363,624 warrants have a forced redemption feature pursuant to which the Company may be required to redeem the warrants upon an IPO of the Company or an M&A transaction for $658 (“Puttable Warrant”).

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

In accordance with SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” the Company recorded the fair value of these warrants as a liability with changes in fair value, using the Black-Scholes Option Valuation Model with the following weighted-average assumptions: expected volatility of 58.0%, risk free interest rate of 4.1%, dividend yield of 0% and a weighted-average expected life of the options of three years, recorded through financial expenses in each reporting period.

The terms of the warrants were amended subsequent to December 31, 2005 (see Note 13).

NOTE 6.

RELATED PARTY TRANSACTIONS:

In connection with the Series B preferred stock acquisition one of the Company Preferred Stockholders (the “Investor”) got a right of first offer and negotiation in connection with a potential acquisition of the Company. This right terminates upon completion of an Initial Public Offering of the Company’s Shares.

In April 2003, following the Series C Stock Purchase Agreement (see Note 8(b)(1)), the Company entered with the Investor into a co-marketing and license agreement and into a supply agreement. These agreements did not have any effect on the Company’s financial position and results of operations in any of the reporting periods.

During the first quarter of 2005 the Company and the Investor entered into a development agreement that was formally signed in June 2005. According to the agreement, the Investor will design and implement a component, which will be incorporated in the Company product. The Company will pay the Investor a total amount of $740 based on certain milestones. As of December 31, 2005, the Company has recorded a provision of $592 included in accrued expenses and other liabilities.

NOTE 7.

COMMITMENTS AND CONTINGENT LIABILITIES:

a.

Liens

1.

The Company recorded pledge and floating liens on all of its assets in favor of its lenders.

2.

The Company has also placed fixed liens on some of its computers, in favor of one of its creditors.

b.

Lease commitments

The Company leases facilities under various non-cancelable operating lease agreements, which expire on various dates, the latest of which is in 2007. Aggregate minimum rental commitments under non-cancelable operating leases as of December 31, 2005, are as follows:

Year ended December 31,	U.S. Dollars
2006	$334
2007	16

Total	$350

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

Total rent expenses for the years ended December 31, 2003, 2004 and 2005 totaled $439, $460 and $485, respectively.

The Israeli subsidiary leases motor vehicles under cancelable lease agreement. The Israeli subsidiary has an option to be released from this agreement, which may result in penalties in a maximum amount of $102.

c.

Other commitment

The Company is obligated to pay royalties to a third party based on an agreement that allows the Company to incorporate the third party technology into the Company’s products. The royalties are calculated as percentage of revenues subject to minimum amounts per unit. The obligation to pay royalties is contingent on actual sales of the products, and in the absence of such sales no payment is required.

Royalty expenses to the third party amounted to $41, $219 and $510 in 2003, 2004 and 2005, respectively.

d.

Bank guarantee

The Company provided a bank guarantee to its lessor in the amount of $176.

NOTE 8.

STOCKHOLDERS’ EQUITY:

a.

Composition of stock capital

	Authorized (5)		Issued		Outstanding
	December 31,		December 31,		December 31,
	2004	2005	2004	2005	2004	2005

	Number of shares
Shares of $0.001 par value(1):
Common stock(2)	43,000,000	44,000,000	4,322,388	4,401,770	4,219,336	4,315,191
Series A Preferred stock(3)	5,050,000	5,050,000	2,524,996	2,524,996	2,524,996	2,524,996
Series B Preferred stock(3)(4)	7,978,037	7,978,037	3,850,206	3,850,206	3,850,206	3,850,206
Series C Preferred stock(3)	10,423,502	10,423,502	3,514,284	3,726,398	3,514,284	3,726,398
Series D Preferred stock(3)	—	853,024	—	426,512	—	426,512
	66,451,539	68,304,563	14,211,874	14,929,882	14,108,822	14,843,303

——————

(1)

All shares, options, warrants and earnings (losses) per share amounts have been retroactively adjusted for all periods presented to reflect the 1 for 2 reverse stock split approved by the Company’s Board of Directors and Stockholders on June 22, 2006.

(2)

Shares of Common stock confer upon their holders voting rights, the right to participate in shareholders’ meetings (each share confers one vote) and the right to participate in any distribution of dividends.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

(3)

Shares of Series A, B, C and D Preferred stock confer upon their holders voting rights and the right to receive non-cumulative dividends at the rate of 8% in any distribution of dividends. Shares of Preferred stock Series A, B, C and D are convertible, at any time, into Common stock at a one for one basis and confer upon their holders voting rights which are equal to those of the underlying Common stock. These shares will be automatically converted into shares of common stock upon closing of an IPO.

(4)

In 2001, Wintegra Inc. issued shares of Series B Preferred Stock at a purchase price of $5.51 per share. In 2003, Wintegra Inc. issued shares of Series C Preferred Stock at a purchase price of $3.30 per share. According to the provisions of Wintegra Inc.’s Certificate of Incorporation, the Series B Preferred Stock was entitled to “full ratchet” anti-dilution protection in the event of a future round of financing at a price per share less than $5.51. The full ratchet protection provides the holders of Series B Stock with full price protection on their shares of Series B Stock, so that when any holder of Series B Stock converts those shares to Common Stock, such holder would receive that number of shares of Common Stock that reflect an investment at the lower price per share. The holders of the 3,850,206 shares of Series B Preferred Stock are entitled to convert them into 6,432,125 shares of Common Stock.

(5)

On June 22, 2006 the Company’s Board of Directors and Stockholders approved the Company’s Eighth Amended and Restated Certificate of Incorporation (“the Amendment”). As a result of the Amendment, the Company’s authorized shares will consist of 50,000,000 shares of Common stock and 12,152,282 shares of Preferred stock until the closing of the IPO. Following the filing of the Company’s Ninth Amended and Restated Certificate of Incorporation upon completion of the IPO, the Company’s authorized shares will consist of 50,000,000 shares of Common stock and 10,000,000 shares of Preferred stock.

In the event that holders of any class of stock of the Company shall be entitled to demand redemption of their shares from the Company, then the holders of the Preferred stock shall be entitled to the most favorable redemption rights granted to the holders of any class of stock at the same time as such class of stock but giving effect to the original Series A issue price, the original Series B issue price, the original Series C issue price and the original Series D issue price.

To date, the Company has not granted redemption rights to any class of stock and as a result no holders of any class of stock are entitled to demand redemption of their shares from the Company.

b.

Issuance of Series C and Series D Preferred stocks

1.

In March 2003, the Company signed a Series C Stock Purchase Agreement (“the Agreement”). According to the agreement, the Company shall issue to the investors up to 3,877,909 shares of Series C Preferred stock at a price of $3.30 per share for a total consideration of $12,798. Part of the consideration payable by the Investor is based on achievement of certain investment milestones for the mutual benefit of the Company and the Investor (see Note 6). The investment milestones, evidenced by entering into certain agreements, could be performed over a period of three years at the same price as the original investment price. In March 2003, the Company issued 3,150,658 shares of Series C Preferred stock, for a total consideration of $10,352, net of issuance costs. In addition, after meeting the predetermined milestones the Company issued to the Investor 363,626 shares

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

of Series C Preferred stock, in May 2004, for a total consideration of $1,200 and 212,114 shares of Series C Preferred stock, in June 2005, for a total consideration of $700. The remaining investment amount of $500 may be paid in one installment (see Note 13(2)). The Company recorded a non-cash compensation expense with respect to the Investor’s options in the amount of $704 in 2003, presented as research and development expenses. The compensation was measured using the Black-Scholes Option Valuation Model with the following assumptions: dividend yield of 0%, expected volatility of 50%, risk free interest of 1.9% and expected life of three years.

Also, as part of the agreement the Company issued 945,190 warrants to all investors to purchase an aggregate of 945,190 shares of Series C Preferred stock at $3.30 per share (see Note 8(d)(2)).

2.

In January 2005, the Company effected a private placement and issued 426,512 shares of Preferred D stock of $0.001 par value each in consideration of $1,978, net of issuance costs.

3.

In the Series C Preferred stock round, one common stock shareholder owning more than 5% of the Company’s common stock purchased 39,392 shares of Series C Preferred Stock.

c.

Stock option plans

Under the Company’s 2000 and 2003 Stock Option Plans (“the Plans”), options may be granted to directors, employees and consultants of the Company or its subsidiaries.

Pursuant to the Plans, the Company reserved for issuance 3,900,000 shares of Common stock. As of December 31, 2005, an aggregate of 114,887 shares of Common stock of the Company are still available for future grant.

Each option granted under the Plans is exercisable until 10 years from the date of the grant of the option. The options vest primarily over four years in accordance with the following schedule: 25% shall be released 12 months after the vesting commencement date, and 1/48 of the shares shall vest each month thereafter. Any options, which are forfeited or expired unexercised, become available for future grants.

The Company also granted 18,250, 4,000 and 1,875 Ordinary share options to non-employees, during the years ended December 31, 2003, 2004 and 2005, respectively, in consideration for services, at an exercise price of $0.55 – $6.28 per share. 720 options were exercised during 2005, and none in 2003 and 2004.

The compensation related to the grant of options to non-employees was immaterial in 2003 and 2004 and amounted $24 in 2005.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

A summary of the Company’s stock option activity and related information is as follows:

	Year ended December 31,
	2003		2004		2005
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding – at the beginning of the period	1,430,277	$0.29	2,210,457	$0.38	2,474,694	$0.67
Granted	864,775	$0.55	445,314	$1.93	504,647	$5.10
Forfeited	(27,004)	$0.49	(64,572)	$0.44	(26,244)	$1.56
Exercised(1)	(57,591)	$0.52	(116,505)	$0.40	(80,632)	$1.89

Outstanding – at the end of the period	2,210,457	$0.38	2,474,694	$0.67	2,872,465	$1.41

Exercisable options at the end of the period	1,221,735	$0.28	1,525,299	$0.32	1,895,331	$0.45

——————

(1)

Including 42,750, 42,450 and 65,300 options exercised into restricted stocks during 2003, 2004 and 2005, respectively. As of December 31, 2003, 2004 and 2005 the number of restricted stocks which remain unvested was 192,539, 103,052 and 86,579, respectively.

The Company’s employees have the ability to exercise a stock option (i.e., remit cash consideration to the Company for the exercise price) in exchange for stock during the vesting period of the award. The Company recognizes the consideration received for the exercise of the options into a restricted stock as a liability until it is vested. Once the restricted stock is vested the liability is converted into shares of Common stock in the shareholders’ equity.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

The options outstanding as of December 31, 2005 have been classified by exercise price as follows:

Exercise price	Options outstanding as of December 31, 2005	Weighted average remaining contractual life	Weighted average exercise price	Options exercisable as of December 31, 2005	Weighted average exercise price of options exercisable
		Years
$0.20	990,500	5	$0.20	990,500	$0.20
$0.55	1,062,268	7	$0.55	808,931	$0.55
$1.10	28,500	9	$1.10	7,806	$1.10
$2.20	430,422	8	$2.20	87,594	$2.20
$6.28	360,775	10	$6.28	500	$6.28
	2,872,465			1,895,331

The options granted during the 12 months prior to December 31, 2005 have been classified by exercise price as follows:

Exercise price	Grant date	Fair value of Common stock	Intrinsic value	Number of options granted
$2.20	April 20, 2005	$2.20	$ —	99,600
$2.20	August 31, 2005	$4.36	$2.16	24,000
$2.20	October 11, 2005	$5.02	$2.82	20,272
$6.28	December 29, 2005	$6.28	$ —	360,775
				504,647

The fair value assigned to the Common stock in order to calculate the compensation resulting from employee options grant, was determined primarily by management. In determining fair value, management has considered a number of factors, including independent valuations and appraisals.

The weighted average exercise prices and fair values of options granted during the years ended December 31, 2003, 2004 and 2005 were as follows:

	Year ended December 31,
	2003		2004		2005
	Weighted average fair value	Weighted average exercise price	Weighted average fair value	Weighted average exercise price	Weighted average fair value	Weighted average exercise price
Lower than market price at date of grant	$—	$—	$—	$—	$2.29	$2.20
Equals market price at date of grant	$0.22	$0.55	$0.73	$1.93	$1.65	$5.40

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

d.

The Company’s outstanding warrants to investors and others as of December 31, 2005, are as follows

Issuance date	Number of warrants	Series of preferred shares	Exercise price per share	Exercisable through
June 2002(1)(2)	72,554	Series B	$5.51	The earlier of May 2010, closing of an IPO of the Company or an M&A transaction.
December 2002(1)(2)	36,277	Series B	$5.51	The earlier of May 2010, closing of an IPO of the Company or an M&A transaction.
March 2003(3)	945,190	Series C	$3.30	The earlier of the closing of an IPO of the Company, or an M&A transaction.
August 2004(4)	181,812	Series C	$3.30	The earlier of June, 2013, closing of an IPO, or an M&A transaction.
August 2004(4)	181,812	Series C	$3.30	(5)
	1,417,645

——————

(1)

Issued to lenders, in connection with loan agreements.

The fair value for these options was estimated at the date of grant using the Black-Scholes Option Valuation Model with the following weighted-average assumptions: expected volatility of 50.0%, risk free interest rate of 2%, dividend yield of 0% and a weighted-average expected life of the options of four years. The fair value was recorded as debt issuance cost.

(2)

The holders of the Warrants exercisable to Preferred B shares are entitled to the ratchet as described in a(4) above. These warrants are exercisable to 181,812 common stocks.

(3)

Issued to investors in connection with Preferred C shares investment round.

(4)

Issued to lenders (see Note 5).

(5)

The earliest of 7 years or twelve months after the consummation of an exit transaction (IPO or (a) the sale of all or substantially all of the shares of stock of the Company, property and/or assets (including by way of share swap); or (b) the merger or consolidation of the Company with or into another company following which more than 50% of the shares of stock of the Company are held by persons who, prior to the said transaction, held, in the aggregate, less than 5% of the shares of stock of the Company), provided however, that if the underwriter in an IPO, or the buying party(ies) in the liquidity event require that all outstanding warrants of the Company (not including options issued to employees and consultants), including this warrant, be exercised and all convertible loans or debentures be converted, prior to or as part of the IPO or the liquidity event, as the case may be, then the period for exercise of the warrant shall terminate upon the consummation of the IPO or the liquidity event.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

NOTE 9.

TAXES ON INCOME:

a.

Pre-tax income (loss) is comprised as follows

	Year ended December 31,
	2003	2004	2005
Domestic	$(1,239)	$(131)	$(1,162)
Foreign	(7,908)	(4,684)	1,356
	$(9,147)	$(4,815)	$194

b.

A reconciliation of the theoretical tax expenses, assuming all income is taxed at the statutory tax rate applicable to the income of the Company and the actual tax expenses, is as follows

	Year ended December 31,
	2003	2004	2005
Income (loss) before taxes on income	$(9,147)	$(4,815)	$194

Theoretical tax at U.S. statutory tax rate (34%)	$(3,110)	$(1,637)	$66
Deferred taxes on losses reserves and allowances for which valuation allowance was provided	2,741	1,513	428
Utilization of operating carryforward tax losses	—	—	(944)
Non-deductible expenses	369	124	450
Actual tax expense (benefit)	$—	$—	$—

c.

Net operating losses carryforwards

As of December 31, 2005, the Company had a U.S. net operating loss carryforward for income tax purposes of approximately $2,550, which expires between 2020 and 2023.

The Israeli subsidiary has accumulated losses for tax purposes as of December 31, 2005, in the amount of approximately $20,200, which may be carried forward and offset against taxable income in the future for an indefinite period.

d.

Deferred income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred income tax are as follows:

	December 31,
	2004	2005
Deferred tax assets:
Net operating loss carryforward	$891	$867
Valuation allowance	(891)	(867)
	$—	$—

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

Management currently believes that since the Company and the Israeli subsidiary have a history of losses, it is more likely than not that the deferred tax assets regarding the loss carryforwards and other temporary differences will not be realized in the foreseeable future.

e.

Tax benefits under Israel’s Law for the Encouragement of Capital Investments, 1959 (“the Law”)

The facilities of the Company’s Israeli subsidiary have been granted status of an “Approved Enterprise” under the Law.

According to the provisions of the Law, the Company’s subsidiary has elected the “alternative benefits track” — the waiver of grants in return for tax exemption and, accordingly, the Company’s subsidiary income is tax-exempt for a period of two years commencing with the year it first earns taxable income, and subject to corporate taxes at the reduced rate of 10% to 25%, depending upon the level of foreign ownership of the Company, for an additional period of up to a total of 8 years from when the tax exemption ends. The benefit period has not yet commenced.

The period of tax benefits, detailed above, is limited to the earlier of 12 years from the commencement of production, or 14 years from the approval date (except for the tax-exempt period of two years which is unlimited).

The entitlement to the above benefits is conditional upon the Company’s subsidiary fulfilling the conditions stipulated by the above law, regulations published thereunder and the letters of approval for the specific investments in “Approved Enterprises”. In the event of failure to comply with these conditions, the benefits may be canceled and the Company’s subsidiary may be required to refund the amount of the benefits, in whole or in part, including interest. As of December 31, 2005, management believes that the Company’s Israeli subsidiary is meeting the aforementioned conditions.

The tax-exempt income attributable to the “Approved Enterprises” can be distributed to stockholders, without subjecting the Company’s subsidiary to taxes, only upon the complete liquidation of the Company’s subsidiary. If this retained tax-exempt income is distributed in a manner other than on the complete liquidation of the Company’s subsidiary, it would be taxed at the corporate tax rate applicable to such profits as if the Company’s subsidiary had not elected the alternative tax benefits track (currently between 10% to 25% for an “Approved Enterprise”).

The Company currently has no plans to distribute dividends and intends to retain future earnings to finance the development of its business.

Income from sources other than the “Approved Enterprise” during the benefit period, will be subject to tax at the regular corporate tax rate.

On April 1, 2005, an amendment to the Investment Law came into effect (“the Amendment”) and has significantly changed the provisions of the Investment Law. The Amendment limits the scope of enterprises which may be approved by the Investment Center by setting criteria for the approval of a facility as an Approved Enterprise, such as provisions generally requiring that at least 25% of the Approved Enterprise’s income will be derived from export. Additionally, the Amendment enacted major

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

changes in the manner in which tax benefits are awarded under the Investment Law so that companies no longer require Investment Center approval in order to qualify for tax benefits.

However, the Investment Law provides that terms and benefits included in any certificate of approval already granted will remain subject to the provisions of the law as they were on the date of such approval. Therefore the Israeli subsidiary’s existing Approved Enterprise will generally not be subject to the provisions of the Amendment.

f.

Reduction in Israeli tax rates

Until December 31, 2003, the regular tax rate applicable to income of companies (which are not entitled to benefits due to “Approved Enterprise”, as described above) was 36%. In September 2004 and in July 2005, the “Knesset” (Israeli parliament) passed amendments to the Income Tax Ordinance (No. 140 and Temporary Provision), 2004 and (No. 147), 2005 respectively, which determine, among other things, that the corporate tax rate is to be gradually reduced to the following tax rates: 2004 – 35%, 2005 – 34%, 2006 – 31%, 2007 – 29%, 2008 – 27%, 2009 – 26% and 2010 and thereafter – 25%.

g.

Income taxes for the three months ended March 31, 2006

The Company has not recorded any tax expense during the three months ended March 31, 2006, as the Company’s tax status has not changed.

NOTE 10.

NET INCOME (LOSS) PER SHARE:

The following table sets forth the computation of the basic and diluted earnings (loss) per share:

1.

Numerator:

	Year ended December 31,			Three months ended March 31,
	2003	2004	2005	2005	2006
	Net earnings (losses) in thousands
				Unaudited
Net income (loss) as reported	$(9,147)	$(4,815)	$194	$(673)	$762
Net income attributable to Preferred stockholders	—	—	(194)	—	(762)
Loss available to Common stockholders	$(9,147)	$(4,815)	$—	$(673)	$—

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

2.

Denominator:

	Year ended December 31,						Three months ended March 31,
	2003		2004		2005		2005		2006
	Number of shares in thousands
							Unaudited
Weighted average number of shares of Common stock	3,925		4,126		4,266		4,232		4,348

Denominator for basic net earnings (losses) per share of Common stock	3,925		4,126		4,266		4,232		4,348

Effect of dilutive securities:
Employee stock options and warrants	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)

Denominator for diluted net earnings (losses) per share of Common stock	3,925		4,126		4,266		4,232		4,348

——————

(1)

Anti-dilutive.

NOTE 11.

GEOGRAPHIC INFORMATION:

The Company adopted Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information (“SFAS No. 131”). The Company operates in one reportable segment (see Note 1 for a brief description of the Company’s business).

Revenues based on the customer’s location:

	Year ended December 31,
	2003	2004	2005
United States	$2,003	$4,144	$11,079
Israel	627	2,059	2,404
United Kingdom	496	970	974
South Korea	769	974	670
Others	581	1,182	4,467
	$4,476	$9,329	$19,594

The following presents total long-lived assets as of December 31, 2004 and 2005:

	December 31,
	2004	2005
Long-lived assets:
Israel	$470	$594
United States	77	66
Other	3	5
	$550	$665

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

The following is a summary of revenues from the Company’s major customers expressed as a percent of revenues:

	Year ended December 31,
	2003		2004		2005
Customer A	—	(1)	—	(1)	24%
Customer B	—	(1)	—	(1)	11%
Customer C	27%		17%		—	(1)
Customer D	—	(1)	15%		—	(1)
Customer E	11%		10%		—	(1)
Customer F	13%		—	(1)	—	(1)

——————

(1)

Less than 10%.

NOTE 12.

FINANCIAL EXPENSES:

	Year ended December 31,
	2003	2004	2005
Financial income:
Interest and other	$(29)	$(63)	$(193)
Foreign currency transactions differences	(12)	(48)	(40)

Financial expenses:
Interest and other	107	189	334
Foreign currency transactions differences	34	6	39
Amortization of debt issuance costs	261	78	31
	$361	$162	$171

NOTE 13. EVENTS SUBSEQUENT TO DECEMBER 31, 2005:

1.

On February 15 and March 5, 2006, the Company signed amendments to the warrant agreements with the lenders related to the outstanding long term loans (see Note 5) according to which the lenders waived their right to redeem the warrants and agreed to limit the minimum exercise price to $0.50 per share. As a result the outstanding obligation related to the puttable warrants was reclassified into shareholders’ equity.

2.

On March 22, 2006, the Investor exercised its right to purchase a total of 151,511 shares of Series C Preferred Stock of the Company for a total consideration of $500.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited)

NOTE 14. EVENTS SUBSEQUENT TO MARCH 31, 2006 (UNAUDITED):

On May 25, 2006, the Company received a letter from one of its customers (the “Customer”), alleging that a component of the Company’s products sold to the Customer is implicated in certain patent litigation in which the Customer is a defendant, and requesting that the Company indemnify the Customer for any accused Customer’s product which incorporates one of the Company’s products. At this time, the Company has not agreed to indemnify the Customer with regard to this litigation but the Company can not be assured that it will not be required to indemnify the Customer for any judgment of infringement against it and for its legal fees as a defendant in that litigation nor can there be any assurance that the Customer will not sue the Company for indemnification or for breach of express or implied warranties that products sold by the Company do not infringe any third party’s intellectual property rights. Based on the Company’s investigation of this matter to date, management believes that it has meritorious defenses to any claim that the Company’s product infringes this patent. However, at this stage it is unable to assess the likelihood of this claim and the amount of the possible indemnification. The Company’s results of operations do not contain any provision in this respect since it relates to an event which occurred after March 31, 2006.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

5,000,000 Shares Wintegra, Inc. Common Stock

TABLE OF CONTENTS
Page

Prospectus Summary

1

Risk Factors

6

Special Note Regarding Forward-Looking
Statements

26

Use of Proceeds

27

Dividend Policy

27

Capitalization

28

Dilution

29

Selected Consolidated Financial Data

31

Management’s Discussion and Analysis of
Financial Condition and Results of
Operations

33

Business

50

Management

66

Certain Relationships and Related Party
Transactions

82

Principal and Selling Stockholders

91

Description of Capital Stock

96

Shares Eligible for Future Sale

100

Israeli Taxation and Government Programs

102

Material U.S. Federal Tax Consequences to
Non-U.S. Holders

105

Underwriting

108

Legal Matters

112

Experts

112

Where You Can Find Additional Information

Index to Consolidated Financial Statements

F-1

Goldman, Sachs & Co. JPMorgan CIBC World Markets Thomas Weisel Partners LLC Representatives of the Underwriters

Through and including              , 2006 (the
25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Amount to be paid
SEC Registration Fee	$9,229
NASD Filing Fee	9,125
Nasdaq National Market Listing Fee	105,000
Legal Fees and Expenses	710,000
Accounting Fees and Expenses	310,000
Printing and Engraving Expenses	97,000
Blue Sky Fees and Expenses	15,000
Transfer Agent and Registrar Fees	3,000
Director and Officer Insurance	65,000
Miscellaneous Expenses Including International Travel	392,000
Total	$1,715,354

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Our amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Our amended and restated bylaws provide for the indemnification of officers, directors and third parties acting on our behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

We intend to enter into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our charter documents, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of us and the selling stockholders, and indemnification of the underwriters by us and the selling stockholders for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15. Recent Sales of Unregistered Securities

The information set forth below gives effect to a one-for-two reverse stock split, which was effected June 23, 2006.

(a)

Since January 1, 2003, we have sold the following securities in private placement transactions:

1.

During March 2003, we issued and sold 3,877,909 shares of our Series C preferred stock at a purchase price of $3.3001 per share for an aggregate investment of $12,797,474. In addition, we granted to the purchasers of our shares of Series C preferred stock warrants to purchase 945,200 shares of Series C preferred stock at an exercise price of $3.3001 per share exercisable until the closing of this offering; the warrants may also be exercised on a cashless basis subject to the closing of this offering, based on the net offering price to the public. A cashless exercise would result in the issuances to the holders of Series C preferred stock of 705,257 shares of common stock, assuming an offering price of $13.00 per share.

2.

During January 2005, we issued and sold 426,512 shares of our Series D preferred stock at a purchase price of $4.6892 per share for an aggregate investment of $2,000,000.

3.

During March 2006, we issued and sold 151,511 shares of our Series C preferred stock at a purchase price of $3.3001 per share for an aggregate investment of approximately $500,000.

The securities issuances described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and/or Regulation D under the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

(b)

Since January 1, 2003, we have granted options to purchase an aggregate of 1,829,986 shares of common stock to employees, directors and consultants under our 2003 Share Option Plan at exercise prices ranging from $0.20 to $6.28. Since January 1, 2003, we have issued an aggregate of 299,222 shares of common stock upon exercise of stock options by employees and consultants.

The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act of 1933, as amended, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. All recipients had adequate access, through their relationship with the Company, to information about us.

(c)

There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a) and (b).

Item 16. Exhibits and Financial Statement Schedules

(a)

Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement.
***3.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3.2	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering.
**3.3	Bylaws of the Registrant, as currently in effect.
3.4	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering.
4.1	Form of the Registrant’s Common Stock Certificate.
**4.2	Fifth Amended and Restated Investors’ Rights Agreement dated February 9, 2006.
4.3	Amendment to Fifth Amendment and Restated Investors’ Rights Agreement dated June 22, 2006.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
**10.1	Form of Director and Executive Officer Indemnification Agreement.
**10.2	2000 Share Option Plan and forms of agreement thereunder.
**10.3	2003 Share Option Plan and forms of agreement thereunder.
**10.4	2006 Equity Incentive Plan and forms of agreement thereunder.
**10.5	Employment Agreement between Jacob (Kobi) Ben-Zvi and Wintegra Ltd.
**10.6	Employment Agreement between Jacob (Kobi) Ben-Zvi and the Company.
**10.7	U.S. Lease Agreement, between Connecticut General Life Insurance Company and Wintegra, Inc., dated as of January 19, 2004 as amended on April 21, 2006.
**10.8	Founder Stock Purchase Agreement for Jacob (Kobi) Ben-Zvi dated January 26, 2000.
**10.9	Founder Stock Purchase Agreement for Robert O’Dell dated January 26, 2000.
**†10.10	Master Technology License for MIPS Cores, between MIPS Technologies International AG and Wintegra Ltd., dated as of January 9, 2001.
**10.11	Employment Agreement with Robert O’Dell.
**10.12	Employment Agreement with Ricardo Berger.
**10.13	Employment Agreement with Michael Phillip.
**10.14	Employment Agreement with Yoram Yeivin.
**10.15	Service Contract between Shardan B. Management Services Ltd. and Wintegra Ltd. dated February 1, 2002.
**10.16

Loan Agreement dated June 4, 2002, and as amended on June 4, 2004, between the Company, its subsidiary Wintegra Ltd., and Plenus Technologies Ltd. and other co-lenders and the ancillary agreements therewith.

**10.17	Framework Agreement For Foreign Currency Loans dated August 12, 2004, between the Company’s subsidiary Wintegra, Ltd. and United Mizrahi Bank Ltd. and the ancillary agreements therewith.
**10.18	Amended Lease Agreement for Facilities in Ra’anana, Israel (translation from Hebrew).
***†10.19	Supply and License Agreement with Texas Instruments Incorporated dated April 16, 2003.
***†10.20	Co-Marketing and Software License Agreement with Texas Instruments Incorporated dated as of April 16, 2003.
***†10.21	DSL Multi-Purpose DSLAM (MP-DSLAM) between Texas Instruments Incorporated and Wintegra, Ltd. dated November 24, 2003.
***†10.22	Memorandum of Understanding between Wintegra, Inc. and Texas Instruments Incorporated dated April 20, 2005.
**†10.23	Texas Instruments Proposal for Wintegra WinPath 2 ASIC Design dated June 19, 2005.
**†10.24	Palmchip (Corporation) Technology License Agreement dated October 10, 2000.

***†10.25	Palmchip (Corporation) Technology License Agreement dated February 8, 2001.
***†10.26	Mentor Graphics Intellectual Property Customer Agreement dated December 2, 2004.
**†10.27	Virage Logic Master License Agreement dated December 20, 2000.
**†10.28	Letter Regarding Extension of Palmchip Corporation UART and I2C License Agreements dated May 9, 2006.
**10.29	Memorandum of Understanding with PMC-Sierra, Inc. dated May 19, 2006.
**21.1	Subsidiaries of the Registrant.
23.1	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (included in exhibit 5.1).
23.3	Consent of Empire Valuation Consultants, LLC
23.4	Consent of Variance Economic Consulting Ltd.
**24.1	Power of Attorney (See page II-5).

——————

*

To be filed by amendment.

**

Previously filed.

***

Exhibits filed herewith replace those previously filed.

†

Confidential treatment requested with respect to portions of this exhibit.

(b)

Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons of the Registrant, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of this issue.

We hereby undertake that:

(a)

We will provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c)

For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

If we are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

For the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:

We undertake that in a primary offering of our securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i)

Any preliminary prospectus or prospectus of ours relating to the offering required to be filed pursuant to Rule 424;

ii)

Any free writing prospectus relating to the offering prepared by us or on our behalf or used or referred to by us;

iii)

The portion of any other free writing prospectus relating to the offering containing material information about us or our securities provided by us or on our behalf; and

iv)

Any other communication that is an offer in the offering made by us to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Wintegra, Inc. has duly caused this Amendment No. 8 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas on the 26th  day of June 2006.

WINTEGRA, INC.

By:	/s/ Jacob (Kobi) Ben-Zvi
Jacob (Kobi) Ben-Zvi President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 8 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jacob (Kobi) Ben-Zvi	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 26, 2006
Jacob (Kobi) Ben-Zvi

/s/ Alon Rozner	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 26, 2006
Alon Rozner

*	Executive Vice-President of Marketing and Business Development and Director	June 26, 2006
Robert O’Dell

*	Director	June 26, 2006
Eli Akavia

Director
Eliyahu Ayalon

*	Director	June 26, 2006
Yair Seroussi

*	Director	June 26, 2006
Avigdor Willenz

*By:	/s/ Jacob (Kobi) Ben-Zvi
Jacob (Kobi) Ben-Zvi, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement.
***3.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3.2	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering.
**3.3	Bylaws of the Registrant, as currently in effect.
3.4	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering.
4.1	Form of the Registrant’s Common Stock Certificate.
**4.2	Fifth Amended and Restated Investors’ Rights Agreement dated February 9, 2006.
4.3	Amendment to Fifth Amendment and Restated Investors’ Rights Agreement dated June 22, 2006.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
**10.1	Form of Director and Executive Officer Indemnification Agreement.
**10.2	2000 Share Option Plan and forms of agreement thereunder.
**10.3	2003 Share Option Plan and forms of agreement thereunder.
**10.4	2006 Equity Incentive Plan and forms of agreement thereunder.
**10.5	Employment Agreement between Jacob (Kobi) Ben-Zvi and Wintegra Ltd.
**10.6	Employment Agreement between Jacob (Kobi) Ben-Zvi and the Company.
**10.7	U.S. Lease Agreement, between Connecticut General Life Insurance Company and Wintegra, Inc., dated as of January 19, 2004 as amended on April 21, 2006.
**10.8	Founder Stock Purchase Agreement for Jacob (Kobi) Ben-Zvi dated January 26, 2000.
**10.9	Founder Stock Purchase Agreement for Robert O’Dell dated January 26, 2000.
**†10.10	Master Technology License for MIPS Cores, between MIPS Technologies International AG and Wintegra Ltd., dated as of January 9, 2001.
**10.11	Employment Agreement with Robert O’Dell.
**10.12	Employment Agreement with Ricardo Berger.
**10.13	Employment Agreement with Michael Phillip.
**10.14	Employment Agreement with Yoram Yeivin.
**10.15	Service Contract between Shardan B. Management Services Ltd. and Wintegra Ltd. dated February 1, 2002.
**10.16

Loan Agreement dated June 4, 2002, and as amended on June 4, 2004, between the Company, its subsidiary Wintegra Ltd., and Plenus Technologies Ltd. and other co-lenders and the ancillary agreements therewith.

**10.17	Framework Agreement For Foreign Currency Loans dated August 12, 2004, between the Company’s subsidiary Wintegra, Ltd. and United Mizrahi Bank Ltd. and the ancillary agreements therewith.
**10.18	Amended Lease Agreement for Facilities in Ra’anana, Israel (translation from Hebrew).
***†10.19	Supply and License Agreement with Texas Instruments Incorporated dated April 16, 2003.
***†10.20	Co-Marketing and Software License Agreement with Texas Instruments Incorporated dated as of April 16, 2003.
***†10.21	DSL Multi-Purpose DSLAM (MP-DSLAM) between Texas Instruments Incorporated and Wintegra, Ltd. dated November 24, 2003.
***†10.22	Memorandum of Understanding between Wintegra, Inc. and Texas Instruments Incorporated dated April 20, 2005.
**†10.23	Texas Instruments Proposal for Wintegra WinPath 2 ASIC Design dated June 19, 2005.
**†10.24	Palmchip (Corporation) Technology License Agreement dated October 10, 2000.
***†10.25	Palmchip (Corporation) Technology License Agreement dated February 8, 2001.

***†10.26	Mentor Graphics Intellectual Property Customer Agreement dated December 2, 2004.
**†10.27	Virage Logic Master License Agreement dated December 20, 2000.
**†10.28	Letter Regarding Extension of Palmchip Corporation UART and I2C License Agreements dated May 9, 2006.
**10.29	Memorandum of Understanding with PMC-Sierra, Inc. dated May 19, 2006.
**21.1	Subsidiaries of the Registrant.
23.1	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (included in exhibit 5.1).
23.3	Consent of Empire Valuation Consultants, LLC
23.4	Consent of Variance Economic Consulting Ltd.
**24.1	Power of Attorney (See page II-5).

——————

*

To be filed by amendment.

**

Previously filed.

***

Exhibits filed herewith replace those previously filed.

†

Confidential treatment requested with respect to portions of this exhibit.